Form 10-K, Exhibit 13
period 2001-12-31
STURGIS BANCORP INC
filed 2002-03-29
CIK 1166362

                                                                    EXHIBIT 13.1



March 28, 2002

To Our Stockholders

On behalf of all of us at Sturgis Bank & Trust Company ("Bank") and Sturgis Bancorp, Inc. ("Company"), it is a pleasure to present the Bank's 2001 Annual Report. It was a good year.

The U.S. banking industry was significantly affected by the decrease in interest rates during 2001, and our Bank was not an exception. Residential mortgage rates decreased to historic levels, prompting a significant refinancing wave. Although the Bank had a record year for loan originations, net loans decreased $4.5 million. This decrease is directly connected to the sale of the refinanced loans in the secondary market. The refinanced loans also provided the Bank with greater liquidity, which was invested in short-term interest-bearing deposits.

The net income of the Bank was a record high of $2.8 million, or $0.90 per share, an increase of over 53%. Two primary factors in the increase from 2001 are increases in net interest income and mortgage banking activities. Net interest income increased from $8.6 million in 2000 to $9.5 million in 2001, indicating the success of the Bank in asset/liability management through the changes in market interest rates. Noninterest income from mortgage banking activities increased from $224,930 in 2000 to $1.7 million in 2001. This increase is due to the growth in loan sales from $13.9 million in 2000 to $74.3 million in 2001.

The Bank increased its provision for loan losses from $309,000 in 2000 to $1.0 million in 2001. This increase is in recognition of the gradual changing mix of the Bank's loan portfolio to include a greater proportion of commercial loans.

The Bank's capital increased from $26.5 million at December 31, 2000 to $28.5 million at December 31, 2001. This increases book value per share from $8.55 to $9.19 at December 31, 2000 and 2001, respectively.

We continue to be very excited about our Bank. Internet banking was added to our customer service during 2001. Many customers are already using the Internet services. Internet and telephone banking expand our customers' access to account information to 24-hours.

Effective January 1, 2002 the Bank began operations as a subsidiary of the new financial holding company you approved, Sturgis Bancorp, Inc. ("Company"). Your shares of the Bank are now shares of the Company. In January, 2002, the Board of Directors of the Company approved a program to repurchase up to 10% of the issued and outstanding common stock of the Company in the open market and in privately negotiated transactions. To date, we have been able to repurchase 115,200 shares at a total redemption price of approximately $1,050,000, or approximately $9.10 per share.

The directors, officers, and staff of the Bank and the Company wish to thank you for your continuing interest and support. As always, your comments are welcome.

Sincerely,



/s/ Leonard L. Eishen
------------------------
Leonard L. Eishen
President and Chief Executive Officer

                                    CONTENTS
                                    --------
                                                                         Page
                                                                         ----

         Selected Financial Data                                           2
         Corporate Year in Review                                          3
         Management's Discussion and Analysis of Financial
            Condition and Results of Operations                            5
         Board of Directors of the Bank                                   19
         Officers of the Bank                                             19
         Corporate Information                                            20
         Market Information                                               21
         Independent Accountants                                          23
         Form 10-K Report                                                 23
         Report of Independent Accountants and
            Consolidated Financial Statements                             24

                             SELECTED FINANCIAL DATA


                                                                       At December 31,
                                                                       ---------------
                                              2001            2000            1999           1998            1997
                                              ----            ----            ----           ----            ----
   Total assets                             $279,789,272    $271,116,489   $251,596,319    $237,496,303   $201,309,641
   Cash and investment securities             28,801,672      25,533,283     23,493,106      33,539,244     12,478,166
   Loans and loans held for sale             223,528,816     224,191,073    206,295,022     182,110,622    170,078,239
   Mortgage -backed securities                 1,034,119       1,261,585      1,519,508       1,997,645      3,008,785
   Allowance for loan losses                   1,300,000         803,744        730,000         686,896        692,787
   Deposits                                  177,602,660     173,855,324    163,679,849     172,439,561    124,824,620
   Short-term borrowings                       6,000,000       9,560,855     23,506,029               -     36,204,855
   Long-term borrowings                       64,076,863      57,849,521     35,607,361      38,661,629     21,297,144
   Stockholders' equity                       28,496,934      26,515,396     25,347,607      23,950,820     16,332,183
   Bo Book Value per share                          9.19            8.55           8.19            7.74           6.78

   Shares outstanding (actual number)          3,101,534       3,101,534      3,094,886       3,094,779      2,408,602


                                                                   Year Ended December 31,
                                                                   -----------------------
                                              2001            2000            1999           1998            1997
                                              ----            ----            ----           ----            ----
   Interest income                           $19,938,467     $19,138,924    $16,963,609     $15,890,135    $14,337,678
   Interest expense                           10,401,412      10,526,202      8,673,279       8,769,897      7,984,889
   Provision for loan losses                   1,056,194         309,000        104,000         173,913        338,314
   Noninterest income                          4,482,780       3,361,115      3,021,639       2,770,928      1,708,670
   Noninterest expense                         8,872,803       9,082,503      8,516,520       7,367,354      5,308,230
   Federal income tax                          1,302,901         765,468        688,000         635,000        713,000
   Net income                                  2,787,937       1,816,866      2,003,449       1,714,899      1,701,915
   Earnings per share (basic)                       0.90            0.59           0.65            0.67           0.71
   Earnings per share (diluted)                     0.90            0.59           0.65            0.65           0.69
   Cash dividends per share                         0.26            0.22           0.19            0.18           0.17

   Weighted average shares
     outstanding (actual number):
             Basic                             3,101,534       3,099,630      3,094,854       2,565,069      2,403,360
             Diluted                           3,101,534       3,099,630      3,099,503       2,643,970      2,459,448

                            CORPORATE YEAR IN REVIEW
                            ------------------------


On December 11, 2001, the shareholders of Sturgis Bank & Trust Company (the "Bank") approved the reorganization of the Bank to become a wholly owned subsidiary of Sturgis Bancorp, Inc. (the "Company"), a financial holding company. The Company is a financial holding company under the Bank Holding Company Act of 1956, as amended. This reorganization was approved at a special meeting of the shareholders of the Bank on December 11, 2001. The necessary affirmative vote of the holders of at least two-thirds (2/3) of the Bank's common stock (of which 3,101,534 share were outstanding on October 30th, 2001, the record date for the meeting) was obtained.

Prior to the special meeting of the shareholders of the Bank, the Company received the necessary approvals from the Board of Governors of the Federal Reserve and the Federal Deposit Insurance Corporation. On December 21, 2001, the Michigan Department of Consumer and Industry Services, Office of Financial and Insurance Services, Division of Financial Institutions approved the consolidation to complete the consummation of the Company acquiring one hundred percent of the issued and outstanding common stock of Sturgis Bank & Trust. This reorganization became effective as of the opening of business on January 1, 2002.

With the consummation of the reorganization, each outstanding share of the Bank's outstanding common stock, $1.00 par value, has been converted into one share of the Company's common stock, $1.00 par value. The shareholders of the Bank and their percentage of shareholder ownership, immediately prior to the consummation of the reorganization are identical to those of the Company immediately after consummation of the reorganization.

Based upon the reorganization of the Bank described above, the Company's common stock was deemed registered under Section 12(g) of the Securities Exchange Act of 1934, as amended, pursuant to Rule 12g-3(a) promulgated thereunder. The Company filed a Form 8-K with the Securities and Exchange Commission as a successor issuer to the Bank as required by paragraph (f) of Rule 12g-3 under the Securities Exchange Act of 1934. Pursuant to paragraph (g) of Rule 12g-3 under the Exchange Act, the Company, as the successor issuer, is responsible for making the necessary annual filings for the Bank, the predecessor issuer.

As a result of the above described reorganization, the meetings, events, descriptions, financial information, and other information contained below for events that took place in calendar year 2001 relate the Company while it operated as the Bank and prior to the effective date of the reorganization (effective January 1, 2002).

The Bank, a Michigan savings bank, was founded in 1905 as a state chartered mutual savings and loan.

The original mission of the Bank was to promote personal savings and provide financing for the purchase of homes. Today we remain committed to the same objectives by offering consumer, educational, and property improvement loans, along with a large selection of investment opportunities to our community. In order to meet a growing demand for business loans, the Bank is conservatively offering commercial loans to qualified customers.

The Bank has its main office in Sturgis and branch offices in Bronson, Centreville, Climax, Coldwater, Colon, South Haven, Sturgis, Three Rivers and White Pigeon, Michigan. The Bank's market area covers all of St. Joseph County and parts of Cass, Branch, Calhoun, Van Buren, Allegan, Hillsdale and Kalamazoo counties.

While the Bank's primary business has historically been and will continue to be the origination of first mortgage loans on 1-4 family unit homes, it has implemented strategies in the last few years that will put more emphasis on originating commercial real estate and small business loans within its primary market area. The Bank also intends to increase its emphasis on multi-family and consumer lending products. The marketing of these loans will focus on the existing customer base and new relationships within the Bank's primary market area.

The Bank's Trust Department has approximately $98.0 million of assets under administration as of December 31, 2001, a decrease of $4.2 million, or 4.1%, during 2001. The decrease was due to market conditions.

In 2002 the Bank will:

      *     Offer trust services to its customers.

      * Offer interest rates on savings accounts that are competitive in its market.

      *     Emphasize originations of home and family related customer loans.

      * Match asset and liability maturities to manage interest rate and liquidity risks.

      * Offer noninsured investment securities through Oakleaf Financial Services, Inc., a wholly owned subsidiary of the Bank.

      * Continue a caring attitude toward our customers and be responsive to their needs and concerns.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


FORWARD LOOKING STATEMENTS

      This report contains statements that constitute forward-looking statements. These statements appear in several places in this report and include statements regarding intent, belief, outlook, objectives, efforts, estimates or expectations of the Bank, primarily with respect to future events and the future financial performance of the Bank. Any such forward-looking statements are not guarantees of future events or performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statement. Factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement include, but are not limited to, changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; government and regulatory policy changes; the outcome of any pending and future litigation and contingencies; trends in consumer behavior and ability to repay loans; and changes of the world, national and local economies. The Bank undertakes no obligation to update, amend or clarify forward-looking statements as a result of new information, future events, or otherwise.

RESULTS OF OPERATIONS

      The Bank reported net income of $2.8 million or $0.90 per basic share for the year ended December 31, 2001 as compared to net income of $1.8 million and $2.0 million for the years ended December 31, 2000 and 1999, respectively. The increase in net income from 2000 to 2001 was primarily due to the substantial increase in mortgage banking activities.

INTEREST INCOME

      2001 COMPARED TO 2000. Interest income increased $0.8 million from $19.1 million to $19.9 million. This increase is primarily due to the increases in average loans outstanding from $217.3 million in 2000 to $224.6 million in 2001. The average yield on interest-earning assets decreased from 8.20% in 2000 to 7.87% in 2001. This is primarily due to changes in the composition of interest-earning assets. The Bank reduced investment securities and reinvested proceeds from their maturity into interest-bearing deposits.


      2000 COMPARED TO 1999. Interest income increased $2.1 million from $17.0 million to $19.1 million. This increase is primarily due to the increases in average loans outstanding from $190.1 million in 1999 to $217.3 million in 2000. The average yield on interest-earning assets increased from 7.94% in 1999 to 8.20% in 2000. This is primarily due to the changes in the composition of interest-earning assets. The Bank reduced investment securities and interest-bearing deposits and reinvested proceeds from their maturity into higher-earning loans (i.e., commercial mortgage and commercial non-mortgage loans).

INTEREST EXPENSE

      2001 COMPARED TO 2000. Interest expense decreased $0.1 million from $10.5 million in 2000 to $10.4 million in 2001. This was primarily due to the decrease in rates paid on average interest-bearing deposits and FHLB advances. The rate paid on average interest-bearing liabilities decreased from 4.55% in 2000 to 4.24% in 2001.

      2000 COMPARED TO 1999. Interest expense increased $1.8 million from $8.7 million in 1999 to $10.5 million in 2000. This was primarily due to the increase in rates paid on average interest-bearing deposits and increases in average deposits and FHLB advances. The rate paid on average interest- bearing liabilities increased from 4.05% in 1999 to 4.55% in 2000, due to advances comprising a greater percentage of the average total interest-bearing liabilities.

NET INTEREST INCOME

      2001 COMPARED TO 2000. Net interest income for the year ended December 31, 2001 was $9.5 million compared to $8.6 million for the year ended December 31, 2000, an increase of $0.9 million or 10.5%. The increase was caused primarily by increases in average interest-earning assets from $233.4 million in 2000 to $253.2 million in 2001, and interest-bearing liabilities from $231.1 million in 2000 to $245.4 million in 2001. The Bank's interest rate spread decreased from 3.64% during 2000 to 3.63% during 2001. The Bank's net interest margin increased from 3.69% for the year ended December 31, 2000 to 3.77% for the year ended December 31, 2001, primarily due to an decrease in average rate paid on interest-bearing liabilities.

      2000 COMPARED TO 1999. Net interest income for the year ended December 31, 2000 was $8.6 million compared to $8.3 million for the year ended December 31, 1999, an increase of $0.3 million or 3.6%. The increase was caused primarily by increases in average interest-earning assets from $213.6 million in 1999 to $233.4 million in 2000, and interest-bearing liabilities from $214.3 million in 1999 to $231.1 million in 2000. The Bank's interest rate spread also decreased from 3.89% during 1999 to 3.64% during 2000. The decrease in the spread is primarily due to the higher cost of funds, as interest rates rose during 2000. The Bank's net interest margin decreased from 3.88% for the year ended December 31, 1999 to 3.69% for the year ended December 31, 2000, primarily due to the large increase in average rate paid on interest-bearing liabilities.

      AVERAGE BALANCES, INTEREST RATES AND YIELDS. Net interest income is affected by the difference ("interest rate spread") between rates of interest earned on interest-earning assets and rates of interest paid on interest-bearing liabilities and the relative amounts of interest-bearing liabilities and interest-earning assets. When the total of interest-earning assets approximates or exceeds the total of interest-bearing liabilities, any positive interest rate spread will generate net interest income. Financial institutions have traditionally used interest rate spreads as a measure of net interest income. Another indication of an institution's net interest income is its "net yield on interest-earning assets" or "net interest margin," which is net interest income divided by average interest-earning assets.


                                                                     AVERAGE BALANCES AND INTEREST RATES
                                                                           YEAR ENDED DECEMBER 31,
                                                   -------------------------------------------------------------------------
                                                                  2001                                  2000
                                                   -----------------------------------    ----------------------------------
                                                     AVERAGE     INTEREST                   AVERAGE     INTEREST
                                                   OUTSTANDING   EARNED/     YIELD/       OUTSTANDING   EARNED/     YIELD/
                                                     BALANCE       PAID       RATE          BALANCE       PAID       RATE
                                                   -----------------------------------    ----------------------------------
    Interest-Earning Assets:
      Loans                                        $224,638,896  $18,276,561    8.14%     $217,267,415  $18,097,475   8.33%
      Mortgage-backed securities                      1,143,720       74,935    6.55%        1,388,320       87,076   6.27%
      Investment securities (1)                       7,768,763      537,388    6.92%       13,443,781      880,876   6.55%
      Interest-bearing deposits                      19,691,832    1,049,583    5.33%        1,280,132       73,497   5.74%
                                                   -----------------------------------    ----------------------------------
        Total interest-earning assets              $253,243,211  $19,938,467    7.87%     $233,379,648  $19,138,924   8.20%
                                                   ===================================    ==================================

    Interest-Bearing Liabilities:
      Deposits                                     $177,212,048   $6,369,577    3.59%     $173,688,056  $ 6,886,005   3.96%
      FHLB advances                                  68,153,648    4,031,835    5.92%       57,435,331    3,640,197   6.34%
                                                   -----------------------------------    ----------------------------------
        Total interest-bearing liabilities         $245,365,696  $10,401,412    4.24%     $231,123,387  $10,526,202   4.55%
                                                   ===================================    ==================================

    Net interest income                                          $ 9,537,055                            $ 8,612,722
                                                               =============                          =============
    Interest rate spread                                                        3.63%                                 3.64%
                                                                                =====                                 =====
    Net interest-earning assets                    $  7,877,515                           $  2,256,261
                                                   ============                           ============
    Net interest margin                                                         3.77%                                 3.69%
                                                                                =====                                 =====

    (1) Yield on investment securities is reported on an actual and not a tax equivalent basis



                                                                 1999
                                                  -----------------------------------
                                                    AVERAGE     INTEREST
                                                  OUTSTANDING   EARNED/     YIELD/
                                                    BALANCE       PAID       RATE
                                                  -----------------------------------
    Interest-Earning Assets:
      Loans                                       $190,083,571  $15,591,033    8.20%
      Mortgage-backed securities                     1,715,275       97,324    5.67%
      Investment securities (1)                     15,885,369      964,495    6.07%
      Interest-bearing deposits                      5,894,198      310,757    5.27%
                                                  -----------------------------------
        Total interest-earning assets             $213,578,412  $16,963,609    7.94%
                                                  ===================================

    Interest-Bearing Liabilities:
      Deposits                                    $172,914,335  $ 6,363,972    3.68%
      FHLB advances                                 41,418,668    2,309,307    5.58%
                                                  -----------------------------------
        Total interest-bearing liabilities        $214,333,003  $ 8,673,280    4.05%
                                                  ===================================

    Net interest income                                         $ 8,290,329
                                                              =============
    Interest rate spread                                                       3.89%
                                                                               =====
    Net interest-earning assets (liabilities)        ($754,591)
                                                  ============
    Net interest margin                                                        3.88%
                                                                               =====

    (1) Yield on investment securities is reported on an actual and not a tax equivalent basis



The following table presents information regarding the average yields received on loans and other assets and the rates paid on deposits and borrowings at the dates indicated. Non-accruing loans have been included in the table as loans carrying a zero yield.

                                                           AT DECEMBER 31,
                                                   2001          2000       1999
WEIGHTED AVERAGE YIELD:
       Loans                                      7.58%         8.42%      8.00%
       Mortgage-backed securities                 6.61%         7.30%      6.40%
       Investments(1)                             5.90%         6.12%      5.87%
       Interest-bearing deposits                  4.26%         6.71%      4.65%
            All interest-earning assets           7.33%         8.27%      7.91%

WEIGHTED AVERAGE COST:
       Deposits                                   2.77%         4.16%      3.71%
       Borrowings                                 5.68%         6.45%      5.04%
            All interest-bearing liabilities      3.59%         4.80%      4.06%

INTEREST RATE SPREAD                              3.74%         3.47%      3.85%
(1) Yield on investment securities is reported on an actual and not a tax equivalent basis.

         RATE/VOLUME ANALYSIS. The following table sets forth certain information regarding changes in interest income and interest expense of the Bank for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to:
(i) changes in volume (change in volume multiplied by the prior year rate) and
(ii) changes in rate (change in rate multiplied by the prior year volume). Rate/volume variances have been allocated proportionately to the change due to rate and the change due to volume.

                                                         YEAR ENDED DECEMBER 31,                   YEAR ENDED DECEMBER 31,
                                                               2001 VS 2000                             2000 VS 1999
                                                               ------------                             ------------
                                                       INCREASE (DECREASE) DUE TO:               INCREASE (DECREASE) DUE TO:
    Interest Income:                                  VOLUME       RATE        TOTAL            VOLUME      RATE       TOTAL
                                                      ------       ----        -----            ------      ----       -----
       Loan portfolio                                  $568,692  ($389,606)    $179,086        $2,329,358  $177,084   $2,506,442
       MBS portfolio                                    (16,259)     4,118      (12,141)          (10,718)      470      (10,248)
       Investment portfolio                            (395,707)    52,219     (343,488)          (49,011)  (34,608)     (83,619)
       Other interest-earning assets                    980,972     (4,886)     976,086          (170,618)  (66,642)    (237,260)
                                                   -------------------------------------     ------------------------------------
          Total interest-earning assets               1,137,698   (338,155)     799,543         2,099,011    76,304    2,175,315
                                                   -------------------------------------     ------------------------------------
    Interest Expense:
       Deposits                                         143,333   (659,761)   (516,428)          (89,190)   611,223      522,033
       FHLB advances                                    608,968   (217,330)     391,638         1,032,174   298,716    1,330,890
                                                   -------------------------------------     ------------------------------------
          Total interest-bearing liabilities            752,301   (877,091)   (124,790)           942,984   909,939    1,852,923
                                                   -------------------------------------     ------------------------------------

    Net Interest Income                                $385,397    $538,936    $924,333        $1,156,027 ($833,635)    $322,392
                                                   =====================================     ====================================


                                                         YEAR ENDED DECEMBER 31,
                                                               1999 VS 1998
                                                       INCREASE (DECREASE) DUE TO:
    Interest Income:                                  VOLUME       RATE        TOTAL
                                                      ------       ----        -----
       Loan portfolio                                  $791,820   ($56,196)    $735,624
       MBS portfolio                                    (41,425)   (11,001)     (52,426)
       Investment portfolio                             642,346   (155,675)     486,671
       Other interest-earning assets                    (25,451)   (70,944)     (96,395)
                                                   -------------------------------------
          Total interest-earning assets               1,367,290   (293,816)   1,073,474
                                                   -------------------------------------
    Interest Expense:
       Deposits                                       1,289,947   (566,730)     723,217
       FHLB advances                                   (749,830)   (70,005)    (819,835)
                                                   -------------------------------------
          Total interest-bearing liabilities            540,117   (636,735)     (96,618)
                                                   -------------------------------------

    Net Interest Income                                $827,173   $342,919   $1,170,092
                                                   =====================================

PROVISION FOR LOAN LOSSES

      2001 COMPARED TO 2000. The provision for loan losses was $1,056,194 for the year ended December 31, 2001 and $309,000 for the year ended December 31, 2000, an increase of $747,194. The increase is due to management's assessment of market conditions, the general recession in the economy, and the changing mix of historically residential loan portfolio to higher risk commercial loan portfolio.

      2000 COMPARED TO 1999. The provision for loan losses was $309,000 for the year ended December 31, 2000 and $104,000 for the year ended December 31, 1999, an increase of $205,000. The increase is due to the higher risk of losses with the Bank's expanding commercial loan portfolio. The provision for loan losses was based upon management's assessment of relevant factors, including types and amounts of non-performing loans, historical and anticipated loss experience on such types of loans, and current economic conditions.

      The allowance for loan losses as a percentage of total loans has increased from 2000 to 2001. This increase is due to the increasing exposure of the Bank to commercial lending. Because of the Bank's continuing growth in commercial loans, the Bank will continue to fund the allowance for loan losses due to higher risks related to commercial lending, especially as the Bank establishes a history of net charge-offs related to its commercial loans.

NONINTEREST INCOME

      2001 COMPARED TO 2000. Noninterest income was $4.5 million in 2001 compared to $3.4 million in 2000, an increase of $1.1. Fees and service charges decreased to $1.4 million in 2001 compared to $1.9 million in 2000, mostly due to amortization of mortgage servicing rights. Noninterest income from gain on sale of mortgage loans increased to $1.7 million in 2001 compared to $224,930 in 2000, due to a increase in loans sold from $13.9 million in 2000 to $74.3 million in 2001. The Bank typically sells long-term fixed-rate mortgages to manage interest rate risk. The increase in loan sales was the result of higher customer demand for fixed-rate mortgages, due to the decrease in rates from 2000 to 2001. Trust fee income increased to $492,803 in 2001 compared to $465,737 in 2000 due to the growth in the Bank's Trust Department. Commission income from Oakleaf Financial Services, Inc., the Bank's investment subsidiary, increased from $691,776 in 2000 to $796,688 in 2001.

      2000 COMPARED TO 1999. Noninterest income was $3.4 million in 2000 compared to $3.0 million in 1999, an increase of $339,476. Fees and service charges increased to $1.9 million in 2000 compared to $1.6 million in 1999, mostly due to the increase in deposit account fees. Noninterest income from gain on sale of mortgage loans decreased to $224,930 in 2000 compared to $608,557 in 1999, due to a decrease in loans sold from $23.2 million in 1999 to $13.9 million in 2000. The Bank typically sells long-term fixed-rate loans to manage interest rate risk. The decrease in loan sales was the result of lower customer demand for fixed-rate mortgages, due to the increase in rates from 1999 to 2000. Trust fee income increased to $465,737 in 2000 compared to $405,309 in 1999 due to the growth in the Bank's Trust Department. Commission income from Oakleaf Financial Services, Inc., the Bank's investment subsidiary, increased from $363,138 in 1999 to $691,776 in 2000, due to the acquisition of McKillen Financial, Inc. in January 2000.

NONINTEREST EXPENSE

      2001 COMPARED TO 2000. Noninterest expense was $8.9 million in 2001, compared to $9.1 million in 2000, a decrease of $209,700 or 2.2%. The largest components of this decrease were professional fees, contributions and deposit account expenses. In 2000, the professional fees included expenses of approximately $370,000 for the proposed merger with Southern Michigan Bancorp, Inc. The merger with Southern Michigan Bancorp, Inc. was terminated on October 4, 2000.

      2000 COMPARED TO 1999. Noninterest expense was $9.1 million in 2000, compared to $8.5 million in 1999, an increase of $565,983 or 7.1%. The largest components of this increase were professional fees, compensation, payroll taxes and employee benefits. The professional fees included proposed merger-related expenses of approximately $370,000 in 2000. Compensation, payroll taxes and employee benefits were $4.0 million in 2000 compared to $3.7 million in 1999. This increase was primarily due to annual salary adjustments that became effective in January 2000 and the expansion of Oakleaf Financial Services, Inc., when McKillen Financial was acquired. Amortization of intangibles increased from $565,698 in 1999 to $587,979 in 2000, due to the amortization of goodwill resulting from the acquisition of McKillen Financial. Office occupancy and equipment expense did not significantly change due to the consolidation of two branch offices.

      The effective federal income tax rates were 31.8% in 2001, 29.6% in 2000 and 25.6% in 1999. This increase is primarily due to an increase in taxable income as a result of temporary book/tax timing differences associated with depreciation, deferred loan fees, mortgage servicing rights and bad debt expense.

CASH FLOWS

      OPERATING. Cash flows from operating activities are most significantly affected by net income, loans originated for sale and proceeds from the sale of loans. Loans originated for sale were $77.3 million, $14.4 million, and $19.1 million for the years ended December 31, 2001, 2000, and 1999, respectively. The increase in loans originated for sale in 2001 is primarily due to the low residential mortgage rates. Proceeds from sales of loans were $74.3 million, $13.9 million, and $23.2 million for the years ended December 31, 2001, 2000, and 1999, respectively. Because the Bank generally has a policy of selling long-term fixed rate mortgage loans, the volume of loan sales varies with customer demand for these loans.

      INVESTING. Cash flows from investing activities are most significantly affected by loans made to customers net of principal payments, changes in the Bank's investment portfolio, increases in interest-bearing deposits in banks, and the acquisition of bank owned life insurance. For the year ended December 31, 2001 there was a decrease in loans of $3.4 primarily due to loan sales. Loans made to customers, net of principal payments, were $17.6 million and $28.3 million for the years ended December 31, 2000 and 1999, respectively. Investment purchases and maturities also affect cash flows from investing activities. The Bank's management maintains investments at levels that provide the Bank with optimal return, risk, and liquidity. The Bank increased its holdings of interest-bearing deposits in banks by $8.2 million to $15.0 million at December 31, 2001 from $6.9 million at December 31, 2000. The Bank purchased $6.0 million of bank-owned life insurance in 2001. The increase in holdings of interest-bearing deposits and the purchase of bank-owned life insurance were funded by borrowings from FHLB advances and deposits.

      FINANCING. Cash flows from financing activities are mostly affected by changes in deposits and FHLB advances. Deposits increased $3.7 million and $10.2 million for the years ended December 31, 2001, and 2000, respectively. Deposits decreased $8.8 million for the year ended December 31, 1999. The Bank also used FHLB advances for financing its operating and investing activities. The FHLB advances increased $2.7 million, $8.3 million, and $20.5 million for the years ended December 31, 2001, 2000, and 1999, respectively.

FINANCIAL CONDITION

      ASSETS. The Bank's total assets at December 31, 2001 were $279.8 million compared to $271.1 million at December 31, 2000, an increase of $8.7 million or 3.2%. The increase was primarily in interest-bearing deposits in banks and the purchase of bank owned life insurance.

      LOANS. The Bank's net loans decreased to $219.1 million at December 31,
2001
from $223.6 million at December 31, 2000. This decrease was primarily due to loans refinanced with the decrease in market rates. During 2001 and 2000, the Bank sold new residential originations of 10-year and longer term fixed-rate mortgages to the secondary market. The demand for fixed-rate mortgage loans in 2001 was higher due to low interest rates during the period. The proceeds from sales of loans (all fixed-rate, residential mortgages) were $74.3 million and $13.9 million for 2001 and 2000, respectively. The mortgage loans originated for sale ($77.3 million during 2001 and $14.4 million during 2000) were primarily funded by the secondary mortgage market sales. At December 31, 2001, outstanding loan commitments were $9.7 million and $15.9 million on fixed and variable-rate loans, respectively. These loan commitments will be funded by interest-bearing deposits, maturing assets, and additional FHLB borrowings, if needed. The decision to sell fixed-rate mortgages with original maturities of 10 years or greater protects the Bank from the interest rate risk inherent in holding these longer fixed-rate loans and provides a source of liquidity to fund loan demand.

      Mortgage loans serviced for others increased by $37.5 million to $133.1 million at December 31, 2001 from $95.6 million at December 31, 2000. This servicing portfolio consists of loans originated by the Bank and sold in the secondary mortgage market with servicing retained by the Bank. The Bank has no purchased mortgage servicing portfolio.

      SECURITIES - HELD-TO-MATURITY. Investment securities consisting of U.S treasury and agency securities, municipal obligations, and mortgage-backed securities were $3.9 million at December 31, 2001 compared to $7.3 million at December 31, 2000, a decrease of $3.4 million or 53.4%. The decrease was due to maturing U.S. treasury and agency securities. The funds were invested in interest-bearing deposits in banks.

      PREMISES AND EQUIPMENT. The Bank's premises and equipment, net of accumulated depreciation were $6.4 million at December 31, 2001 compared to $7.1 million at December 31, 2000, a decrease of $718,154. The primary reasons for the decrease was the sale of our Constantine and South Haven (Broadway Street) branch properties, and depreciation in excess of purchases.

      GOODWILL. Goodwill, net of accumulated amortization, was $5.1 million at December 31, 2001 compared to $5.7 million at December 31, 2000, a decrease of $574,864. This decrease is the result of amortization expense. Oakleaf Financial Services, Inc., a wholly owned subsidiary of the Bank, paid goodwill of $475,000 in 2000 to purchase McKillen Financial Services, Inc. The Bank recorded amortization expense of $574,864 for the year ended December 31, 2001 compared to $587,979 for the year ended December 31, 2000.

      DEPOSITS AND BORROWED FUNDS. Deposits were $177.6 million at December 31, 2001 compared to $173.9 million at December 31, 2000, an increase of $3.7 million or 2.1%. The increase is primarily in demand and savings account deposits, which are at lower cost than certificates of deposit.

      The Bank has an available line of credit with the Federal Home Loan Bank of Indianapolis ("FHLB") which provides for advances up to $10.0 million and matures on March 1, 2002. All borrowings from FHLB are collateralized by FHLB stock and substantially all mortgage loans.

      Long-term advances were $64.1 million at December 31, 2001 compared to $57.9 million at December 31, 2000 an increase of $6.2 million. Short-term advances were $6.0 million at December 31, 2001 compared to $9.6 million at December 31, 2000 an decrease of $3.6 million.

      The Bank's certificates of deposit decreased from $85.6 million at December 31, 2000 to $80.8 million at December 31, 2001. The Bank has been replacing its certificates of deposit with borrowings from FHLB. In the falling interest rate market of 2001, the Bank was able to refinance certificates with FHLB advances at a lower total expense through this strategy. The Bank will continue to manage the rates offered on its time deposits and use borrowed funds when that strategy enhances net interest income.

CAPITAL

      The stockholders' equity of the Bank was $28.5 million at December 31, 2001 compared to $26.5 million at December 31, 2000, an increase of $2.0 million or 7.5%. The primary components of the increase were net income of $2.8 million less dividends paid of $806,399. The stockholders' equity was 10.19% of total assets at December 31, 2001.

ASSET/LIABILITY MANAGEMENT

      The primary component of the Bank's earnings is net interest income. The Bank's asset/liability management strategy is to maximize net interest income over time by reducing the impact of fluctuating interest rates. This is accomplished by matching the mix and maturities of its assets and liabilities. At the same time the Bank's asset/liability strategies for managing interest rate risk must also accommodate customer demands for particular types of deposit and loan products. The Bank uses various asset/liability management techniques in an attempt to maintain a profitable mix of financial assets and liabilities, provide deposit and loan products that meet the needs of its market area, and maintain control over interest rate risk resulting from changes in interest rates.

      Net interest income, the primary component of the Bank's net income, is derived from the difference or "spread" between the yield on interest-earning assets and the cost of interest-bearing liabilities. The Bank has sought to reduce its exposure to changes in interest rates by matching more closely the effective maturities and repricings of its interest-sensitive assets and liabilities. At the same time, the Bank's asset/liability management strategies must also accommodate customer demands for particular types of deposit and loan products.

      While much of the Bank's asset/liability management efforts involve strategies that increase the rate sensitivity of its loans and investments, such as the sale of long-term fixed rate loans, originations of adjustable rate loans and purchases of adjustable rate mortgage-backed securities or relatively short average life fixed-rate investments, it also uses certain techniques to reduce the rate sensitivity of its deposits and borrowed money.

Those techniques include attracting longer-term certificates of deposit when the market will permit, emphasizing core deposits, which are less sensitive to changes in interest rates, and borrowing through long-term FHLB advances. The Bank's asset/liability management strategy will appropriately change when market rates change.

      The Bank measures its exposure to interest rate fluctuations primarily by using a computer modeling system designed for savings institutions such as the Bank. The model uses assumptions which management believes are reasonable for the analysis. These assumptions include (but are not limited to) prepayment and decay rates based on nine interest rate scenarios. It allows the Bank to adjust its asset-liability mix based on the interest rate risk identified. The analysis estimates the changes in the market value of the Bank's equity using interest rate change scenarios ranging from +4% to -4%, in 1% increments from current market rates. At December 31, 2001, the following table illustrates the interest rate sensitivity of the Bank's equity to changes in market interest rates.

                  (In Thousands of Dollars)
                   -----------------------
Book value of stockholders' equity                   $28,497

4% increase in market rates                           39,139
3% increase in market rates                           41,067
2% increase in market rates                           42,880
1% increase in market rates                           44,672

No change (current market value of equity)            46,346

1% decrease in market rates                           47,324
2% decrease in market rates                           46,535
3% decrease in market rates                           43,549
4% decrease in market rates                           40,576

      As the table shows, the Bank's book value of equity is less than estimated market value in all of the scenarios. That indicates that the Bank is able to withstand fluctuations in market interest rates without posting a significant threat to either the Bank's stockholders' equity or the federal deposit insurance system, and therefore, the Bank can be deliberate in its actions to adjust the asset-liability mix. The Bank would meet the regulatory minimum capital requirements in all of the interest-rate scenarios.

      The Bank has an Asset-Liability Management Committee (ALCO) that meets as needed. The purpose of this Committee is to communicate, coordinate, and monitor asset-liability management procedures. The Committee establishes and monitors the volume and mix of both assets and funding sources. The objective is to manage assets and funding sources to produce results consistent with the Bank's liquidity requirements, capital adequacy, growth, and profitability goals. To accomplish this objective, the ALCO uses internal budget variance reports, forecasts for changes in interest rates and consumer deposit activity, as well as forecasts of loan demand in each of the Bank's loan types, investment maturities and new investment alternatives, and various other internal and external reports.

         Static Gap Analysis: The management of interest rate sensitivity includes monitoring the maturities and repricing opportunities of interest-earning assets and interest-bearing liabilities. The following table summarizes the interest rate repricing gaps for selected maturity periods as of December 31, 2001:

                                                                                  (In Thousands)

                                                 1 Mo.    2-3 Mos.   4-6 Mos.   7-9 Mos.  10-12 Mos.  >1-5 Yrs.   >5 Yrs.     Total
                                              --------------------------------------------------------------------------------------
Non-loan interest-earning assets                $9,384     $1,314     $1,284     $1,486     $1,300     $8,055       $764     $23,587
Loans                                           44,127     13,116     17,755     16,824     14,969     93,896     18,427     219,114
                                              --------------------------------------------------------------------------------------

Total interest-earning assets                   53,511     14,430     19,039     18,310     16,269    101,951     19,191     242,701
                                              --------------------------------------------------------------------------------------

Savings accounts                                 1,112      2,224      3,336      3,385      3,385     18,661      5,972      38,075
Checking accounts                                1,348      2,934      4,401      4,920      4,920     21,254      9,630      49,407
Certificates & Term IRA's                        5,561      9,050     17,312      7,552      7,393     32,114      1,803      80,785
Other IB liabilities (FHLB advances)                 0     29,745        657          0      1,966     27,709     10,000      70,077
                                              --------------------------------------------------------------------------------------

Total interest-bearing liabilities               8,021     43,953     25,706     15,857     17,664     99,738     27,405     238,344
                                              --------------------------------------------------------------------------------------

Interest-bearing assets less
  interest-bearing liabilities                  45,490   (29,523)    (6,667)      2,453    (1,395)      2,213    (8,214)       4,357

Asset (liability) gap                           45,490   (29,523)    (6,667)      2,453    (1,395)      2,213    (8,214)       4,357
Cumulative asset gap                            45,165     15,967      9,300     11,753     10,358     12,571      4,357
Cumulative gap as a percentage
  of cumulative earning assets                   85.0%      23.5%      10.7%      11.2%       8.5%       5.6%       1.8%

         Total interest-earning assets exceeded interest-bearing liabilities by $4.4 million at December 31, 2001. This difference was funded mainly through non-interest-bearing liabilities. The above table shows that total assets maturing or repricing within one year exceed liabilities maturing or repricing within one year by $10.4 million. However, the repricing and cash flows of certain categories of assets and liabilities are subject to competitive and other influences that are beyond the control of the Bank. As a result, certain assets and liabilities indicated as maturing or repricing within a stated period may, in fact, mature or reprice in other periods or at different volumes.

         Simulation: The Bank recognizes the limitations of static gap analysis as a tool for managing its interest rate risk. The Bank also uses a computer-based earnings simulation model to estimate the effects of various interest rate environments on the balance sheet structure and net interest income. These simulation techniques involve changes in interest rate relationships, asset and liability mixes, and prepayment options inherent in financial instruments, as well as interest rate levels in order to quantify risk. The Bank's sensitivity is estimated by first forecasting the next twelve months of net interest income under an assumed environment of constant market interest rates. Next, immediate parallel interest rate shocks are constructed in the model. The rate shocks reflect changes of equal magnitude to all market interest forecast under each of the rate shock scenarios. The resulting change in net interest income is an indication of the sensitivity change in net earnings to directional changes in market interest rates. This model is based solely on parallel changes in market rates and does not reflect the levels of interest rate risk that may arise from other factors such as changes in the spreads between key market rates or in the shape of the Treasury yield curve. The net interest income simulation model includes on-balance sheet loan, investment, deposit, and debt instruments as well as off-balance sheet interest rate swaps.

         The Bank's Board of Directors compares net interest income sensitivity and has established tolerance limits for fluctuation. Throughout 2001, the forecasted exposure was within the Bank's established policy limits.

Net Interest Income Sensitivity:  Change in Projected Results vs. Constant Rates

                  Year-End 2001 12 Month Projection

                                                          Rate Shock Amount
                                        (2.00%)     (1.00%)      0.00%     1.00%       2.00%
                                        ------------------------------------------------------
Percent Change in net interest
  income vs constant rates              (4.06%)     (1.04%)      0.00%     (0.56%)     (2.53%)

ALCO Policy                             (6.00%)     (3.00%)      0.00%     (4.00%)     (8.00%)

EFFECT OF INTEREST RATE FLUCTUATIONS

         The Bank's consolidated results of operations depend to a large extent on the level of its net interest income, which is the difference between interest income earned on its loan and investment portfolios versus the interest paid on deposits and borrowed funds. If the cost of funds increases faster than the yield on its interest-earning assets, net interest income will be reduced. The Bank measures its interest rate risk primarily using simulation analysis.

         While the Bank uses various tools to monitor interest rate risk, it is unable to predict future fluctuations in interest rates or the specific impact thereof. The market value of most of the Bank's financial assets is sensitive to fluctuations in market interest rates. Fixed-rate investments including mortgage loans and mortgage-backed securities decline in value as interest rates rise. Adjustable-rate loans and securities generally have less market value volatility than do fixed-rate products.

LIQUIDITY

         The Bank maintains certain levels of liquid assets (the most liquid of which are cash and cash equivalents and investment securities) in order to meet demands from loan commitments, savings withdrawals and other obligations. The Bank manages liquidity by maintaining a portion of its liquid assets in overnight accounts and by keeping various maturities in its portfolio of investment securities. The primary sources of liquidity are loan repayments and sales, maturing investments, deposit accounts, and FHLB borrowings.

         The Bank's liquidity ratio (liquid assets to net withdrawable deposits plus short-term borrowings) was 12.97% at December 31, 2001.

ACQUISITIONS

         In January 2000, Oakleaf Financial Service, Inc., previously SFB Agency, Inc., acquired McKillen Financial, Inc., an investment brokerage firm, for $475,000. (See Note 15 of the Notes to Consolidated Financial Statements). This acquisition has been accounted for using the purchase method and operations have been included in the Bank's consolidated financial statements.

RECENT ACCOUNTING DEVELOPMENTS

         In June 1998, Statement of Financial Accounting Standard No. 133 (FAS
133), ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES was issued and became effective for fiscal years beginning after June 2000. FAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The accounting for derivatives had no effect on the bank.

         In June 2001, Statement of Financial Accounting Standards No. 142 (FAS
142), GOODWILL AND OTHER INTANGIBLE ASSETS was issued and is effective for fiscal years beginning after December 15, 2001. Under FAS 142, identifiable intangible assets that meet certain criteria will continue to be amortized over their estimated useful lives. However, goodwill and non-identifiable intangible assets will no longer be amortized. Instead, these assets will be evaluated for impairment on an annual basis. If an asset is deemed to be impaired, the asset will be written down through an adjustment to current earnings. As a result of adopting FAS 142, the Bank will no longer be amortizing goodwill.

RECENT LEGISLATION

         Financial Services Modernization - Gramm-Leach-Bliley Act of 1999

         In 1999, the Gramm-Leach-Bliley Act of 1999 was passed by Congress and was signed into law by the President on November 12, 1999. This Act represents a broad reform of federal regulation of financial services. Enactment of this Act makes it easier for affiliations between banks, securities firms and insurance companies to take place and provides for functional regulation of these entities.

         While this new Act repeals certain pre-existing legislation preventing cross-industry affiliations and provides a framework for achieving the Act's purposes, many details of implementing the changes authorized by the Act will be the subject of regulations to be adopted in the future by the Federal Reserve Board, the Securities and Exchange Commission, and other relevant federal agencies.

         Although the Act is designed to increase competition and could have a long-range impact on the competition of the Bank, the management of the Bank believes that there will be no immediate impact on the Bank's performance.

                                DIRECTORS OF THE BANK

Raymond H. Dresser, Jr.      Chairman, Dresser, Dresser, Haas & Caywood, P.C.
                             Retained Counsel

Eric L. Eishen               Executive Vice President and Chief Operating
                              Officer

Leonard L. Eishen            President and Chief Executive Officer

Lawrence A. Franks           President, Burr Oak Tool and Gauge Company, Inc.

Donald L. Frost              President, LTI Printing, Inc.

James A. Goethals            Chairman of the Board
                             President, Sturgis Foundry Corporation - Retired

Gary J. Malloy               President, Sturgis Machining, Inc.

Philip G. Ward               President Emeritus, Glen Oaks Community College

                               OFFICERS OF THE BANK

Leonard L. Eishen            President, Chief Executive Officer

Eric L. Eishen               Executive Vice President, Chief Operating Officer
Brian P. Hoggatt             Vice President, Chief Financial Officer, Treasurer
Tracey L. Parker             First Vice President, Retail Lending
Ronald W. Scheske            Senior Vice President, Commercial Accounts
David E. Watters             Vice President, Senior Trust Officer

Donald G. Baldwin            Vice President, Operations, Compliance Officer
Debora L. Capman             Vice President, Trust Officer
Emily D. Haller              Vice President, Human Resources
Steven A. Haller             Vice President. Branch Administrator
Jason J. Hyska               Vice President
Robert F. McClary            Vice President
Gary E. Metz                 Vice President
Kurt G. Miller               Vice President, Commercial Loan Manager
Larry W. Miller              Vice President
Verlan G. Miller             Vice President
Christine M. Moline          Vice President, Private Banking
David L. Pierce              Vice President
Joyce L. Waltke              Corporate Secretary
Jose D. Albarran             Assistant Vice President
Sandra J. Cagle              Assistant Vice President
Trudy R. Gloy                Assistant Vice President
Stacie L. Ogg                Assistant Vice President
Jason A. Wagner              Assistant Vice President

                                        BANK CORPORATE INFORMATION

        LOCATION                       ADDRESS                      CITY, ST ZIP             TELEPHONE            FAX
        --------                       -------                      ------------             ---------            ---
Sturgis (Main Office)     113-125 East Chicago Road         Sturgis, MI  49091            (616) 651-9345     (616) 651-5512
                                                                                                             (616) 651-8263
     BRANCH OFFICES
Bronson                   863 West Chicago Road             Bronson, MI  49028            (517) 369-7322     (517) 369-2347
Centreville               158 West Main                     Centreville, MI  49032        (616) 467-8525     (616) 467-4180
Climax                    125 North Main                    Climax, MI  49034             (616) 746-4256     (616) 746-4108
Coldwater                 290 East Chicago Road             Coldwater, MI  49036          (517) 278-5634     (517) 278-5613
Colon                     110 South Blackstone Street       Colon, MI  49040              (616) 432-3229     (616) 432-2971
South Haven               1121 LaGrange Street              South Haven, MI  49090        (616) 637-8444     (616) 637-5560
Sturgis                   1001 South Centerville Road       Sturgis, MI  49091            (616) 651-9379     (616) 651-1514
Sturgis                   1501 East Chicago Road            Sturgis, MI  49091            (616) 651-9345     (616) 651-5609
Three Rivers              115 North Main Street             Three Rivers, MI  49093       (616) 273-8481     (616) 273-1732
White Pigeon              122 West Chicago Road             White Pigeon, MI  49099       (616) 483-9668     (616) 483-2725

                               MARKET INFORMATION

Shares of common stock of the Company were held by 422 shareholders of record as of December 31, 2001 according to the Company's transfer agent (as of December 31, the shares were still technically of the Bank and were traded under the symbol "STUR"). The Company's shares are traded in the over-the-counter market by a limited number of brokers under the symbol of "STBI". There has been no well-established public trading market for these shares, trading activity has been infrequent, and previous price information had not been regularly published. After the October 1994 secondary public offering, the Company's common stock began to be listed on the National Association of Securities Dealers, Inc. Over the Counter Bulletin Board, an electronic bulletin board maintained by the National Association of Securities Dealers, Inc. However, there can be no assurance that an active and liquid trading market for the common stock will develop.

The range of high and low trade prices for each quarterly period during the past two years is presented below:

                                     YEAR ENDED DECEMBER 31,
                                     -----------------------
                                     2001                     2000
                                     -----------------------  ------------------
                                       HIGH         LOW        HIGH        LOW
          First quarter               $ 6.50      $ 4.88      $ 8.75      $ 5.00
          Second quarter                7.00        5.84        6.75       5.250
          Third quarter                 8.99        6.27        7.13        5.50
          Fourth quarter                9.49        7.25        7.06        5.00

The trade prices listed above are based on actual transactions obtained from public Internet sources obtained by the Bank.

The following table summarizes cash dividends paid per share of common stock for each quarterly period during 2001 and 2000.

                                            2001        2000
                                            -------------------
                  First quarter             $.06        $.05
                  Second quarter             .06         .05
                  Third quarter              .07         .06
                  Fourth quarter             .07         .06
                                            -------------------
                                            $.26        $.22

On December 11, 2001, the shareholders of the Bank approved the reorganization of the Bank to become a wholly owned subsidiary of Sturgis Bancorp, Inc., a financial holding company. Sturgis Bancorp, Inc. is a financial holding company under the Bank Holding Company Act of 1956, as amended (the "Company"). This reorganization was approved at a special meeting of the shareholders of the Bank on December 11, 2001. The necessary affirmative vote of the holders of at least two-thirds (2/3) of the Bank common stock (of which 3,101,534 shares were outstanding on October 30th, 2001 the record date for the meeting) was obtained. Prior to the special meeting of the shareholders of the Bank and the Company received the necessary approvals from the Board of Governors of the Federal Reserve and the Federal Deposit Insurance Corporation. On December 21, 2001, the Michigan Department of Consumer and Industry Services, Office of Financial and Insurance Services, Division of Financial Institutions approved the consolidation to complete the consummation of the Company acquiring one hundred percent of the issued and outstanding common stock of the Bank.

This reorganization became effective as of the opening of business on January 1, 2002. The Company is a legal entity separate and distinct from its subsidiaries. Substantially all of the Company's revenues will result from dividends paid to it by the Bank and from earnings on investments. There are statutory and regulatory requirements applicable to the payment of dividends by the Bank as well as by the Company to its shareholders.

Under the Michigan Savings Bank Act, the Company may not declare a cash dividend or a dividend of any kind except out of net income then on hand after deducting all losses and bad debts, and then only if it will have a surplus amounting to not less than 20% of its capital after the payment of the dividend. Moreover, the Bank may not declare or pay any cash dividend or dividend in kind until the cumulative dividends on its preferred stock, if any, have been paid in full. Further, if the surplus of the Bank is at any time less than the amount of its capital, before the declaration of a cash dividend or dividend in kind, it must transfer to surplus not less than 10% of its net income for the preceding 6 months (in the case of quarterly or semi-annual dividends) or the preceding two consecutive 6 month periods (in the case of annual dividends).

Pursuant to the Michigan Business Corporation Act, the Company may not make distributions to its shareholders if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation's total assets would be less than the sum of it total liabilities plus, unless the corporation's articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

The payment of dividends by the Company and its subsidiaries may also be affected or limited by other factors, such as the requirements to maintain adequate capital above regulatory guidelines. In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the Bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice or prohibit the payment of future dividends. The Federal Reserve has indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsafe and unsound banking practice. The Federal Reserve, the FDIC and the Division of Financial Institutions of the Michigan Department of Consumer & Industry Services Office of Financial and Insurance Services ("DFI") have issued policy statements which provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

                             INDEPENDENT ACCOUNTANTS
                             -----------------------

The Company has employed the accounting firm of Plante & Moran, LLP as Independent Accountants for the years ended December 31, 2001, 2000 and 1999. There have been no disagreements on accounting or financial disclosure matters within this time period.

                                FORM 10-K REPORT
                                ----------------

A copy of the Company's Annual Report on Form 10-K, as filed with the Securities Exchange Commission, for the year ended December 31, 2001, as well as other filings of the Company may be obtained by contacting Leonard L. Eishen at Sturgis Bank & Trust Company, 113-125 East Chicago Road, Sturgis, Michigan 49091, telephone number (616) 651-9345 or through the Securities and Exchange Commission Edgar System at WWW.SEC.GOV. Copies of the Bank's filings with the FDIC under the Securities Exchange Act of 1934 can be obtained from Sturgis Bank & Trust Company by contacting Leonard L. Eishen at Sturgis Bank & Trust Company, 113-125 E Chicago Road, Sturgis, Michigan 49091, telephone number (616) 651-9345 or, for a nominal fee from Ms. Marcia Fields at the FDIC telephone number (202) 898-8913 or fax number (202) 898-3909.

[LOGO] PLANTE                                                 PLANT & MORAN, LLP
       MORAN                                                           Suite 700
                                                            107 W. Michigan Ave.
                                                             Kalamazoo, MI 49007
                                                               Tel: 616.385.1858
                                                               Fax: 616.385.2936
                                                             www.plantemoran.com

                          Independent Auditor's Report



To the Board of Directors
Sturgis Bank & Trust Co. and Subsidiaries
Sturgis, Michigan


We have audited the accompanying consolidated balance sheet of Sturgis Bank & Trust Co. and subsidiaries (collectively, the "Bank") as of December 31, 2001 and 2000 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each year in the three-year period ended December 31 2001. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sturgis Bank & Trust Co. and subsidiaries as of December 31, 2001 and 2000 and the consolidated results of their operations and their cash flows for each year in the three-year period ended December 31, 2001 in conformity with accounting

[LOGO] PLANTE                                                 PLANT & MORAN, LLP
       MORAN                                                           Suite 700
                                                            107 W. Michigan Ave.
                                                             Kalamazoo, MI 49007
                                                               Tel: 616.385.1858
                                                               Fax: 616.385.2936
                                                             www.plantemoran.com


principles generally accepted in the United States of America.


Kalamazoo, Michigan
February 8, 2002, except for Note 16, as to which the date is March 11, 2002


STURGIS BANK & TRUST CO. AND SUBSIDIARIES
----------------------------------------------------------------------------------------------------------------
                                                                                 CONSOLIDATED BALANCE SHEET

                                                                                       December 31
                                                                          --------------------------------------
                                                                                 2001                  2000
                                                                          ---------------        ---------------
                                               ASSETS

Cash and due from banks                                                   $    10,629,027        $   12,186,572
Interest-bearing deposits in banks                                             15,042,616             6,880,000
Other short-term investments                                                      259,735               392,349
Securities- Held-to-maturity (Note 2)                                           3,904,413             7,335,947
Federal Home Loan Bank stock, at cost                                           4,115,400             3,497,500
Loans held for sale                                                             4,414,906               617,000
Loans, net (Note 3)                                                           219,113,940           223,574,073
Real estate owned                                                                 451,173               103,500
Bank owned life insurance                                                       6,002,959                     -
Accrued interest receivable                                                     1,724,681             1,867,206
Investment in limited partnerships                                                224,080               242,080
Premises and equipment, net (Note 5)                                            6,370,160             7,088,314
Goodwill, net of accumulated amortization (Note 13)                             5,109,419             5,684,283
Originated mortgage servicing rights (Note 4)                                   1,281,208               841,096
Other assets                                                                    1,145,555               806,569
                                                                          ---------------        ---------------
              Total assets                                                $   279,789,272        $  271,116,489

                                  LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities
  Deposits
      Noninterest-bearing                                                 $     9,335,727        $    9,837,187
      Interest bearing (Note 6)                                               168,266,933           164,018,137
  Federal Home Loan Bank advances (Note 7)                                     70,076,863            67,410,376
  Deferred federal income taxes (Note 8)                                          248,333               250,000
  Accrued interest payable                                                        993,783             1,029,141
  Other liabilities                                                             2,370,699             2,056,252
                                                                          ---------------        ---------------
              Total liabilities                                               251,292,338           244,601,093

STOCKHOLDERS' EQUITY E(Notes 10 and 11) Common stock - $1 par value:
      Authorized - 4,000,000 shares
      Issued and outstanding - 3,101,534 shares                                 3,101,534             3,101,534
  Additional paid-in capital                                                   20,435,912            10,435,912
  Retained earnings                                                             4,959,488            12,977,950
                                                                          ---------------        ---------------
              Total stockholders' equity                                       28,496,934            26,515,396
                                                                          ---------------        ---------------
              Total liabilities and stockholders' equity                  $   279,789,272        $  271,116,489

See Notes to Consolidated
   Financial Statements


STURGIS BANK & TRUST CO. AND SUBSIDIARIES
-------------------------------------------------------------------------------------------------------------------
                                                                             CONSOLIDATED STATEMENT OF INCOME


                                                                                  Year Ended December 31
                                                                    --------------------------------------------------
                                                                          2001              2000              1999
                                                                    --------------    --------------    --------------
INTEREST INCOME
   Loans                                                            $   18,276,561    $   18,097,475    $   15,591,033
   Mortgage-backed securities                                               74,935            87,076            97,324
   Investments                                                             537,388           880,876           964,495
   Interest-bearing deposits                                             1,049,583            73,497           310,757
                                                                    --------------    --------------    --------------
                Total interest income                                   19,938,467        19,138,924        16,963,609

INTEREST EXPENSE
   Deposits                                                              6,369,577         6,886,005         6,363,972
   FHLB advances                                                         4,031,835         3,640,197         2,309,307
                                                                    --------------    --------------    --------------

                Total interest expense                                  10,401,412        10,526,202         8,673,279
                                                                    --------------    --------------    --------------

NET INTEREST INCOME                                                      9,537,055         8,612,722         8,290,330

PROVISION FOR LOAN LOSSES (Note 3)                                       1,056,194           309,000           104,000
                                                                    --------------    --------------    --------------

NET INTEREST INCOME - After provision for loan losses                    8,480,861         8,303,722         8,186,330

NONINTEREST INCOME
   Service charges and other fees                                        1,393,620         1,883,043         1,574,321
   Commission income                                                       796,688           691,776           363,138
   Mortgage banking activities                                           1,749,788           224,930           608,557
   Trust fee income                                                        492,803           465,737           405,309
   Other income                                                             49,881            95,629            70,314
                                                                    --------------    --------------    --------------
                Total noninterest income                                 4,482,780         3,361,115         3,021,639

NONINTEREST EXPENSES
   Salaries and employee benefits (Note 9)                               4,011,629         4,015,290         3,730,898
   Occupancy and equipment                                               1,408,876         1,370,974         1,333,996
   Deposit insurance premiums                                               33,601            35,532           102,151
   Deposit account expenses                                                227,384           328,544           473,613
   Service bureau expense                                                  592,805           569,490           577,528
   Professional services                                                   367,586           606,206           371,135
   Amortization of intangibles                                             574,864           587,979           565,698
   Other                                                                 1,656,058         1,568,488         1,361,501
                                                                    --------------    --------------    --------------
                Total noninterest expenses                               8,872,803         9,082,503         8,516,520
                                                                    --------------    --------------    --------------

INCOME - Before income tax expense                                       4,090,838         2,582,334         2,691,449

INCOME TAXES (Note 8)                                                    1,302,901           765,468           688,000
                                                                    --------------    --------------    --------------
NET INCOME                                                          $    2,787,937    $    1,816,866    $    2,003,449
                                                                    ==============    ==============    ==============

BASIC EARNINGS PER SHARE                                            $         0.90    $         0.59    $         0.65
                                                                    ==============    ==============    ==============

DILUTED EARNINGS PER SHARE                                          $         0.90    $         0.59    $         0.65
                                                                    ==============    ==============    ==============

See Notes to Consolidated
   Financial Statements


STURGIS BANK & TRUST CO. AND SUBSIDIARIES
-----------------------------------------------------------------------------------------------------------------------------
                                                                 CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                                                                             Additional Paid-   Retained     Stockholders'
                                                               Common Stock     in Capital      Earnings         Equity
                                                               ------------   ------------    -------------  --------------
BALANCE- January 1, 1999                                       $  3,094,779   $ 10,428,377    $ 10,427,664   $  23,950,820

Exercise of stock options (Note 10)                                     107            555               -             662

Net income for the year ended December 31, 1999                           -              -       2,003,449       2,003,449

Expenses from the sale of common stock (Note 10)                          -        (19,300)              -         (19,300)

Cash dividends ($.19 per share)                                           -              -        (588,024)       (588,024)
                                                               ------------   ------------    -------------  --------------

BALANCE- December 31, 1999                                        3,094,886     10,409,632      11,843,089      25,347,607

Exercise of stock options (Note 10)                                   6,648         26,280               -          32,928

Net income for the year ended December 31, 2000                           -              -       1,816,866       1,816,866

Cash dividends ($.22 per share)                                           -              -        (682,005)       (682,005)
                                                               ------------   ------------    -------------  --------------

BALANCE- December 31, 2000                                        3,101,534     10,435,912      12,977,950      26,515,396

Transfer of retained earnings to additional paid-in capital               -     10,000,000     (10,000,000)              -

Net income for the year ended December 31, 2001                           -              -       2,787,937       2,787,937

Cash dividends ($.26 per share)                                           -              -        (806,399)       (806,399)
                                                               ------------   ------------    -------------  --------------

BALANCE- December 31, 2001                                     $  3,101,534   $ 20,435,912    $  4,959,488   $  28,496,934










See Notes to Consolidated
   Financial Statements


STURGIS BANK & TRUST CO. AND SUBSIDIARIES
-------------------------------------------------------------------------------------------------------------------------------
                                                                                  CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                           Year Ended December 31
                                                                            -------------------------------------------------
                                                                                  2001              2000              1999
                                                                            --------------     ------------     -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                $    2,787,937     $  1,816,866     $   2,003,449
  Adjustments to reconcile net income to net cash from
    operating activities:
       Depreciation                                                                670,844          701,580           702,413
       Amortization of ntangi bles                                               1,100,901          673,265           618,179
       Provision for loan losses                                                 1,056,194          309,000           104,000
       Deferred income tax expense (benefit)                                        (1,667)               -           194,000
       Premiums and discounts on investment and
         mortgage-backed securities                                                  3,040           20,233            34,873
       Gain on sale of loans                                                      (783,640)        (114,610)         (359,213)
       Proceeds from the sale of loans held for sale                            74,319,076       13,883,962        23,217,127
       Loans originated for sale                                               (77,333,342)     (14,356,352)      (19,149,144)
       Loss on disposal of premises and equipment                                   74,110          109,764                 -
       Loss of equity in limited partnership                                        18,000           18,000            18,000
       Income from bank owned life insurance                                        (2,959)               -                 -
       Changes in assets and liabilities:
         (Increase) decrease in accrued interest and other assets               (1,510,283)         100,315        (1,135,449)
         Increase (decrease) in accrued interest and other liabilities             230,202         (121,863)          962,738
                                                                            --------------     ------------     -------------
                     Net cash provided by operating activities                     628,413        3,040,160         7,210,973

CASH FLOWS FROM INVESTING ACTIVITIES
  Net increase in interest-bearing deposits in banks                            (8,162,616)      (6,880,000)                -
  Proceeds from maturities of securities held-to-maturity                        4,630,000        7,230,000         3,205,000
  Purchases of securities held-to-maturity                                      (1,425,000)      (1,675,000)       (3,045,000)
  Principal reductions of mortgage-backed securities                               223,494          252,154           467,392
  Purchase of Federal Home Loan Bank stock                                        (617,900)        (274,700)                -
  Proceeds (purchase) of other securities                                          132,614           66,539         8,587,138
  Net (increase) decrease in loans                                               3,403,939      (17,618,051)      (28,278,203)
  Purchases of premises and equipment                                             (381,990)        (720,115)         (311,681)
  Proceeds from the sale of premises and equipment                                 355,190           25,026                 -
  Purchased goodwil from the acquisition of investment broker                            -         (475,000)                -
  Purchase of bank owned life insurance                                         (6,000,000)
  Cash (refunded) received in acquisitions of branches                                   -                -           (50,320)
                                                                            --------------     ------------     -------------
                     Net cash used in investing activities                      (7,842,269)     (20,069,147)      (19,425,674)

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in demand and savings account deposits                 8,608,837          (60,555)       (1,643,868)
  Net increase (decrease) in certificates of deposit                            (4,861,501)      10,236,030        (7,115,844)
  Repayment of FHLB advances                                                   (36,433,513)     (24,557,840)       (3,054,268)
  Proceeds from FHLB advances                                                   39,100,000       32,854,826        23,506,029
  Increase (decrease) in advances for taxes and insurance                           48,887            1,783          (145,558)
  Expenses from sale of common stock                                                     -                -           (19,300)
  Dividends paid                                                                  (806,399)        (682,005)         (588,024)
  Exercise of stock options                                                              -           32,928               662
                                                                            --------------     ------------     -------------
                     Net cash provided by fnanci ng activities                   5,656,311       17,825,167        10,939,829
                                                                            --------------     ------------     -------------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                            (1,557,545)         796,180        (1,274,872)

CASH AND CASH EQUIVALENTS - Beginning of year                                   12,186,572       11,390,392        12,665,264
                                                                            --------------     ------------     -------------
CASH AND CASH EQUIVALENTS - End of year                                     $   10,629,027     $ 12,186,572     $  11,390,392
                                                                            ==============     ============     =============

See Notes to Consolidated
   Financial Statements

STURGIS BANK & TRUST CO. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                DECEMBER 31, 2001, 2000 AND 1999


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         BASIS OF PRESENTATION AND CONSOLIDATION - The consolidated financial statements include the accounts of Sturgis Bank & Trust Co. (the Bank) and its wholly owned subsidiaries, Oakleaf Financial Services, Inc. (previously SFB Agency), Ludington Service Corporation, First Michiana Development Corporation of Sturgis, and Oak Mortgage, LLC. All significant intercompany transactions and balances have been eliminated in consolidation.

         The Bank formed Sturgis Bancorp, Inc., a holding company on January 1, 2002. Effective January 1, 2002, the Bank will become a wholly owned subsidiary of the holding company.

         USE OF ESTIMATES - The accounting and reporting policies of the Bank and its subsidiaries conform to accounting principles generally accepted in the United States of America. Management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates and assumptions.

         NATURE OF OPERATIONS - The Bank, a state-chartered stock savings bank and member of the Federal Home Loan Bank System (FHLB), is required to maintain an investment in the capital stock of the FHLB. The Bank operates predominately in the south-central portion of Michigan's lower peninsula. The Bank's primary services include accepting deposits, making commercial and mortgage loans, engaging in mortgage banking activities, and providing investment brokerage advisory services.

         SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK - Most of the Bank's activities are with customers located within Michigan. Note 2 discusses the types of securities the Bank invests in. Note 3 discusses the types of lending that the Bank engages in. The Bank's loan portfolio is

STURGIS BANK & TRUST CO. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                DECEMBER 31, 2001, 2000 AND 1999


         concentrated in residential first-mortgage loans. The Bank is not dependent upon any single industry or customer for its banking opportunities.

         CASH AND CASH EQUIVALENTS - For the purpose of the consolidated statements of cash flows, cash and cash equivalents include cash and amounts due from banks.

         INTEREST-BEARING DEPOSITS IN BANKS - Interest-bearing deposits in banks mature within three years and are carried at cost.

STURGIS BANK & TRUST CO. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                DECEMBER 31, 2001, 2000 AND 1999


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         SECURITIES - Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost.

         Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity securities below their cost that are deemed to be other that temporary are reflected in earnings as realized losses.

         FEDERAL HOME LOAN BANK STOCK - The Bank's minimum investment in the stock of the Federal Home Loan Bank of Indianapolis (FHLB) is an amount equal to at least one percent of the unpaid principal balances of the Bank's residential mortgage loans or 0.3 percent of its total assets, whichever is greater. Purchases and sales of stock are made directly with the FHLB at par value and are recorded at cost.

         LOANS HELD FOR SALE - Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized in a valuation allowance by charges to income.

         LOANS - The Bank grants mortgage, commercial and consumer loans to customers. Loans are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

         The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or

STURGIS BANK & TRUST CO. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                DECEMBER 31, 2001, 2000 AND 1999


         charged-off at an earlier date if collection of principal or interest is considered doubtful.

         All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

STURGIS BANK & TRUST CO. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                DECEMBER 31, 2001, 2000 AND 1999


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         ALLOWANCE FOR LOAN LOSSES - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

         The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

         A loan is considered impaired when, based on current information and events, it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan

STURGIS BANK & TRUST CO. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                DECEMBER 31, 2001, 2000 AND 1999


         basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

         Large groups of homogeneous loans are collectively evaluated for impairment. Accordingly, the Bank does not separately identify individual consumer and residential loans for impairment disclosures.

         CREDIT RELATED FINANCIAL INSTRUMENTS - In the ordinary course of business, the Bank has entered into commitments to extend credit, including commitments under commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

STURGIS BANK & TRUST CO. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                DECEMBER 31, 2001, 2000 AND 1999


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         ADOPTION OF FAS 133 - On January 1, 2001, the Bank adopted Statement of Financial Accounting Standards No. 133 (FAS 133), "Accounting for Derivative Instruments and Hedging Activities." FAS 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income, depending on whether a derivative is designated as part of a hedge transaction and, if it is, the type of hedge transaction. The accounting for derivatives had no effect on the financial statements.

         ADOPTION OF FAS 142 - On January 1, 2002, the Bank will adopt Statement of Financial Accounting Standards No. 142 (FAS 142), accounting for "Goodwill and Other Intangible Assets". Under FAS 142, identifiable intangible assets that meet certain criteria will continue to be amortized over their estimated useful lives. However, goodwill and non-identifiable intangible assets will no longer be amortized. Instead, these assets will be evaluated for impairment on an annual basis. If an asset is deemed to be impaired, the asset will be written down through an adjustment to current earnings. As a result of adopting FAS 142, the Bank will no longer be amortizing goodwill.

         REAL ESTATE OWNED - Assets acquired through, or in lieu of, loan foreclosure are held for sale and are initially recorded at fair value at the date of the foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in net expenses from foreclosed assets.

STURGIS BANK & TRUST CO. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                DECEMBER 31, 2001, 2000 AND 1999


         INVESTMENT IN LIMITED PARTNERSHIP - The Bank has an investment in a Michigan limited partnership that is structured to generate low income housing tax credits and an investment in a Michigan partnership structured to generate commissions from the sale of title insurance. Both of these investments are accounted for using the equity method whereby the Bank annually records its proportionate share of partnership losses as an adjustment to the carrying value of the investment.

         PREMISES AND EQUIPMENT - Land is carried at cost. Premises and equipment are carried at cost, less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets.

STURGIS BANK & TRUST CO. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                DECEMBER 31, 2001, 2000 AND 1999


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         GOODWILL - Goodwill is currently being amortized using accelerated methods over fifteen years. Beginning in January of 2002, the Bank will no longer amortize goodwill in accordance with FAS 142. Amortization of goodwill amounted to $574,864, $587,979 and $565,698 for the years ended December 31, 2001, 2000 and 1999, respectively.

         On an ongoing basis, management assesses the recoverability of the goodwill. If an assessment of the goodwill indicates that its recoverability is impaired, a charge to expense is recorded for the amount of the impairment.

         SERVICING - Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported in other assets and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

         INCOME TAXES - Deferred tax assets and liabilities are recognized for temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

STURGIS BANK & TRUST CO. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                DECEMBER 31, 2001, 2000 AND 1999


         Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

         The Bank has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts in excess of such provision charged to income in the consolidated financial statements. Accordingly, retained earnings at December 31, 2001 and 2000 includes approximately $918,000 for which no provision for federal income taxes has been made. Unrecognized deferred taxes on this amount is approximately $312,000. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes would be imposed at the then applicable rates.

STURGIS BANK & TRUST CO. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                DECEMBER 31, 2001, 2000 AND 1999


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         STOCK COMPENSATION PLANS - The Bank has chosen to measure compensation cost for employee stock compensation plans using the intrinsic value based method of accounting, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Bank's stock option plan have no intrinsic value at the grant date, and no compensation cost is recognized for them. The fair value based method of accounting for employee stock compensation plans, measures compensation cost at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Bank has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting has been applied. The pro forma disclosures include the effects of all awards granted on or after January 1, 1995. (See Note 10.)

         EARNINGS PER SHARE - Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Bank relate solely to outstanding stock options, and are determined using the treasury stock method.

         Earnings per share have been computed based on the following:


STURGIS BANK & TRUST CO. AND SUBSIDIARIES
---------------------------------------------------------------------------------------------------------------------
                                                                        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                                  DECEMBER 31, 2001, 2000 AND 1999

                                                                       2001              2000              1999
                                                                  --------------     -------------     -------------
                     Net Income                                   $    2,787,937     $   1,816,866     $   2,003,449
                                                                  ==============     =============     =============
                        Weighted average number of common
                        shares outstanding                             3,101,534         3,099,630         3,094,854
                     Effect of dilutive options                                -                 -             4,649
                                                                  --------------     -------------     -------------
                        Weighted average number of common
                      shares outstanding used to calculate
                        diluted earnings per share                     3,101,534         3,099,630         3,099,503
                                                                  ==============     =============     =============

All weighted-average number of common shares outstanding have been retroactively adjusted for stock splits. Supplemental Cash Flow Information


STURGIS BANK & TRUST CO. AND SUBSIDIARIES
--------------------------------------------------------------------------------------------------------------------
                                                                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                                  DECEMBER 31, 2001, 2000 AND 1999
NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

               CLASSIFICATION - Certain amounts in the 2000 and 1999 financial statements have been reclassified to conform to the 2001 presentation.

               SUPPLEMENTAL CASH FLOW INFORMATION

                                                                  2001              2000              1999
                                                            --------------     -------------     -------------
               Cash paid for:
                  Interest                                    $ 10,436,770      $ 10,449,594      $  8,701,841
                  Income taxes                                   1,730,136           386,000           948,656


               Noncash investing and financing activities:
                  Loans transferred to real estate owned           847,550           352,274           755,000
                  Tax benefit of stock options exercised                 -             4,010               197


NOTE 2 - SECURITIES

         The amortized cost and estimated fair value of held-to-maturity securities are as follows at December 31, 2001 and 2000:

                                                                            2001
                                           -------------------------------------------------------
                                                              Gross       Gross
                                             Amortized     Unrealized   Unrealized     Estimated
                                               Cost           Gains        Losses      Fair Value
                                           -------------   -----------  ------------ -------------
         U.S. Treasury and agency
            securities                     $     549,996   $   5,707   $       -    $     555,703
         Obligations of states and
            political subdivisions             2,320,298      39,876        (680)       2,359,494
         Mortgage-backed securities            1,034,119       9,748      (4,922)       1,038,945
                                           -------------   ---------   ----------   -------------

         Total investment securities       $   3,904,413   $  55,331   $  (5,602)   $   3,954,142
                                           =============   =========   ==========   =============


STURGIS BANK & TRUST CO. AND SUBSIDIARIES
-------------------------------------------------------------------------------------------------------
                                                          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                    DECEMBER 31, 2001, 2000 AND 1999

NOTE 2 - SECURITIES (CONTINUED)
                                                                            2000
                                           -------------------------------------------------------
                                                              Gross       Gross
                                             Amortized     Unrealized   Unrealized     Estimated
                                               Cost           Gains        Losses      Fair Value
                                           -------------   -----------  ------------ -------------
         U.S. Treasury and agency
            securities                     $   4,439,731   $    7,747   $  (11,462)   $  4,436,016
         Obligations of states and
            political subdivisions             1,634,631       25,146         (150)      1,659,627
         Mortgage-backed securities            1,261,585        8,062         (788)      1,268,859
                                           -------------   ----------   -----------   -------------

         Total investment securities       $   7,335,947   $   40,955   $  (12,400)   $  7,364,502
                                           =============   ==========   ===========   =============

         The amortized cost and fair value of securities, by contractual maturity (except for mortgage-backed securities), at December 31, 2001, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                          Amortized            Fair
                                                             Cost              Value
                                                        -------------      ------------
         Held to maturity securities:
            Due in one year or less                     $     605,853      $    608,656
            Due in one through five years                   1,501,070         1,527,388
            Due after five years through ten years            763,372           779,154
            Due after ten years                                     -                 -
                                                        -------------      ------------
                 Total                                      2,870,295         2,915,198
            Mortgage-backed securities                      1,034,119         1,038,945
                                                        -------------      ------------
                 Total                                  $   3,904,414      $  3,954,143
                                                        =============      ============


STURGIS BANK & TRUST CO. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------
                                                               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                         DECEMBER 31, 2001, 2000 AND 1999

NOTE 3 - LOANS

         A summary of the balances of loans follows:
                                                                   2001                   2000
                                                              --------------        --------------
         Mortgage loans on real estate:
            Residential 1-4 family                            $  151,766,803        $  163,175,572
            Commercial                                            34,872,863            26,215,726
            Construction                                           8,371,916             5,092,171
                                                                 195,011,582           194,483,469
                                                              --------------        --------------
         Commercial Loans                                         12,906,602            12,780,883

         Consumer installment loans:
            Consumer and installment                              15,299,376            18,189,077
            Other                                                    571,739               420,711
                                                              --------------        --------------
                                                                  15,871,115            18,609,788
                                                              --------------        --------------
                  Subtotal                                       223,789,299           225,874,140

         Less:
            Allowance for loan losses                              1,300,000               803,744
            Unearned interest                                         26,013                35,043
            Undisbursed portion of loans in process                3,257,555             1,212,498
            Deferred loan origination and other fees                  91,791               248,782
                                                              --------------        --------------
         Loans, net                                           $  219,113,940        $  223,574,073
                                                              ==============        ==============


         An analysis of the allowance for loan losses follows:

                                                           2001         2000        1999
                                                       -----------   ---------   ----------
         BALANCE - Beginning of year                   $   803,744   $ 730,000   $  686,896

         Provision for loan losses                       1,056,194     309,000      104,000
         Loans charged off                                (607,217)   (838,500)    (142,891)
         Recoveries of loans previously
            charged off                                     47,279     603,244       81,995
                                                       -----------   ---------   ----------
         BALANCE - End of year                         $ 1,300,000   $ 803,744   $  730,000


STURGIS BANK & TRUST CO. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------
                                                               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                         DECEMBER 31, 2001, 2000 AND 1999

NOTE 3 - LOANS (CONTINUED)

The following is a summary of information pertaining to impaired loans:
                                                                         2001           2000
                                                                    -------------  ------------
         Impaired loans with a valuation
             allowance                                              $   1,071,876  $    858,671
                                                                    =============  ============
         Valuation allowance related to
             impaired loans                                         $      91,881  $     18,552
                                                                    =============  ============


                                                            2001             2000            1999
                                                      --------------- ---------------- ----------------
         Average investment in
             impaired loans                            $   965,274      $    607,345      $   399,533
                                                       ===========      ============      ===========
         Interest income recognized
             on impaired loans                         $    24,115      $     45,228      $    54,481
                                                       ===========      ============      ===========
         Interest income recognized ona
             cash basis on impaired loans              $    24,115      $     30,977      $    49,861
                                                       ===========      ============      ===========

         No additional funds are committed to be advanced in connection with impaired loans.


NOTE 4 - SERVICING

         Loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balance of mortgages and other loans serviced for others were $134,800,000 and $98,100,000 at December 31, 2001 and 2000, respectively.

         The following summarizes mortgage servicing rights capitalized and amortized:


STURGIS BANK & TRUST CO. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------
                                                               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                         DECEMBER 31, 2001, 2000 AND 1999


                                                              2001             2000               1999
                                                         -------------     ------------       ------------
         Mortgage servicing rights - Beginning           $     841,096     $    745,890       $   496,548

         Mortgage servicing rights capitalized                 966,148          180,492           301,823

         Mortgage servicing rights amortized                  (526,036)         (85,286)          (52,481)
                                                         -------------     ------------       ------------
         Mortgage servicing rights - Ending              $   1,281,208     $    841,096       $   745,890
                                                         =============     ============       ============


STURGIS BANK & TRUST CO. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------
                                                               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                         DECEMBER 31, 2001, 2000 AND 1999


NOTE 5 - PREMISES AND EQUIPMENT

         A summary of the cost and accumulated depreciation of premises and equipment follows:

                                                                     2001               2000
                                                               -----------------  ---------------
         Land                                                   $     666,993      $     786,468
         Land improvements                                             40,489             36,732
         Office buildings                                           5,633,932          5,571,174
         Furniture, fixtures and equipment                          4,185,924          3,740,269
         Construction in progress                                      48,269            581,935
                                                                -------------      -------------
              Total bank premises and equipment                    10,575,607         10,716,578

         Less accumulated depreciation                             (4,205,447)        (3,628,264)
                                                                -------------      -------------
              Net carrying amount                               $   6,370,160      $   7,088,314
                                                                =============      =============


NOTE 6 - DEPOSITS

         Interst bearing deposits at December 31 are summarized as follows:

                                                                     2001               2000
                                                               --------------     ---------------
         Passbook and savings deposits                          $  38,075,301      $  35,512,231
         NOW accounts                                              49,406,921         42,859,694
         Time:
           $100,000 and over                                       15,096,975         14,644,500
           Under $100,000                                          65,687,736         71,001,712

              Total interest-bearing                            $ 168,266,933      $ 164,018,137


STURGIS BANK & TRUST CO. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                DECEMBER 31, 2001, 2000 AND 1999

NOTE 6 - DEPOSITS

         Interest bearing deposit balances at December 31 are summarized as follows:


                                                    $100,000 and
                                                        Over            Under $100,000
                                                  ---------------      ---------------
                          2002                    $    9,411,089       $   36,882,950
                          2003                         3,329,309           15,094,797
                          2004                           716,184            4,348,651
                          2005                         1,017,229            6,040,352
                          2006                           207,240            1,738,278
                   2007 and thereafter                   415,924            1,582,708
                                                  ---------------      ---------------
                                        Total     $   15,096,975       $   65,687,736
                                                  ===============      ===============


NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES

         Advances from the Federal Home Loan Bank of Indianapolis ("FHLB") are collateralized by FHLB stock, all non-employee residential mortgage loans, certain U.S. Treasury and agency securities and mortgage-backed securities issued or guaranteed by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association or the Government National Mortgage Association. Total short-term advances, including advances under a separate line of credit with the FHLB, consisted of approximately $6,000,000 at December 31, 2001 at an interest rate of 5.12% with an average balance for the year of approximately $9,468,255 and an average interest rate of 5%. Total short-term advances, including advances under a separate line of credit with the FHLB, consisted of approximately $9,560,000 at December 31, 2000 at variable interest rates ranging from 6.16% to 6.30% at December 31, 2000 with an average balance for the year of approximately $9,675,000 and an average interest rate of 6.81%.

STURGIS BANK & TRUST CO. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                DECEMBER 31, 2001, 2000 AND 1999


         In addition to advances received under a master "Advances, Pledge and Security Agreement" with the FHLB, the Bank also has an available line of credit with the FHLB which provides for additional funds of up to $10,000,000 at December 31, 2001 and expires in March, 2002. Advances outstanding under the line of credit bear interest at a rate of approximately 50 basis points over the rate paid by the FHLB on their time deposits (an effective rate of 1.82% and 6.30% at December 31, 2001 and 2000, respectively). Included in the above total short-term advances is an oustanding balance on the line of credit of $0 at December 31, 2001 and approximately $7,460,000 at December 31, 2000.

STURGIS BANK & TRUST CO. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                DECEMBER 31, 2001, 2000 AND 1999

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES (CONTINUED)

         The Bank had approximately $64,076,863 and $57,850,000 in long-term advances from FHLB at December 31, 2001 and 2000, respectively. Interest rates range from 4.20% to 7.34% with maturities ranging from February 2002 to December 2011.

         Annual payments of FHLB long-term advances are as follows:

                       2002                    $   16,367,374
                       2003                         7,377,466
                       2004                         3,428,740
                       2005                         2,557,211
                       2006                         3,346,072
                2007 and thereafter                31,000,000

                                     Total     $   64,076,863


         The advances are subject to prepayment penalties subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank.


NOTE 8 - FEDERAL INCOME TAXES

         Sturgis Bank & Trust Co. and subsidiaries file a consolidated federal income tax return. The following is a summary of the provision for income taxes for the three years ended December 31:


                                                       2001           2000         1999
                                                  -------------   ----------   -----------

         Current expense                          $   1,304,568   $  765,468   $   494,000
         Deferred (benefit) expense                      (1,667)           -       194,000
                                                  -------------   ----------   -----------

                  Total income tax expense        $   1,302,901   $  765,468   $   688,000
                                                  =============   ==========   ===========

STURGIS BANK & TRUST CO. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                DECEMBER 31, 2001, 2000 AND 1999

NOTE 8 - FEDERAL INCOME TAXES (CONTINUED)

         A reconciliation of the difference between total federal income tax expense and the amount computed by applying the statutory tax rates to income before income taxes is as follows:


                                                       2001          2000          1999
                                                  -------------   ----------   -----------

         Amount computed at statutory rates       $   1,390,885   $  877,994   $  915,100
         Dividends received deduction                    (9,351)     (14,944)     (10,150)
         Tax-exempt interest income                     (37,903)     (28,054)     (40,300)
         Low income housing tax credits                 (75,000)     (75,000)     (75,000)
         Other, net                                      34,270        5,472     (101,650)
                                                  -------------   ----------   -----------

                  Total                           $   1,302,901   $  765,468   $  688,000
                                                  =============   ==========   ===========

         The details of the net deferred tax asset (liability) are as follows:


STURGIS BANK & TRUST CO. AND SUBSIDIARIES
---------------------------------------------------------------------------------------------------
                                                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                   DECEMBER 31, 2001, 2000 AND 1999


                                                                       2001             2000
                                                                    ----------       ----------
         Deferred tax assets:
            Investments                                             $   33,333       $   34,819
            Allowance for loan losses                                  364,089          223,701
            Amortization                                               124,008          112,962
            Other                                                       39,467           74,885
                                                                    ----------       ----------

                        Total deferred tax assets                      560,897          446,367

         Deferred tax liabilities:
         Deferred loan fees                                           (248,490)        (329,631)
         Mortgage servicing rights                                    (435,610)        (285,973)
         Depreciation                                                  (94,368)         (80,763)
         Other                                                         (30,762)               -
                                                                    ----------       ----------

                        Total deferred tax liabilities                (809,230)        (696,367)

         Valuation allowance                                                 -                -
                                                                    ----------       ----------

         Net deferred tax labi lity                                 $ (248,333)      $ (250,000)
                                                                    ==========       ==========

STURGIS BANK & TRUST CO. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                DECEMBER 31, 2001, 2000 AND 1999


NOTE 9 - RETIREMENT BENEFITS

         The Bank is a participant in the multi-employer Financial Institutions Retirement Fund (FIRF or the Plan), which covers substantially all of its officers and employees. The defined benefit Plan, for all full-time employees with one year of service, provides benefits based on basic compensation and years of service. The Bank's contributions are determined by FIRF and generally represent the normal cost of the Plan. Specific Plan assets and accumulated benefit information for the Bank's portion of the Fund are not available. Under the Employee Retirement Income Security Act (ERISA), a contributor to a multi-employer pension plan may be liable in the event of complete or partial withdrawal for the benefit payments guaranteed under ERISA. The Bank has no present intention to withdraw from the Fund. The expense of the Plan allocated to the Bank for the years ended December 31, 2001, 2000 and 1999 amounted to $177,753, $185,326 and $130,523, respectively.


NOTE 10 - COMMON STOCK AND OPTIONS

         In October 1998, the Bank sold 632,500 shares of its common stock in a secondary public offering. Proceeds from the sale, net of costs associated with the offering, totaled approximately $6 million. Included in the Consolidated Statement of Changes in Equity for the year ended December 31, 1999 is an adjustment for $19,300 of offering costs incurred in this secondary public offering.

         Effective May 1998, two of the Bank's three stock options plans, formerly referred to as the "Director Plan" and the "Employee Plan", expired. The remaining stock option plan, referred to as the "New Director Plan", which expired on December 31, 1999, provided for the granting of options to the Bank's directors. Options granted expire ten

STURGIS BANK & TRUST CO. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                DECEMBER 31, 2001, 2000 AND 1999


         years and one day following the date of grant unless an individual ceases to be a director prior to that time for reasons other than death or disability, in which case the options expire thirty days after cessation of director status. If cessation of director status results from death or disability, the options expire ninety days after cessation of director status.

         Options granted under the former Director Plan expire under the same terms as the New Director Plan. Options granted under the former Employee Plan expire five years after the date of grant, unless employment is terminated prior to that time for reasons other than death or disability, in which case the options expire 30 days after termination or employment. If employment with the Bank is terminated by reason of death or disability, the options expire ninety days after termination of employment. One-third of the granted shares are exercisable after one year, two-thirds after two years and one hundred percent after three years.

NOTE 10 - COMMON STOCK AND OPTIONS (CONTINUED)

         The following is a summary of the activity with respect to the Bank's stock option plans for the years ended December 31, 2001, 2000, and 1999:


STURGIS BANK & TRUST CO. AND SUBSIDIARIES
-------------------------------------------------------------------------------------------
                                                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                         DECEMBER 31, 2001, 2000 AND 1999


                                                                         Weighted-
                                                                          Average
                                                      Number of        Exercise Price
                                                       Shares            Per Share
                                                     -----------     -----------------
         Outstanding - January 1, 1999                 142,060           $   12.87

           Granted                                       3,000               10.00
           Cancelled                                    (7,503)              13.08
           Exercised                                      (107)               4.35
                                                     ----------        ------------
         Outstanding - December 31, 1999               137,450               12.81

           Granted                                           -                   -
           Cancelled                                    (4,400)              11.69
           Exercised                                    (6,648)               4.35
                                                     ----------        ------------
         Outstanding - December 31, 2000               126,402               13.28

           Granted                                           -                   -
           Cancelled                                    (2,551)              13.56
           Exercised                                         -                   -
                                                     ----------        ------------
         Outstanding - December 31, 2001               123,851           $   13.27
                                                     ==========        ============

         At December 31, 2001, 2000, and 1999, options exercisable under the Bank's stock options plans totaled 123,851, 94,272, and 63,478 shares, respectively, and had weighted-average exercise prices per share of $13.27, $12.93, and $11.77, respectively. For options outstanding at December 31, 2001, the exercise price per share ranged from $9.00 to $14.29 and the weighted-average remaining contractual life of the options was approximately 78 months.

         The fair value of each option grant is estimated on the date of grant using the Black-Scholes Option-Pricing Model with the following weighted average assumptions used for options granted during 2000 and 1999:


         Risk free interest rate - 5.67% Volatility rate - 28.03% to 29.49%
         Expected life 4 to 6 years - Employee Plan Expected dividends - 1.33% to 1.65% Expected life 6 to 7 years - Directo and New Director Plans

         The Bank applies APB Opinion 25 and related Interpretations in accounting for the stock option plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the Bank's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by FASB Statement No. 123, the Bank's net income and earnings per share would have been adjusted to the pro forma amounts indicated below:


                                                                  Year ended December 31
                                                   --------------------------------------------------
                                                         2001              2000              1999
                                                   ---------------   ---------------  ---------------
         Net Income              As reported       $   2,787,937     $   1,816,866     $   2,003,449
                                 Pro forma         $   2,570,856     $   1,577,212     $   1,764,320

         Earnings Per Share      As reported       $        0.90     $        0.59     $        0.65
                                 Pro forma         $        0.83     $        0.51     $        0.57

         Earnings Per Share      As reported       $        0.90     $        0.59     $        0.65
         Assuming Dilution       Pro forma         $        0.83     $        0.51     $        0.57


NOTE 11 - MINIMUM REGULATORY CAPITAL REQUIREMENTS

         The Bank is subject to regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary

STURGIS BANK & TRUST CO. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                DECEMBER 31, 2001, 2000 AND 1999


         actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.



NOTE 11 - MINIMUM REGULATORY CAPITAL REQUIREMENTS (CONTINUED)

         Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios, which are shown in the table below. Management believes, as of December 31, 2001 and 2000, that the Bank met all capital adequacy requirements to which they are subject.

         As of December 31, 2001, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, minimum capital amounts and ratios must be maintained as shown in the following table. Management believes that no conditions or events since that notification have changed the Bank's capital category.


STURGIS BANK & TRUST CO. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------------
                                                                        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                                  DECEMBER 31, 2001, 2000 AND 1999


                                                                     For Capital
                                                   Actual          Adequacy Purposes       To be Well-capitalized
                                           -------------------  ------------------------ -------------------------
                                            Amount     Ratio      Amount        Ratio      Amount          Ratio
                                           --------  ---------  ----------     --------  ----------     ----------
         AS OF DECEMBER 31, 2001:
          Total capital (to risk-
            weighted assets)               $ 24,559    13.3%    $   14,739  >    8.0%    $ 18,424     >    10.0%
          Tier1 capital (to risk-
            weighted assets)               $ 23,259    12.6%    $   7,370   >    4.0%    $ 11,054     >    6.0%
          Tier1 capital (to adjusted
            assets)                        $ 23,259    8.6%     $   10,859  >    4.0%    $ 13,574     >    5.0%
          Tangible capital (to tangible
            assets)                        $ 23,259    8.5%     $   8,237   >    3.0%    N/A               N/A

         AS OF DECEMBER 31, 2000:
          Total capital (to risk-
            weighted assets)               $ 21,552    12.4%    $   13,870  >    8.0%    $ 17,338     >    10.0%
          Tier I capital (to risk-
            weighted assets)               $ 20,749    12.0%    $   6,935   >    4.0%    $ 10,403     >    6.0%
          Tier1 capital (to adjusted
            assets)                        $ 20,749    8.1%     $   10,238  >    4.0%    $ 12,797     >    5.0%
          Tangible capital (to tangible
            assets)                        $ 20,749    7.8%     $   7,960   >    3.0%    N/A               N/A


STURGIS BANK & TRUST CO. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                DECEMBER 31, 2001, 2000 AND 1999

NOTE 12 - OFF-BALANCE SHEET ACTIVITIES

         CREDIT RELATED FINANCIAL INSTRUMENTS - The Bank is a party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing need of its customer. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

         The Bank's exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments as it does for on-balance sheet instruments.

         At December 31, 2001 and 2000, the following financial instruments were outstanding whose contract amounts represent credit risk:


                                                                        Contract Amount
                                                             -----------------------------------
                                                                   2001                2000
                                                             ---------------    ----------------
         Commitments to grant loans                           $   5,575,000      $    2,055,000
         Unfunded commitments under lines of credit              20,000,000          13,100,000
         Commercial and standby letters of credit                   135,000             400,000


         Commitments to extend credit are agreements to lend a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on management's credit evaluation of the customer.

STURGIS BANK & TRUST CO. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                DECEMBER 31, 2001, 2000 AND 1999


         Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are collateralized and usually do not contain a specified maturity date and may be drawn upon to the total extent to which the Bank is committed.

STURGIS BANK & TRUST CO. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                DECEMBER 31, 2001, 2000 AND 1999


NOTE 12 - OFF-BALANCE SHEET ACTIVITIES (CONTINUED)

         Commercial and standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those letters of credit are primarily used to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year.

         Collateral Requirements - To reduce credit risk related to the use of credit-related financial instruments, the Bank might deem it necessary to obtain collateral. The amount and nature of the collateral obtained is based on the Bank's credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant and equipment and real estate.

         If the counterparty does not have the right and ability to redeem the collateral or the Bank is permitted to sell or repledge the collateral on short notice, the Bank records the collateral in its balance sheet at fair value with a corresponding obligation to return it.


NOTE 13 - RELATED PARTY TRANSACTIONS

         In the ordinary course of business, the Bank has granted loans to principal officers, directors and affiliates. A summary of the related party loan transactions for the years ended December 31, 2001 and 2000 is as follows:


STURGIS BANK & TRUST CO. AND SUBSIDIARIES
--------------------------------------------------------------------------------------------------------------
                                                                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                             DECEMBER 31, 2001, 2000 AND 1999


                                                                         2001                2000
                                                                    --------------       ------------
         Related party loans outstanding at the beginning
            of the year                                             $      878,827       $   914,858

         Advances                                                        1,344,656           385,042

         Principal repayments                                           (1,052,540)         (421,073)
                                                                    --------------       ------------
         Related party loans outstanding at the end
            of the year                                             $    1,170,943       $   878,827
                                                                    ==============       ============


                 Deposits from related parties held by the Bank at December 31, 2001 and 2000 amounted to $14,000,000 and $12,000,000, respectively.

STURGIS BANK & TRUST CO. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                DECEMBER 31, 2001, 2000 AND 1999


NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS

         The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Bank's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Bank.

         The following methods and assumptions were used by the Bank in estimating fair value disclosures for financial instruments:

         CASH AND CASH EQUIVALENTS - The carrying amounts of cash and short-term instruments approximate fair values.

         INTEREST-BEARING DEPOSITS IN BANKS - The carrying amounts of interest-bearing deposits maturing within ninety days approximate their fair values. Fair values of other interest-bearing deposits are estimated using discounted cash flow analyses based on current rates for similar types of deposits.

         SECURITIES - Fair values for securities, excluding Federal Home Loan Bank stock, are based on quoted market prices. The carrying value of Federal Home Loan Bank stock approximates fair value based on the

STURGIS BANK & TRUST CO. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                DECEMBER 31, 2001, 2000 AND 1999


         redemption provisions of the Federal Home Loan Bank. If quoted market prices are not available, fair values are based on quoted market prices of comparable investment.

         MORTGAGE LOANS HELD FOR SALE - Fair values of mortgage loans held for sale are based on quoted market prices.

STURGIS BANK & TRUST CO. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                DECEMBER 31, 2001, 2000 AND 1999


NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

         LOANS RECEIVABLE - For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values, as adjusted for estimated credit losses. Fair values for other loans (e.g., commercial real estate and investment property mortgage loans, commercial and industrial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

         DEPOSIT LIABILITIES - The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

         FEDERAL HOME LOAN BANK ADVANCES - The carrying amount of short-term FHLB advances is a reasonable estimate of their fair value due to their variable interest rates and short-term maturities. The estimated fair value of long-term FHLB is determined by discounting the future cash flows of outstanding advances using rates currently available on advances from the FHLB with similar characteristics.

         ACCRUED INTEREST - The carrying amounts of accrued interest approximate fair value.

STURGIS BANK & TRUST CO. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                DECEMBER 31, 2001, 2000 AND 1999

         OFF-BALANCE SHEET INSTRUMENTS - The fair value of loan commitments and standby letters of credit, valued on the basis of fees currently charged for commitments for similar loan terms to new borrowers with similar credit profiles, is not considered material.

STURGIS BANK & TRUST CO. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                DECEMBER 31, 2001, 2000 AND 1999


NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

         The estimated fair values, and related carrying or notional amounts,of the Bank's financial instruments are as follows (000s omitted):


                                                                    2001                        2000
                                                         ---------------------------  -----------------------------
                                                           Carrying       Estimated     Carrying    Estimated Fair
                                                            Amount       Fair Value      Amount          Value
                                                         ------------   ------------  ------------ ----------------
         Financial assets:
           Cash and cash equivalents                      $   10,629       $ 10,629     $ 11,698      $   11,698
           Interest-bearing deposits in banks                 15,043         15,461        7,657           7,657
           Other short-term investments                          260            260          105             105
           Hold-to-maturity investment securities              3,904          3,912        7,336           7,365
           FHLB stock                                          4,115          4,115        3,498           3,498
           Loans held for sale                                 4,415          4,453          617             622
           Loans in portfolio                                219,214        226,385      223,574         226,098
           Accrued interest receivable                         1,725          1,725        1,867           1,867

         Financial liabilities:
           Deposits                                          177,603        169,008      173,855         171,052
           Accrued interest payable                              994            994        1,029           1,029
           FHLB advances                                      70,077         69,721       67,410          69,198



NOTE 15 - ACQUISITIONS

         In January 2000, Oakleaf Financial Service, Inc. (a wholly-owned subsidiary), previously SFB Agency, acquired McKillen Financial Services in a business combination accounted for as a purchase. McKillen Financial Services is primarily engaged in providing investment advisory services. The total cost of the acquisition was $475,000, which, since no tangible assets were purchased, has been allocated to goodwill.

         McKillen Financial Services primary source of income is from commissions. The following summarized pro forma (unaudited) information assumes the acquisition had occurred on January 1, 1999 and includes only the income classification affected by the acquisition.

STURGIS BANK & TRUST CO. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.
                                                DECEMBER 31, 2001, 2000 AND 1999

NOTE 15 - ACQUISITIONS (CONTINUED)

                                                                December 31,
                                                                    1999
                                                               -------------

         Noninterest income - Commission income                $     693,023
                                                               =============
         Net income                                            $   2,085,650
                                                               =============

         Earnings per share:

            Basic                                              $        0.67
                                                               =============
            Diluted                                            $        0.67


         The above amounts reflect adjustments for amortization of goodwill.

         December 31, 2001 and 2000 proforma information has been omitted from the above table since the results of operations of McKillen Financial Services are reflected in the consolidated statements of income.


NOTE 16 - STOCK REDEMPTION PROGRAM

         During January 2002, the Board of Sturgis Bancorp, Inc. (the "Corporation") approved a program to repurchase up to 10 percent of the Corporation's issued and outstanding common stock in the open market and in privately negotiated transactions. Through March 11, 2002, the Corporation has redeemed 115,200 shares at a total redemption price of approximately $1,050,000.