Form 10-K, Exhibit 13
period 2002-12-31
STURGIS BANCORP INC
filed 2003-03-26
CIK 1166362

                                  EXHIBIT 13.1

                          ANNUAL REPORT TO STOCKHOLDERS

March 25, 2003

To Our Stockholders

On behalf of all of us at Sturgis Bank & Trust Company ("Bank") and Sturgis Bancorp, Inc. ("Bancorp"), it is a pleasure to present Bancorp's 2002 Annual Report. It was a good year.

The U.S. banking industry, including our Bank, was significantly affected by the stable, low interest rates during 2002, after significant decreases in interest rates during 2001. The low residential mortgage rates prompted significant refinancing, as many qualified borrowers locked in new loans at the historically low rates. The residential mortgage refinancing and subsequent sales outpaced loan growth, especially in commercial mortgages. Net loans decreased to $212.0 million from $219.1 million at December 31, 2002 and 2001, respectively. However, loans serviced for others increased to $178.5 million from $134.8 million. This demonstrates that the Bank is growing its relationship base, even though net loans decreased. Growth in securities and interest-bearing deposits at banks was primarily funded through growth in interest-bearing deposits.

The net income of the Bancorp was a record high of $2,790,387 in 2002, compared to $2,787,937 in 2001. The decrease in net interest income, primarily caused by assets repricing quicker than liabilities, was offset by an increase in noninterest income.

The primary components of the increase in noninterest income were commission income, mortgage banking activities and bank owned life insurance. The commission income increased to $970,737 in 2002 from $796,688 in 2001, due to new and expanded relationships of Oakleaf Financial Services, Inc., the wholly-owned investment subsidiary of the Bank. Mortgage banking activities generated $2,028,497 in 2002, compared to $1,508,451 in 2001, due to an increase in the loans sold to $108.1 million in 2002, compared to $73.5 million in 2001. The value of bank owned life insurance purchased December 28, 2001 increased $332,470 in 2002, compared to $2,959 in 2001.

Noninterest expense increased $113,223, or 1.28%, to $9.0 million in 2002. The primary components of the change in noninterest expense were salaries, employee benefits and amortization of goodwill. Salaries and employee benefits increased due to staffing adjustments, benefit costs and cost of living increases, which became effective January 2002. Bancorp did not record amortization expense in 2002, as a result of adopting FAS 142. Amortization of goodwill was $574,864 in 2001.

The Bank increased its provision for loan losses to $1,494,916 in 2002 from $1,056,194 in 2001. The allowance for loan losses was $1,920,037, or 0.88% of gross loans at December 31, 2002, compared to $1,300,000, or 0.58% of gross loans at December 31, 2001. This increase is due to depressed economic conditions and the change of the Bank's mix of loans to include a greater percentage of commercial loans.

The Bancorp's capital decreased to $27.5 million from $28.5 million at December 31, 2002 and 2001, respectively. This decrease is primarily the result of $3.0 million of stock redemptions during 2002. This decrease in capital contributed to the increase in earnings per share to $0.95 in 2002 from $0.90 in 2001.

Total assets serviced by Bancorp at December 31, 2002 were $718.0 million ($296.7 million consolidated assets, $178.5 million loans service for others, $120.9 million serviced by Oakleaf Financial Services, Inc., $94.6 million serviced by the Trust Department and $27.3 million swept to an external mutual fund).

The directors, officers and staff of the Bank and Bancorp wish to thank you for your continuing interest and support. As always, your comments are welcome.

Sincerely,


/s/
Leonard L. Eishen

                                    CONTENTS
                                    --------
                                                                          Page
                                                                          ----

Selected Financial Data                                                     2
Corporate Year in Review                                                    3
Management's Discussion and Analysis of Financial
   Condition and Results of Operations                                      4
Directors and Officers of the Bancorp                                      21
Directors and Officers of the Bank                                         22
Bank Corporate Information                                                 23
Market Information                                                         24
Independent Accountants                                                    25
Form 10-K Report                                                           26
Report of Independent Accountants and
   Consolidated Financial Statements                                       27

                                               SELECTED FINANCIAL DATA
                                               -----------------------


                                                                      At December 31,
                                                                      ---------------
                                             2002            2001           2000            1999           1998
                                             ----            ----           ----            ----           ----
Total assets                             $296,684,457    $279,789,272   $271,116,489    $251,596,319   $237,496,303
Cash and investment securities             39,767,645      28,801,672     25,533,283      23,493,106     33,539,244
Loans and loans held for sale             219,480,856     223,528,846    224,191,073     206,295,022    182,110,622
Mortgage-backed securities                  8,912,723       1,034,119      1,261,585       1,519,508      1,997,645
Allowance for loan losses                   1,920,037       1,300,000        803,744         730,000        686,896
Deposits                                  202,563,796     179,129,827    173,855,324     163,679,849    172,439,561
Short-term borrowings                       6,671,907       6,000,000      9,560,855      23,506,029              -
Long-term borrowings                       57,709,489      64,076,863     57,849,521      35,607,361     38,661,629
Stockholders' equity                       27,452,528      28,496,934     26,515,396      25,347,607     23,950,820
Book Value per share                             9.81            9.19           8.55            8.19           7.74

Shares outstanding (actual number)          2,799,535       3,101,534      3,101,534       3,094,886      3,094,779


                                                                  Year Ended December 31,
                                                                  -----------------------
                                             2002            2001           2000            1999           1998
                                             ----            ----           ----            ----           ----
Interest income                           $17,410,692     $19,938,467    $19,138,924     $16,963,609    $15,890,135
Interest expense                            8,414,100      10,401,412     10,526,202       8,673,279      8,769,897
Provision for loan losses                   1,494,916       1,056,194        309,000         104,000        173,913
Noninterest income                          5,392,666       4,482,780      3,361,115       3,021,639      2,770,928
Noninterest expense                         8,986,026       8,872,803      9,082,503       8,516,520      7,367,354
Federal income tax                          1,117,929       1,302,901        765,468         688,000        635,000
Net income                                  2,790,387       2,787,937      1,816,866       2,003,449      1,714,899
Earnings per share (basic)                       0.95            0.90           0.59            0.65           0.67
Earnings per share (diluted)                     0.95            0.90           0.59            0.65           0.65
Cash dividends per share                         0.28            0.26           0.22            0.19           0.18
Dividend payout ratio                          29.47%          28.89%         37.29%          29.23%         26.87%
Equity/Assets ratio                             9.25%          10.19%          9.78%          10.07%         10.08%
Return on assets                                0.95%           1.00%          0.69%           0.83%          0.75%
Return on equity                                9.96%          10.14%          6.99%           8.16%          9.24%

Weighted average shares
  outstanding (actual number):
          Basic                             2,949,874       3,101,534      3,099,630       3,094,854      2,565,069
          Diluted                           2,952,239       3,101,534      3,099,630       3,099,503      2,643,970

                            CORPORATE YEAR IN REVIEW
                            ------------------------


On December 11, 2001, the shareholders of Sturgis Bank & Trust Company (the "Bank") approved the reorganization of the Bank to become a wholly owned subsidiary of Sturgis Bancorp, Inc. (the "Company"), a financial holding company. The Company is a financial holding company under the Bank Holding Company Act of 1956, as amended. This reorganization was effective January 1, 2002. As a result, historical information in this Annual Report for periods before the January 1, 2002 effective date relate tot he Bank. Throughout this Annual Report Sturgis Bancorp, Inc. will be referred to as the Company and Sturgis Bank & Trust Company will be referred to as the Bank.

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

While the Bank's primary business has historically been and will continue to be the origination of first mortgage loans on 1-4 family unit homes, it has implemented strategies in the last few years that will put more emphasis on originating commercial real estate and small business loans within its primary market area. The Bank also intends to increase multi-family and consumer lending products. The marketing of these loans will focus on the existing customer base and new relationships within the Bank's primary market area.

The Bank's Trust Department has approximately $94.6 million of assets under administration (excluding the Bank's investment portfolio) as of December 31, 2002, a decrease of $3.4 million, or 3.5%, during 2002. The decrease was primarily due to market conditions.

In 2003 the Bank will:

     *    Offer trust services to its customers.

     * Offer interest rates on deposit accounts that are competitive in its market.

     *    Emphasize originations of home and family-related customer loans.

     * Match asset/liability maturities to manage interest rate and liquidity risks.

     * Offer noninsured investment securities through Oakleaf Financial Services, Inc., a wholly owned subsidiary of the Bank.

     * Continue a caring attitude toward our customers with responsiveness to their needs and concerns.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


FORWARD LOOKING STATEMENTS

     This report contains statements that constitute forward-looking statements. These statements appear in several places in this report and include statements regarding intent, belief, outlook, objectives, efforts, estimates or expectations of the Company, primarily with respect to future events and the future financial performance of the Company. Any such forward-looking statements are not guarantees of future events or performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statement. Factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement include, but are not limited to, changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; government and regulatory policy changes; the outcome of any pending and future litigation and contingencies; trends in consumer behavior and ability to repay loans; and changes of the world, national and local economies. The Company undertakes no obligation to update, amend or clarify forward-looking statements as a result of new information, future events, or otherwise.

CRITICAL ACCOUNTING POLICIES

     The banking industry is highly regulated. Furthermore, the nature of the banking industry is such that, other than described below, the use of estimates and management judgment are not likely to present a material risk to the financial statements. In cases where estimates or management judgment are required, internal controls and processes are established to provide assurance that such estimates and management judgments are materially correct to the best of management's knowledge.

ALLOWANCE FOR LOAN LOSSES - Accounting for loan classifications, accrual status, and determination of the allowance for loan losses is based on regulatory guidance. This guidance includes, but is not limited to, generally accepted accounting principles, the uniform retail credit classification and account management policy issued by the Federal Financial Institutions Examination Council ("FFIEC"), and the joint policy statement on the allowance for loan losses methodologies issued by the FFIEC. Accordingly, the allowance for loan losses includes a reserve calculation based on an evaluation of loans determined to be impaired, risk ratings, historical losses, loans past due, and other subjective factors.

COMMERCIAL LOAN RATING SYSTEM AND IDENTIFICATION OF IMPAIRED LOANS - The Company has a defined risk rating system that is designed to assess the risk of individual loans and overall risk of the commercial loan portfolio. The system assigns a risk weighting to factors such as cash flow, collateral, financial condition, operating performance, repayment history, management, and strength of the industry. An assessment of risk is performed as a part of the loan approval process as well as periodic updates based on the circumstances of the individual loan. The Company employs both internal and external loan review services to assess risk ratings.

RESULTS OF OPERATIONS

     The Company reported net income of $2.8 million, $2.8 million and $1.8 million for the years ended December 31, 2002, 2001 and 2000, respectively. Basic earnings per share was $0.95, $0.90 and $0.59 for the years ended December 31, 2002, 2001 and 2000, respectively. The decrease in net interest income from 2001 to 2002 was primarily offset by increases in mortgage banking income, so that net income remained relatively stable. The stock redemption of nearly 10% of outstanding shares of Sturgis Bancorp, Inc. common stock contributed to the increase in earnings per share from 2001 to 2002. The increase in net income from 2000 to 2001 was primarily due to the substantial increase in mortgage banking activities.

INTEREST INCOME

     2002 COMPARED TO 2001. Interest income decreased $2.5 million to $17.4 million from $19.9 million. This decrease is primarily due to the decreases in interest rates and average loans outstanding to $217.6 million in 2002 from $224.6 million in 2001. The average yield on interest-earning assets decreased to 6.71% in 2002 from 7.87% in 2001. This is primarily due to changes in the composition of interest-earning assets and lower yields as interest-earning assets repriced through 2002. The decrease in interest income is likely to reverse when interest rates increase. The Bank increased investment securities and interest-bearing deposits as loans refinanced and were subsequently sold.

     2001 COMPARED TO 2000. Interest income increased $0.8 million to $19.9 million from $19.1 million. This increase is primarily due to the increases in average loans outstanding to $224.6 million in 2001 from $217.3 million in 2000. The average yield on interest-earning assets decreased to 7.87% in 2001 from 8.20% in 2000. This is primarily due to changes in the composition of interest-earning assets. The Bank reduced investment securities and reinvested proceeds from their maturity into interest-bearing deposits, which contributed to net interest income without significant market risk.

INTEREST EXPENSE

     2002 COMPARED TO 2001. Interest expense decreased $2.0 million to $8.4 million in 2002 from $10.4 million in 2001. This was primarily due to the decrease in rates paid on average interest-bearing deposits and FHLB advances. The rate paid on average interest-bearing liabilities decreased to 3.39% in 2002 from 4.24% in 2001.

     2001 COMPARED TO 2000. Interest expense decreased $0.1 million to $10.4 million in 2001 from $10.5 million in 2000. This was primarily due to the decrease in rates paid on average interest-bearing deposits and FHLB advances, which outpaced increased due to volume. The rate paid on average interest-bearing liabilities decreased to 4.24% in 2001 from 4.55% in 2000.

NET INTEREST INCOME

     2002 COMPARED TO 2001. Net interest income for the year ended December 31, 2002 was $9.0 million compared to $9.5 million for the year ended December 31, 2001, a decrease of $0.5 million or 5.7%. This decrease was caused primarily by decreases in the Bank's net interest margin to 3.47% in 2002 from 3.77% in 2001. Although market rates remained relatively stable during 2002, loans and investments continued to reprice lower in accordance with their adjustment cycle. Rates paid on interest-bearing liabilities decreased to 3.39% for 2002 from 4.24% for 2001. The Bank is positioned to increase net interest income with rising interest rates.

     2001 COMPARED TO 2000. Net interest income for the year ended December 31, 2001 was $9.5 million compared to $8.6 million for the year ended December 31, 2000, an increase of $0.9 million or 10.5%. The increase was caused primarily by increases in average interest-earning assets from $233.4 million in 2000 to $253.2 million in 2001, and interest-bearing liabilities from $231.1 million in 2000 to $245.4 million in 2001. The Bank's net interest margin increased from 3.69% for the year ended December 31, 2000 to 3.77% for the year ended December 31, 2001, primarily due to a decrease in average rate paid on interest-bearing liabilities.

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


                                                         AVERAGE BALANCES AND INTEREST RATES
                                                               YEAR ENDED DECEMBER 31,
                                       ---------------------------------------------------------------------------
                                                         2002                                   2001
                                       ------------------------------------   ------------------------------------
                                         AVERAGE       INTEREST                 AVERAGE       INTEREST
                                       OUTSTANDING     EARNED/       YIELD/   OUTSTANDING      EARNED/      YIELD/
                                         BALANCE         PAID         RATE      BALANCE          PAID        RATE
                                       ------------------------------------   ------------------------------------
    Interest-Earning Assets:
      Loans (1)                        $217,597,254   $15,729,020     7.23%   $224,638,896    $18,276,561    8.14%
      Mortgage-backed securities          6,083,847       238,145     3.91%      1,143,720         74,935    6.55%
      Investment securities (2)          10,069,556       429,210     4.26%      7,768,763        537,388    6.92%
      Interest-bearing deposits          25,879,158     1,014,317     3.92%     19,691,832      1,049,583    5.33%
                                       ------------------------------------   ------------------------------------
        Total interest-earning assets  $259,629,815   $17,410,692     6.71%   $253,243,211    $19,938,467    7.87%
                                       ====================================   ====================================

    Interest-Bearing Liabilities:
      Deposits                         $184,120,609    $5,042,699     2.74%   $177,212,048    $ 6,369,577    3.59%
      FHLB advances                      64,034,041     3,317,401     5.27%     68,153,648      4,031,835    5.92%
                                       ------------------------------------   ------------------------------------
        Total interest-bearing
           liabilities                 $248,154,649    $8,414,100     3.39%   $245,365,696    $10,401,412    4.24%
                                       ====================================   ====================================

    Net interest income                                $8,996,592                              $9,537,055
                                                     =============                          =============
    Interest rate spread                                              3.32%                                  3.63%
                                                                      =====                                  =====
    Net interest-earning assets         $11,475,165                             $7,877,515
                                       ============                           ============
    Net interest margin                                               3.47%                                  3.77%
                                                                      =====                                  =====

    (1) Interest on loans includes fees. Nonaccrual loans and loans held for sale have been included in the average balances of loans. (2) Yield on investment securities is reported on an actual and not a tax equivalent basis

                                                         2000
                                       ------------------------------------
                                         AVERAGE       INTEREST
                                       OUTSTANDING     EARNED/       YIELD/
                                         BALANCE         PAID         RATE
                                       ------------------------------------
    Interest-Earning Assets:
      Loans (1)                        $217,267,415   $18,097,475     8.33%
      Mortgage-backed securities          1,388,320        87,076     6.27%
      Investment securities (2)          13,443,781       880,876     6.55%
      Interest-bearing deposits           1,280,132        73,497     5.74%
                                       ------------------------------------
        Total interest-earning assets  $233,379,648   $19,138,924     8.20%
                                       ====================================

    Interest-Bearing Liabilities:
      Deposits                         $173,688,056    $6,886,005     3.96%
      FHLB advances                      57,435,331     3,640,197     6.34%
                                       ------------------------------------
        Total interest-bearing
           liabilities                 $231,123,387   $10,526,202     4.55%
                                       ====================================

    Net interest income                                $8,612,722
                                                    =============
    Interest rate spread                                             3.64%
                                                                     =====
    Net interest-earning assets
      (liabilities)                      $2,256,261
                                       ============
    Net interest margin                                              3.69%
                                                                     =====

    (1) Interest on loans includes fees. Nonaccrual loans and loans held for sale have been included in the average balances of loans.
    (2) Yield on investment securities is reported on an actual and not a tax equivalent basis

The following table presents information regarding the average yields received on loans and other assets and the rates paid on deposits and borrowings at the dates indicated. Non-accruing loans have been included in the table as loans carrying a zero yield.

                                                        AT DECEMBER 31,
                                                 2002         2001        2000
WEIGHTED AVERAGE RATE:
       Loans                                    6.89%        7.58%       8.42%
       Mortgage-backed securities               5.29%        6.61%       7.30%
       Investments(1)                           5.12%        5.90%       6.12%
       Interest-bearing deposits                3.60%        4.26%       6.71%
            All interest-earning assets         6.45%        7.33%       8.27%

WEIGHTED AVERAGE COST:
       Deposits (interest-bearing)              2.51%        2.77%       4.16%
       FHLB advances                            4.83%        5.68%       6.45%
            All interest-bearing liabilities    3.10%        3.59%       4.80%

INTEREST RATE SPREAD                            3.35%        3.74%       3.47%

     (1) Yield on investment securities is reported on an actual and not a tax equivalent basis.

     RATE/VOLUME ANALYSIS. The following table sets forth certain information regarding changes in interest income and interest expense of the Company for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to:
(i) changes in volume (change in volume multiplied by the prior year rate) and
(ii) changes in rate (change in rate multiplied by the prior year volume). Rate/volume variances have been allocated proportionately to the change due to rate and the change due to volume.

                                                  YEAR ENDED DECEMBER 31,                   YEAR ENDED DECEMBER 31,
                                                  -----------------------                   -----------------------
                                                        2002 VS 2001                             2001 VS 2000
                                                        ------------                             ------------
                                                INCREASE (DECREASE) DUE TO:                INCREASE (DECREASE) DUE TO:
                                                ---------------------------                ---------------------------
    Interest Income:                         VOLUME        RATE         TOTAL           VOLUME       RATE          TOTAL
                                             ------        ----         -----           ------       ----          -----
       Loans                                ($488,311) ($2,059,230) ($2,547,541)       $568,692    ($389,606)     $179,086
       Mortgage-backed securities             178,767      (15,558)     163,209         (16,259)       4,118       (12,141)
       Investment securities                  600,949     (709,127)    (108,178)       (395,707)      52,219      (343,488)
       Interest-bearing deposits            3,545,106   (3,580,370)     (35,265)        980,972       (4,886)      976,086
                                          --------------------------------------     -------------------------------------
          Total interest-earning assets     3,836,511   (6,364,285)  (2,527,775)      1,137,698     (338,155)      799,543
                                          --------------------------------------     -------------------------------------
    Interest Expense:
       Deposits                               191,455   (1,518,323)  (1,326,878)        143,333     (659,761)     (516,428)
       FHLB advances                         (173,773)    (486,661)    (660,435)        608,968     (217,330)      391,638
                                          --------------------------------------     -------------------------------------
          Total interest-bearing
            liabilities                        17,672   (2,004,984)  (1,987,313)        752,301     (877,091)     (124,790)
                                          --------------------------------------     -------------------------------------

    Net Interest Income                    $3,818,839  ($4,359,301)   ($540,462)       $385,397     $538,936      $924,333
                                          ======================================     =====================================

                                                  YEAR ENDED DECEMBER 31,
                                                  -----------------------
                                                        2000 VS 1999
                                                        ------------
                                                INCREASE (DECREASE) DUE TO:
                                                ---------------------------
    Interest Income:                         VOLUME         RATE         TOTAL
                                             ------         ----         -----
       Loans                              $2,329,358      $177,084   $2,506,442
       Mortgage-backed securities            (10,718)          470      (10,248)
       Investment securities                 (49,011)      (34,608)     (83,619)
       Interest-bearing deposits            (170,618)      (66,642)    (237,260)
                                          --------------------------------------
          Total interest-earning assets    2,099,011        76,304    2,175,315
                                          --------------------------------------
    Interest Expense:
       Deposits                              (89,190)      611,223      522,033
       FHLB advances                       1,032,174       298,716    1,330,890
                                          --------------------------------------
          Total interest-bearing
            liabilities                      942,984       909,939    1,852,923
                                          --------------------------------------

    Net Interest Income                   $1,156,027     ($833,635)    $322,392
                                          ======================================

PROVISION FOR LOAN LOSSES

     2002 COMPARED TO 2001. The provision for loan losses was $1,494,916 for the year ended December 31, 2002 and $1,056,194 for the year ended December 31, 2001, an increase of $438,722. The increase is due to the depressed economy, which has increased past due and classified loans, and the Bank's gradually changing portfolio to include more commercial loans. The provision for loan losses was based upon management's assessment of relevant factors, including types and amounts of non-performing loans, historical and anticipated loss experience on such types of loans, and economic conditions.

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

     The allowance for loan losses as a percentage of total loans has increased from 2000 to 2002. This increase is due to the increasing exposure of the Bank to commercial lending. Because of the Bank's continuing growth in commercial loans, the Bank will continue to fund the allowance for loan losses due to higher risks related to commercial lending, especially as the Bank establishes a history of net charge-offs related to its commercial loans.

     Nonperforming loans and net charge-offs have increased in 2002 and 2001 compared to prior years. This increase is primarily due to the Bank's quicker classification of nonaccrual loans and general weakness in economic conditions. The Bank has enhanced collection efforts to address this issue. The Bank has added a Loss Mitigation Officer, which Management expects will both reduce charge-offs and increase recoveries. The Loss Mitigation Officer will attempt to maximize recoveries on loans previously charged off. The Bank has also added a Credit Analyst, who will primarily be responsible for underwriting new loans. The Credit Analyst will also be able to accelerate identification of weaknesses in commercial relationships. Additional training and technology have been provided to the collections staff. The Bank has also accelerated its collections and foreclosure actions to reduce the level of nonperforming assets and net charge-offs.

NONINTEREST INCOME

     2002 COMPARED TO 2001. Noninterest income was $5.4 million in 2002 compared to $4.5 million in 2001, an increase of $909,886. The primary components of the increase were mortgage banking activities and increase in cash surrender value of life insurance. The increase in mortgage banking activities was due to the increase in loan sales during 2002 compared to 2001. Proceeds from sale of loans increased to $108.7 million in 2002 from $74.3 million in 2001. Mortgage banking activities are expected to continue strong through the beginning of 2003, although an increase in interest rates should decrease activity. During 2002, the Bank recognized an increase in cash surrender value of life insurance totaling $332,470, compared to $2,959 for 2001 related to insurance policies on key personnel. The life insurance was purchased with a single premium payment in December 2001. Commission income from Oakleaf Financial Services, Inc. ("Oakleaf"), the Bank's investment subsidiary, increased to $970,737 in 2002 from $796,688 in 2001. This increase is due to growth in the relationships managed by Oakleaf. Management anticipates continued growth in fee income from Oakleaf, as the relationship base increases.

     2001 COMPARED TO 2000. Noninterest income was $4.5 million in 2002 compared to $3.4 million in 2001, an increase of $1.1 million. The primary component of the increase was mortgage banking activities. The increase in mortgage banking activities was due to the increase in loan sales during 2001 compared to 2000. Proceeds from sale of loans increased to $74.3 million in 2001 from $13.9 million in 2000. Commission income from Oakleaf Financial Services, Inc. ("Oakleaf"), the Bank's investment subsidiary, increased to $796,688 in 2001 from $691,766 in 2000, due to growth of relationships and the acquisition of McKillen Financial, Inc. in January 2000.

NONINTEREST EXPENSE

     2002 COMPARED TO 2001. Noninterest expense was $9.0 million in 2002, compared to $8.9 million in 2001, an increase of $113,223 or 1.3%. The largest component of the increase was salaries and employee benefits, which increased $640,158 to $4.7 million in 2002 from $4.0 million in 2001. These increases are due to increases in the cost of employer-provided medical insurance and salary adjustments. Employer-provided medical insurance was $615,320 in 2002 and $421,971 in 2001. Salary adjustments were the result of staffing changes and cost of living increases which took effect January 2002. Offsetting this increase were decreases in occupancy and equipment expense and amortization of goodwill. Occupancy and equipment expense decreased $104,074 to $1.3 million in 2002 from $1.4 million in 2001. Depreciation expense was the primary component of the decrease in occupancy and equipment expense. Depreciation expense decreased to $605,318 in 2002 from $670,844 in 2001. Amortization expense was not recognized in 2002, due to adoption of FAS 142. Amortization expense for 2001 was $574,864.

     2001 COMPARED TO 2000. Noninterest expense was $8.9 million in 2001, compared to $9.1 million in 2000, a decrease of $209,700 or 2.2%. The largest components of this decrease were professional fees, contributions and deposit account expenses. Deposit account expenses decreased due to a vendor change for statement rendering and check processing services. In 2000, contributions included the $110,000 donation of the Bank's Covert, Michigan building to the Covert community for use as a walk-in medical clinic. In 2000, the professional fees of $606,206 included expenses of approximately $370,000 for the proposed merger with Southern Michigan Bancorp, Inc. The merger with Southern Michigan Bancorp, Inc. was terminated on October 4, 2000.

     The effective federal income tax rate was 28.6% in 2002, 31.8% in 2001 and 29.6% in 2000. The decrease is primarily due to the increase in value of bank-owned life insurance, which is not subject to federal income taxes.

CASH FLOWS

     OPERATING. Cash flows from operating activities are most significantly affected by net income and mortgage banking activities. Net income was $2,790,387, $2,787,937, and $1,816.866 for the years ended December 31, 2002,
2001 and 2000, respectively. Gain on sale of loans was $1.2 million, $783,640 and $114,610 for the years ended December 31, 2002, 2001, and 2000, respectively. Loans originated for sale and proceeds from the sale of loans also increased with the historically low mortgage loan rates. Loans originated for sale were $111.1 million, $77.3 million, and $14.4 million for the years ended December 31, 2002, 2001, and 2000, respectively. The increases in loans originated for sale in 2002 and 2001 are primarily due to the low residential mortgage rates. Proceeds from sales of loans were $109.3 million, $74.3 million, and $13.9 million for the years ended December 31, 2002, 2001, and 2000, respectively. Because the Bank generally has a policy of selling long-term fixed rate mortgage loans, the volume of loan sales varies with customer demand for these loans. Also affecting cash flows from operating activities are the add-backs of non-cash expenses, which include the provision for loan losses, depreciation and amortization of mortgage servicing rights.

     INVESTING. Cash flows from investing activities are most significantly affected by loans made to customers net of principal payments, changes in the Bank's investment portfolio, increases in interest-bearing deposits in banks, and the acquisition of bank owned life insurance. For the year ended December 31, 2002 and 2001 there were decreases in loans of $4.7 million and $3.4 million, respectively, primarily due to refinanced loans. Investment purchases and maturities also affect cash flows from investing activities. The Bank's management maintains investments at levels that provide the Bank with optimal return, risk, and liquidity. The Bank increased its holdings of interest-bearing deposits in banks by $8.0 million to $23.0 million at December 31, 2002 from $15.0 million at December 31, 2001 and $7.7 million at December 31, 2000. The Bank purchased $6.0 million of bank-owned life insurance in 2001. The increase in holdings of interest-bearing deposits and the purchase of bank-owned life insurance were primarily funded by deposits.

     FINANCING. Cash flows from financing activities are mostly affected by changes in deposits and FHLB advances. Deposits increased $23.4 million, $3.8 million and $10.2 million for the years ended December 31, 2002, 2001, and 2000, respectively. The Bank also used FHLB advances for financing its operating and investing activities. The FHLB advances decreased $5.7 million for the year ended December 31, 2002 and increased $2.7 million and $8.3 million for the years ended December 31, 2001 and 2000, respectively.

FINANCIAL CONDITION

     ASSETS. The Bank's total assets at December 31, 2002 were $296.7 million compared to $279.8 million at December 31, 2001, an increase of $16.9 million or 6.0%. The increase was primarily in interest-bearing deposits in banks and investment securities. The low market interest rates prompted a heavy refinancing year for residential mortgages. The funds from the refinanced residential mortgages were redeployed into commercial loans, investments and interest-bearing deposits in banks. Interest-bearing deposit liabilities increased with the decreased confidence in the equity markets. An increase in market interest rates or rebound in equity markets could change the unusually high liquidity position of the Bank.

     LOANS. The Bank's net loans decreased to $212.0 million at December 31, 2002 from $219.1 million at December 31, 2001. This decrease was primarily due to residential loans refinanced with the decrease in market rates. Adjustable-rate mortgage loans were refinanced into fixed rate mortgages to lock in low rates. The Bank sells long-term, fixed rate, residential mortgages in the secondary market, so the residential mortgages decreased to $127.8 million at December 31, 2002 from $151.8 million at December 31, 2002. Commercial mortgage loans increased to $50.4 million, or 23.2% of gross loans, at December 31, 2002 from $34.9 million, or 15.6% of gross loans at December 31, 2001. The demand for fixed-rate mortgage loans in 2002 was higher due to lower average interest rates during the period. The proceeds from sales of loans (all fixed-rate, residential mortgages) were $108.7 million and $74.3 million for 2002 and 2001, respectively. The mortgage loans originated for sale ($111.1 million during 2002 and $77.3 million during 2001) were primarily funded by the secondary mortgage market sales. At December 31, 2002, outstanding loan commitments were $9.8 million and $17.9 million on fixed and variable-rate loans, respectively. These loan commitments will be funded by interest-bearing deposits, maturing assets, and additional FHLB borrowings, if needed. The decision to sell fixed-rate mortgages with original maturities of 10 years or greater protects the Bank from the interest rate risk inherent in holding these longer fixed-rate loans and provides a source of liquidity to fund loan demand. Bank Management does not view the decrease in loan balances as a continuing trend. An increase in market interest rates will decelerate the pace of refinance in the residential loan portfolio and the Bank is continuing its growth in commercial loans.

     Loans serviced for others increased by $43.7 million to $178.5 million at December 31, 2002 from $134.8 million at December 31, 2001. This servicing portfolio consists of loans originated by the Bank and sold in the secondary mortgage market with servicing retained by the Bank. Bancorp has no purchased mortgage servicing portfolio. The originated mortgage servicing rights asset had a valuation allowance at December 31, 2002 of $273,852. This allowance was established to recognize the measured impairment of the asset. The Bank will continue to monitor the valuation of the servicing rights asset. If subsequent analysis shows reductions in the impairment, the valuation allowance will be reduced.

     INTEREST-BEARING DEPOSITS IN BANKS. Interest-bearing deposits in banks were $23.0 million at December 31, 2002, compared to $15.0 million at December 31, 2001, an increase of $8.0 million. During 2002, growth in deposits and refinanced loans provided funds for investments in $100,000 certificates of deposit in domestic financial institutions.

     SECURITIES - HELD-TO-MATURITY. Investment securities consisting of U.S treasury and agency securities, municipal obligations, and mortgage-backed securities were $12.6 million at December 31, 2002 compared to $3.9 million at December 31, 2001, an increase of $8.7 million. The increase was primarily in commercial mortgage-backed securities issued by the Small Business Association, a U.S. Agency.

     DEPOSITS AND BORROWED FUNDS. Deposits were $202.6 million at December 31, 2002 compared to $179.1 million at December 31, 2001, an increase of $23.5 million or 13.1%. The increase is primarily in certificates of deposit of $100,000 or greater, which were $34.5 million and $15.1 million at December 31, 2002 and 2001, respectively. The increase in certificates of deposit includes $10.0 million of brokered certificates. The Bank will continue to manage the rates offered on its time deposits and use borrowed funds, when that strategy enhances net interest income.

     The Bank has an available line of credit with the Federal Home Loan Bank of Indianapolis ("FHLB") which provides for advances up to $10.0 million and matures in March 2003. All borrowings from FHLB are collateralized by FHLB stock and substantially all mortgage loans.

     Long-term advances were $57.7 million at December 31, 2002 compared to $64.1 million at December 31, 2001 a decrease of $6.4 million. Short-term advances were $6.7 million at December 31, 2002 compared to $6.0 million at December 31, 2001 a decrease of $0.7 million.

CAPITAL

     The stockholders' equity of the Bancorp was $27.5 million at December 31, 2002 compared to the Bank's stockholders' equity of $28.5 million at December 31, 2001, a decrease of $1.0 million or 3.74%. The primary component of this decrease was redemption of common stock. During January 2002, the Board of Bancorp approved a program to repurchase up to 10 percent of Bancorp's issued and outstanding common stock in the open market and in privately negotiated transactions. Through December 31, 2002, Bancorp redeemed 301,999 shares of its common stock at a total redemption price of $3.0 million. Cash dividends during 2002 of $0.28 per share reduced retained earnings by $829,499. The stockholders' equity was 9.25% of total assets at December 31, 2002.

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

     The Bank measures its exposure to interest rate fluctuations primarily by using a computer modeling system designed for savings institutions such as the Bank. The model uses assumptions which management believes are reasonable for the analysis. These assumptions include (but are not limited to) prepayment and decay rates based on nine interest rate scenarios. It allows the Bank to adjust its asset-liability mix based on the interest rate risk identified. The analysis estimates the changes in the market value of the Bank's equity using interest rate change scenarios ranging from +4% to -4%, in 1% increments from current market rates. At December 31, 2002, the following table illustrates the interest rate sensitivity of the Bank's equity to changes in market interest rates.

                  (in Thousands of Dollars)
                   -----------------------
Book value of stockholders' equity                   $27,453

4% increase in market rates                           43,152
3% increase in market rates                           43,422
2% increase in market rates                           45,191
1% increase in market rates                           44,376

No change (current market value of equity)            42,905

1% decrease in market rates                           40,075
2% decrease in market rates                           37,143
3% decrease in market rates                           33,661
4% decrease in market rates                           29,268

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

         Static Gap Analysis: The management of interest rate sensitivity includes monitoring the maturities and repricing opportunities of interest-earning assets and interest-bearing liabilities. The following table summarizes the interest rate repricing gaps for selected maturity periods as of December 31, 2002:


                                                                            (In Thousands)

                                           1 Mo.     2-3 Mos.   4-6 Mos.   7-9 Mos.  10-12 Mos. >1-5 Yrs.   >5 Yrs.      Total
                                       -----------------------------------------------------------------------------------------
Non-loan interest-earning assets          $12,401    $10,770     $1,568     $7,611     $3,779     $1,539     $2,063     $39,731
Loans                                      74,069     13,821     17,881     16,128     13,648     75,911      8,023     219,481
                                       -----------------------------------------------------------------------------------------

Total interest-earning assets              86,470     24,591     19,449     23,739     17,427     77,450     10,086     259,212
                                       -----------------------------------------------------------------------------------------

Savings accounts                            1,168      2,335      3,817      3,817      3,817     20,483      5,454      40,891
Checking accounts                           1,600      3,157      4,838      4,838      4,838     24,815      6,638      50,724
Certificates & Term IRA's                   8,568     12,864     10,843      7,512     10,909     38,625      8,881      98,202
Other IB liabilities (FHLB advances)        6,672      3,565        112          0      3,700      9,332     41,000      64,381
                                       -----------------------------------------------------------------------------------------

Total interest-bearing liabilities         18,008     21,921     19,610     16,167     23,264     93,255     61,973     254,198
                                       -----------------------------------------------------------------------------------------

Asset (liability) gap                      66,462      2,670       -161      7,572     -5,837    -15,805    -51,887       5,014
Cumulative asset gap                       66,462     71,132     70,971     78,543     72,706     56,901      5,014
Cumulative gap as a percentage
  of cumulative earning assets              26.4%      27.4%      27.4%      30.3%      28.0%      22.0%       1.9%

     Total interest-earning assets exceeded interest-bearing liabilities by $5.0 million at December 31, 2002. This difference was funded mainly through non-interest-bearing liabilities. The above table shows that total assets maturing or repricing within one year exceed liabilities maturing or repricing within one year by $72.7 million. This indicates the Bank's net interest income would increase with rising interest rates, because more of its assets than liabilities would reprice at the higher rates in the next year. However, the repricing and cash flows of certain categories of assets and liabilities are subject to competitive and other influences that are beyond the control of the Bank. As a result, certain assets and liabilities indicated as maturing or repricing within a stated period may, in fact, mature or reprice in other periods or at different volumes.

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

     The Bank's Board of Directors compares net interest income sensitivity and has established tolerance limits for fluctuation. Throughout 2002, the forecasted exposure was within the Bank's established policy limits, except in falling rate change scenarios. The Bank's Board of Directors and Management consider further significant rate decreases from December 31, 2002 as unlikely.

Net Interest Income Sensitivity:  Change in Projected Results vs. Constant Rates

                  Year-End 2002 12 Month Projection

                                                    Rate Shock Amount
                                   (2.00%)    (1.00%)     0.00%     1.00%      2.00%
                                   ----------------------------------------------------
Percent Change in net interest
  income vs constant rates         (13.12%)   (6.67%)     0.00%      4.92%     11.83%

ALCO Policy                        (6.00%)    (3.00%)     0.00%     (4.00%)    (8.00%)

EFFECT OF INTEREST RATE FLUCTUATIONS

     Bancorp's consolidated results of operations depend to a large extent on the Bank's level of net interest income, which is the difference between interest income earned on its loan and investment portfolios versus the interest paid on deposits and borrowed funds. If the cost of funds increases faster than the yield on its interest-earning assets, net interest income will be reduced.

     The Bank measures its interest rate risk primarily using simulation analysis. This analysis is prepared by the Chief Financial Officer and reviewed by the Asset/Liability Management Committee ("ALCO"). The ALCO is comprised of the Chief Executive Officer, Chief Financial Officer and other representatives from operations, branch administration, lending, trust, private banking, and marketing. The Bank's Board of Directors reviews quarterly reports that estimate the Bank's sensitivity to changes in interest rates. Sensitivity is estimated for net interest income and market value of portfolio equity.

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

     Two factors contributed to the increased liquidity at December 31, 2002: low interest rates for residential mortgages and decreased confidence in equity markets. The residential mortgages that have refinanced into low fixed-rate terms have been sold to the secondary mortgage market, providing funds for the Bank to redeploy. The Bank originated commercial mortgage and commercial nonmortgage loans, so the percentage of commercial loans to total loans increased. Decreased investor confidence in equity markets has increased bank deposits nationally, including deposits at the Bank. This increase in deposits provided additional funds the Bank invested in securities and interest-bearing deposits in other banks. Either an increase in loan rates or investor confidence in equity markets could significantly reduce the Bank's liquidity position.


CONTRACTUAL OBLIGATIONS
                                                                Payments Due by Period
                                 --------------------------------------------------------------------------------------
                                                       Less than          1 - 3            4 - 5           After 5
                                      Total             1 year            years            years            years
                                      -----             ------            -----            -----            -----
Certificates of deposit            $98,201,884        $50,476,860      $22,426,772      $16,416,948       $8,881,304
FHLB advances                       57,709,489          7,377,466        5,985,951        3,346,072       41,000,000
                                    ----------          ---------        ---------        ---------       ----------
Total contractual cash
obligations                       $155,911,373        $57,854,359      $28,412,723      $19,763,020      $49,881,304

     The long-term debt obligations consist of certificates of deposit and advances from the Federal Home Loan Bank. The above schedule represents principal payments only and does not include interest.


RECENT ACCOUNTING DEVELOPMENTS

     In June 2001, Statement of Financial Accounting Standards No. 142 (FAS
142), GOODWILL AND OTHER INTANGIBLE ASSETS was issued and is effective for fiscal years beginning after December 15, 2001. Under FAS 142, identifiable intangible assets that meet certain criteria will continue to be amortized over their estimated useful lives. However, goodwill and non-identifiable intangible assets will no longer be amortized. Instead, these assets will be evaluated for impairment on an annual basis. If an asset is deemed to be impaired, the asset will be written down through an adjustment to current earnings. As a result of adopting FAS 142, the Bank will no longer be amortizing goodwill. Goodwill amortization was $574,864 in 2001 and $587,979 in 2000. No impairment loss was recorded upon adoption of FAS 142. For comparison purposes, had FAS 142 been adopted in 2001 and 2000, net income would have been approximately $3,167,347 in 2001 and $2,204,932 in 2000.

RECENT LEGISLATION

     THE SARBANES-OXLEY ACT OF 2002 On July 30, 2002, President Bush signed into law the Sarbanes-Oxley Act of 2002 ("Sarbanes-Oxley Act"). The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws.

     The Sarbanes-Oxley Act is the most far-reaching U.S. securities legislation enacted in some time. The Sarbanes-Oxley Act generally applies to all companies, both U.S. and non-U.S., that file or are required to file periodic reports with the Securities and Exchange Commission (the "SEC") under the Securities Exchange Act of 1934, or the Exchange Act. Given the extensive SEC role in implementing rules relating to many of the Sarbanes-Oxley Act's new requirements, the final scope of these requirements remains to be determined.

     The Sarbanes-Oxley Act includes very specific additional disclosure requirements and new corporate governance rules, requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules and mandates further studies of certain issues by the SEC and the Comptroller General. The Sarbanes-Oxley Act represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

     The Sarbanes-Oxley Act addresses, among other matters:

          - audit committees for all reporting companies;
          - certification of financial statements by the chief executive officer and the chief financial officer;
          - the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer's securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement;
          - a prohibition on insider trading during pension plan black out periods;
          - disclosure of off-balance sheet transactions;
          - a prohibition on personal loans to directors and officers;
          - expedited filing requirements for Forms 4's;
          - disclosure of a code of ethics and filing a Form 8-K for a change or waiver of such code;
          - "real time" filing of periodic reports;
          - the formation of a public accounting oversight board;
          - auditor independence; and
          - various increased criminal penalties for violations of securities laws.

     The Sarbanes-Oxley Act contains provisions which became effective upon enactment on July 30, 2002 and provisions which will become effective from within 30 days to one year from enactment. The SEC has been delegated the task of enacting rules to implement various provisions with respect to, among other matters, disclosure in periodic filings pursuant to the Exchange Act.

     USA PATRIOT ACT - Under the USA PATRIOT Act of 2001, adopted by the U.S. Congress on October 26, 2001 to combat terrorism, FDIC insured banks and commercial banks will be required to increase their due diligence efforts for correspondent accounts and private banking customers. The USA PATRIOT Act requires banks to engage in additional record keeping or reporting, requiring identification of owners of accounts, or of the customers of foreign banks with accounts, and restricting or prohibiting certain correspondent accounts.

     During 2002, the Federal Crimes Enforcement Network, a bureau of the Department of Treasury, issued regulations to implement the provisions of the USA PATRIOT Act. To date, it has not been possible to predict the impact and USA PATRIOT Act and its implementing regulations may have on the Company and the Bank.

                            DIRECTORS OF THE BANCORP
                            ------------------------

Raymond H. Dresser, Jr.     Chairman, Dresser, Dresser, Haas & Caywood, P.C.
                            Retained Counsel

Eric L. Eishen              President and Chief Executive Officer,
                            Sturgis Bank & Trust Company

Leonard L, Eishen           Retired President and Chief Executive Officer,
                            Sturgis Bank & Trust Company

Lawrence A. Franks          Chairman of the Board
                            President, Burr Oak Tool and Gauge Company, Inc.

Donald A. Frost             President, LTI Printing, Inc.

James A. Goethals           Vice Chairman of the Board
                            Retired President, Sturgis Foundry Corporation

Philip G. Ward              President Emeritus, Glen Oaks Community College




                            OFFICERS OF THE BANCORP
                            -----------------------

Leonard L. Eishen           President, Chief Executive Officer

Eric L. Eishen              Vice President

Brian P. Hoggatt            Chief Financial Officer, Secretary/Treasurer

                             DIRECTORS OF THE BANK
                             ---------------------


Raymond H. Dresser, Jr.      Chairman, Dresser, Dresser, Haas & Caywood, P.C.
                             Retained Counsel

Eric L. Eishen               President and Chief Executive Officer

Leonard L. Eishen            Retired President and Chief Executive Officer

Lawrence A. Franks           Vice Chairman of the Board
                             President, Burr Oak Tool and Gauge Company, Inc.
Donald L. Frost              President, LTI Printing, Inc.

James A. Goethals            Chairman of the Board
                             President, Sturgis Foundry Corporation - Retired

Philip G. Ward               President Emeritus, Glen Oaks Community College


                             OFFICERS OF THE BANK
                             --------------------

Eric L. Eishen               President, Chief Executive Officer

Steven G. Gage               Senior Vice President, Commercial Lending
Brian P. Hoggatt             Senior Vice President, Chief Financial Officer,
                                Treasurer, Corporate Secretary
Tracey L. Parker             Senior Vice President, Retail Lending
Ronald W. Scheske            Executive Vice President
David E. Watters             Vice President, Senior Trust Officer

Jose D. Albarran             Vice President
Donald G. Baldwin            Vice President, Operations, Compliance Officer
Debora L. Capman             Vice President, Trust Officer
Emily D. Haller              Vice President, Human Resources
Steven A. Haller             Vice President, Loss Mitigation
Jason J. Hyska               Vice President
Gary E. Metz                 Vice President
Larry W. Miller              Vice President
Christine M. Moline          Vice President, Private Banking
Jason A. Wagner              Vice President
Sandra J. Cagle              Assistant Vice President
Trudy R. Gloy                Assistant Vice President
Stacie L. Ogg                Assistant Vice President
Regina Switalski             Assistant Vice President


                                                BANK CORPORATE INFORMATION


        Location                       Address                      City, St Zip             Telephone            Fax
        --------                       -------                      ------------             ---------            ---
Sturgis (Main Office)     113-125 East Chicago Road         Sturgis, MI  49091            (269) 651-9345     (269) 651-5512
                                                                                                             (269) 651-8263
      Branch Offices
      --------------
Bronson                   863 West Chicago Road             Bronson, MI  49028            (517) 369-7322     (517) 369-2347
Centreville               158 West Main                     Centreville, MI  49032        (269) 467-8525     (269) 467-4180
Climax                    125 North Main                    Climax, MI  49034             (269) 746-4256     (269) 746-4108
Coldwater                 290 East Chicago Road             Coldwater, MI  49036          (517) 278-5634     (517) 278-5613
Colon                     110 South Blackstone Street       Colon, MI  49040              (269) 432-3229     (269) 432-2971
South Haven               1121 LaGrange Street              South Haven, MI  49090        (269) 637-8444     (269) 637-5560
Sturgis                   1001 South Centerville Road       Sturgis, MI  49091            (269) 651-9379     (269) 651-1514
Sturgis                   1501 East Chicago Road            Sturgis, MI  49091            (269) 651-9345     (269) 651-5609
Three Rivers              115 North Main Street             Three Rivers, MI  49093       (269) 273-8481     (269) 273-1732
White Pigeon              122 West Chicago Road             White Pigeon, MI  49099       (269) 483-9668     (269) 483-2725

                               MARKET INFORMATION
                               ------------------

Shares of common stock of Bancorp were held by 422 shareholders of record as of December 31, 2002 according to Bancorp's transfer agent. Bancorp's shares are traded on the NASDAQ exchange under the symbol of "STBI". Trading activity has been infrequent, and previous price information had not been regularly published.

The range of high and low trade prices for each quarterly period during the past two years is presented below:



                                          Year Ended December 31,
                                          -----------------------
                                     2002                          2001
                             ---------------------         ---------------------
                               High         Low              High        Low
                               ----         ---              ----        ---
          First quarter       $10.00      $ 7.57           $ 6.50      $ 4.88
          Second quarter       11.00        9.07             7.00        5.84
          Third quarter        11.00       10.16             8.99        6.27
          Fourth quarter       11.00       10.19             9.49        7.25


The trade prices listed above are based on actual transactions obtained from public Internet sources obtained by Bancorp.

The following table summarizes cash dividends paid per share of common stock for each quarterly period during 2001 and 2000.

                                                 2002        2001
                                            -------------------------
                  First quarter                  $.07        $.06
                  Second quarter                  .07         .06
                  Third quarter                   .07         .07
                  Fourth quarter                  .07         .07
                                            -------------------------
                                                 $.28        $.26


On December 11, 2001, the shareholders of the Bank approved the reorganization of the Bank to become a wholly owned subsidiary of Sturgis Bancorp, Inc., a financial holding company. Sturgis Bancorp, Inc. is a financial holding company under the Bank Holding Company Act of 1956, as amended (the "Bancorp"). This reorganization was approved at a special meeting of the shareholders of the Bank on December 11, 2001. The necessary affirmative vote of the holders of at least two-thirds (2/3) of the Bank common stock (of which 3,101,534 shares were outstanding on October 30th, 2001 the record date for the meeting) was obtained. Prior to the special meeting of the shareholders of the Bank, Bancorp received the necessary approvals from the Board of Governors of the Federal Reserve and the Federal Deposit Insurance Corporation. On December 21, 2001, the Michigan Department of Consumer and Industry Services, Office of Financial and Insurance Services, Division of Financial Institutions approved the consolidation to complete the consummation of Bancorp acquiring one hundred percent of the issued and outstanding common stock of the Bank.

This reorganization became effective as of the opening of business on January 1, 2002. Bancorp is a legal entity separate and distinct from its subsidiaries. Substantially all of Bancorp's revenues result from dividends paid to it by the Bank and from earnings on investments. There are statutory and regulatory requirements applicable to the payment of dividends by the Bank to Bancorp, as well as by Bancorp to its shareholders.

Under the Michigan Savings Bank Act, Bancorp may not declare a cash dividend or a dividend of any kind except out of net income then on hand after deducting all losses and bad debts, and then only if it will have a surplus amounting to not less than 20% of its capital after the payment of the dividend. Moreover, the Bank may not declare or pay any cash dividend or dividend in kind until the cumulative dividends on its preferred stock, if any, have been paid in full. Further, if the surplus of the Bank is at any time less than the amount of its capital, before the declaration of a cash dividend or dividend in kind, it must transfer to surplus not less than 10% of its net income for the preceding 6 months (in the case of quarterly or semi-annual dividends) or the preceding two consecutive 6 month periods (in the case of annual dividends).

Pursuant to the Michigan Business Corporation Act, Bancorp may not make distributions to its shareholders if, after giving effect to the distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or the corporation's total assets would be less than the sum of it total liabilities plus, unless the corporation's articles of incorporation permit otherwise, the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution.

The payment of dividends by Bancorp and its subsidiaries may also be affected or limited by other factors, such as the requirements to maintain adequate capital above regulatory guidelines. In addition, if, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the Bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice or prohibit the payment of future dividends. The Federal Reserve has indicated that paying dividends that deplete a bank's capital base to an inadequate level would be an unsafe and unsound banking practice. The Federal Reserve, the FDIC and the Division of Financial Institutions of the Michigan Department of Consumer & Industry Services Office of Financial and Insurance Services ("DFI") have issued policy statements which provide that bank holding companies and insured banks should generally only pay dividends out of current operating earnings.

                             INDEPENDENT ACCOUNTANTS
                             -----------------------


Bancorp has employed the accounting firm of Plante & Moran, PLLC as Independent Accountants for the years ended December 31, 2002, 2001 and 2000. There have been no disagreements on accounting or financial disclosure matters within this time period.

                                FORM 10-K REPORT
                                ----------------


A copy of Bancorp's Annual Report on Form 10-K, as filed with the Securities Exchange Commission, for the year ended December 31, 2002, as well as other filings of Bancorp may be obtained by contacting Eric L. Eishen at Sturgis Bank & Trust Company, 113-125 East Chicago Road, Sturgis, Michigan 49091, telephone number (269) 651-9345 or through the Securities and Exchange Commission Edgar System at WWW.SEC.GOV. Copies of the Bank's filings with the FDIC under the Securities Exchange Act of 1934 can be obtained from Sturgis Bank & Trust Company by contacting Eric L. Eishen at Sturgis Bank & Trust Company, 113-125 E Chicago Road, Sturgis, Michigan 49091, telephone number (616) 651-9345 or, for a nominal fee from the FDIC at telephone number (202) 898-8913 or fax number (202) 898-3909.

                     STURGIS BANCORP, INC. AND SUBSIDIARIES
            =======================================================


                          CONSOLIDATED FINANCIAL REPORT

                                DECEMBER 31, 2002

================================================================================
                                                                       CONTENTS








REPORT LETTER                                                              1


CONSOLIDATED FINANCIAL STATEMENTS

    Balance Sheet                                                          2

    Statement of Income                                                    3

    Statement of Changes in Stockholders' Equity                           4

    Statement of Cash Flows                                                5

    Notes to Consolidated Financial Statements                            6-33

                          Independent Auditor's Report



To the Board of Directors and Stockholders
Sturgis Bancorp, Inc. and Subsidiaries
Sturgis, Michigan


We have audited the accompanying consolidated balance sheet of Sturgis Bancorp, Inc. and Subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each year in the three-year period ended December 31, 2002. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sturgis Bancorp, Inc. and Subsidiaries as of December 31, 2002 and 2001 and the consolidated results of their operations and their cash flows for each year in the three-year period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Corporation changed its method of accounting for goodwill in 2002.


                                                     /s/ Plante & Moran PLLC


Kalamazoo, Michigan
January 22, 2003

STURGIS BANCORP, INC. AND SUBSIDIARIES
================================================================================
                                                      CONSOLIDATED BALANCE SHEET

                                                              December 31
                                                              -----------
                                                      2002                  2001
                                                      ----                  ----

                                     ASSETS
Cash and due from banks                           $ 13,064,101     $ 10,629,027
Interest-bearing deposits in banks                  23,018,375       15,042,616
Other short-term investments                             7,183          259,735
Securities - Held-to-maturity (Note 2)              12,590,709        3,904,413
Federal Home Loan Bank stock, at cost                4,115,400        4,115,400
Loans held for sale                                  7,437,506        4,414,906
Loans, net (Note 3)                                212,043,350      219,113,940
Real estate owned                                    1,358,759          451,173
Bank owned life insurance (Note 9)                   6,335,429        6,002,959
Accrued interest receivable                          1,731,948        1,724,681
Investment in limited partnerships                     161,080          224,080
Premises and equipment, net (Note 5)                 6,641,980        6,370,160
Goodwill, net of accumulated amortization            5,109,419        5,109,419
Originated mortgage servicing rights (Note 4)        1,501,922        1,281,208
Other assets                                         1,567,296        1,145,555
                                                  ------------     ------------
              Total assets                        $296,684,457     $279,789,272
                                                  ============     ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
   Deposits
      Noninterest-bearing                         $ 12,747,121     $ 10,862,894
      Interest bearing (Note 6)                    189,816,675      168,266,933
   Federal Home Loan Bank advances (Note 7)         64,381,396       70,076,863
   Deferred federal income taxes (Note 8)              306,667          248,333
   Accrued interest payable                            935,954          993,783
   Other liabilities                                 1,044,116          843,532
                                                  ------------     ------------
           Total liabilities                       269,231,929      251,292,338
                                                  ============     ============

STOCKHOLDERS' EQUITY (Notes 1, 10, and 11)
   Preferred stock - $1 par value:
      Authorized - 1,000,000 shares and 0 shares
        at December 31 2002 and 2001, respectively
      Issued and outstanding - 0 shares at
        December 31, 2002 and 2001                          -                 -
   Common stock - $1 par value:
      Authorized - 9,000,000 shares and
        4,000,000  shares at December 31, 2002 and
        2001, respectively
      Issued and outstanding - 2,799,535 shares
        and 3,101,534 shares at December 31, 2002
        and 2001, respectively                       2,799,535        3,101,534
   Additional paid-in capital                       17,732,617       20,435,912
   Retained earnings                                 6,920,376        4,959,488
                                                  ------------     ------------

            Total stockholders' equity              27,452,528       28,496,934
                                                  ------------     ------------

            Total liabilities and stockholders'
              equity                              $296,684,457     $279,789,272
                                                  ============     ============

See Notes to Consolidated Financial Statements.


STURGIS BANCORP, INC. AND SUBSIDIARIES
=====================================================================================================

                                                                     CONSOLIDATED STATEMENT OF INCOME


                                                                    Year Ended December 31
                                                                    ----------------------
                                                              2002            2001            2000
                                                              ----            ----            ----
INTEREST INCOME
   Loans                                                  $15,729,020     $18,276,561     $18,097,475
   Mortgage-backed securities                                 238,145          74,935          87,076
   Investments                                                429,210         537,388         880,876
   Interest-bearing deposits                                1,014,317       1,049,583          73,497
                                                      --------------- --------------- ---------------

                  Total interest income                    17,410,692      19,938,467      19,138,924

INTEREST EXPENSE
   Deposits                                                 5,042,699       6,369,577       6,886,005
   FHLB advances                                            3,371,401       4,031,835       3,640,197
                                                      --------------- --------------- ---------------

                  Total interest expense                    8,414,100      10,401,412      10,526,202
                                                      --------------- --------------- ---------------
NET INTEREST INCOME                                         8,996,592       9,537,055       8,612,722

PROVISION FOR LOAN LOSSES (Note 3)                          1,494,916       1,056,194         309,000
                                                      --------------- --------------- ---------------

NET INTEREST INCOME - After provision for loan losses       7,501,676       8,480,861       8,303,722

NONINTEREST INCOME
   Service charges and other fees                           1,536,181       1,634,957       1,640,704
   Commission income                                          970,737         796,688         691,776
   Mortgage banking activities                              2,028,497       1,508,451         467,269
   Trust fee income                                           478,653         492,803         465,737
   Increase in value of bank owned life insurance             332,470           2,959            --
   Other income                                                46,128          46,922          95,629
                                                      --------------- --------------- ---------------

                  Total noninterest income                  5,392,666       4,482,780       3,361,115

NONINTEREST EXPENSES
   Salaries and employee benefits (Note 9)                  4,651,787       4,011,629       4,015,290
   Occupancy and equipment                                  1,304,802       1,408,876       1,370,974
   Deposit account expenses                                   210,206         227,384         328,544
   Service bureau expense                                     651,991         592,805         569,490
   Professional services                                      353,039         367,586         606,206
   Amortization of goodwill                                      --           574,864         587,979
   Other                                                    1,814,201       1,689,659       1,604,020
                                                      --------------- --------------- ---------------

                  Total noninterest expenses                8,986,026       8,872,803       9,082,503
                                                      --------------- --------------- ---------------

INCOME - Before income tax expense                          3,908,316       4,090,838       2,582,334

INCOME TAXES (Note 8)                                       1,117,929       1,302,901         765,468
                                                      --------------- --------------- ---------------

NET INCOME                                                $ 2,790,387     $ 2,787,937     $ 1,816,866
                                                      =============== =============== ===============
BASIC EARNINGS PER SHARE                                  $      0.95     $      0.90     $      0.59
                                                      =============== =============== ===============
DILUTED EARNINGS PER SHARE                                $      0.95     $      0.90     $      0.59
                                                      =============== =============== ===============

See Notes to Consolidated Financial Statements.


STURGIS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
                                                                           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                                                         Total
                                                                   Common       Additional Paid-      Retained        Stockholders'
                                                                   Stock           in Capital         Earnings           Equity
                                                                   -----           ----------         --------           ------
BALANCE - January 1, 2000                                       $  3,094,886      $ 10,409,632      $ 11,843,089      $ 25,347,607

Exercise of stock options (Note 10)                                    6,648            26,280                --            32,928

Net income for the year ended Decembr 31, 2000                            --                --         1,816,866         1,816,866

Cash dividends ($.22 per share)                                           --                --          (682,005)         (682,005)
                                                                ------------      ------------      ------------      ------------

BALANCE - December 31, 2000                                        3,101,534        10,435,912        12,977,950        26,515,396

Transfer of retained earnings to additional paid-in capital               --        10,000,000       (10,000,000)               --

Net income for the year ended December 31, 2001                           --                --         2,787,937         2,787,937

Cash dividends ($.26 per share)                                           --                --          (806,399)         (806,399)
                                                                ------------      ------------      ------------      ------------

BALANCE - December 31, 2001                                        3,101,534        20,435,912         4,959,488        28,496,934

Stock Redemption                                                    (301,999)       (2,703,295)               --        (3,005,294)

Net income for the year ended December 31, 2002                           --                --         2,790,387         2,790,387

Cash dividends ($.28 per share)                                           --                --          (829,499)         (829,499)
                                                                ------------      ------------      ------------      ------------

BALANCE - December 31, 2002                                     $  2,799,535      $ 17,732,617      $  6,920,376      $ 27,452,528
                                                                ============      ============      ============      ============

See Notes to Consolidated Financial Statements.


STURGIS BANCORP, INC. AND SUBSIDIARIES
====================================================================================================================================
                                                                                                CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                              Year Ended December 31
                                                                                              ----------------------
                                                                                     2002              2001               2000
                                                                                     ----              ----               ----
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                                    $   2,790,387     $   2,787,937     $   1,816,866
  Adjustments to reconcile net income to net cash from operating activities:
      Depreciation                                                                    605,318           670,844           701,580
      Amortization of intangibles                                                   1,155,206         1,100,901           673,265
      Provision for loan losses                                                     1,494,916         1,056,194           309,000
      Deferred income tax expense (benefit)                                            58,334            (1,667)               --
      Premiums and discounts on investment and
        mortgage-backed securities                                                     61,319             3,040            20,233
      Gain on sale of loans                                                        (1,206,616)         (783,640)         (114,610)
      Proceeds from the sale of loans held for sale                               109,268,788        74,319,076        13,883,962
      Loans originated for sale                                                  (111,084,772)      (77,333,342)      (14,356,352)
      Loss on disposal of premises and equipment                                           --            74,110           109,764
      Loss of equity in limited partnership                                            63,000            18,000            18,000
      Increase in cash value of bank owned life insurance                            (332,470)           (2,959)               --
      Changes in assets and liabilities:
        (Increase) decrease in accrued interest and other assets                   (1,804,928)       (1,510,283)          100,315
        Increase (decrease) in accrued interest and other liabilities                 142,755           230,202          (121,863)
                                                                               --------------    --------------    --------------

              Net cash provided by operating activities                             1,211,237           628,413         3,040,160

CASH FLOWS FROM INVESTING ACTIVITIES
  Net increase in interest-bearing deposits in banks                               (7,975,759)       (8,162,616)       (6,880,000)
  Proceeds from maturities of securities held-to-maturity                           1,105,000         4,630,000         7,230,000
  Purchases of securities held-to-maturity                                        (10,213,700)       (1,425,000)       (1,675,000)
  Principal reductions of mortgage-backed securities                                  361,085           223,494           252,154
  Purchase of Federal Home Loan Bank stock                                                 --          (617,900)         (274,700)
  Proceeds (purchase) of other securities                                             252,552           132,614            66,539
  Net (increase) decrease in loans                                                  4,668,088         3,403,939       (17,618,051)
  Purchases of premises and equipment                                                (877,138)         (381,990)         (720,115)
  Proceeds from the sale of premises and equipment                                         --           355,190            25,026
  Purchased goodwill from the acquisition of investment broker                             --                --          (475,000)
  Purchase of bank owned life insurance                                                    --        (6,000,000)               --
                                                                               --------------    --------------    --------------

              Net cash used in investing activities                               (12,679,872)       (7,842,269)      (20,069,147)

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in demand and savings account deposits                    6,016,796         8,657,724           (58,772)
  Net increase (decrease) in certificates of deposit                               17,417,173        (4,861,501)       10,236,030
  Repayment of FHLB advances                                                      (28,367,374)      (36,433,513)      (24,557,840)
  Proceeds from FHLB advances                                                      22,671,907        39,100,000        32,854,826
  Dividends paid                                                                     (829,499)         (806,399)         (682,005)
  Exercise of stock options                                                                --                --            32,928
  Stock Redemption                                                                 (3,005,294)               --                --
                                                                               --------------    --------------    --------------

              Net cash provided by financing activities                            13,903,709         5,656,311        17,825,167
                                                                               --------------    --------------    --------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                2,435,074        (1,557,545)          796,180

CASH AND CASH EQUIVALENTS - Beginning of year                                      10,629,027        12,186,572        11,390,392
                                                                               --------------    --------------    --------------

CASH AND CASH EQUIVALENTS - End of year                                         $  13,064,101     $  10,629,027     $  12,186,572
                                                                               ==============    ==============    ==============

See Notes to Consolidated Financial Statements.

STURGIS BANCORP, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2002 AND 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

          BASIS OF PRESENTATION AND CONSOLIDATION - The consolidated financial statements include the accounts of Sturgis Bancorp, Inc. (the Corporation) and its wholly owned subsidiary, Sturgis Bank & Trust Company (the Bank), which includes the Bank's wholly owned subsidiaries, Oakleaf Financial Services, Inc., Ludington Service Corporation, First Michiana Development Corporation of Sturgis and Oak Mortgage, LLC. All significant intercompany transactions and balances have been eliminated in consolidation.

          The Bank formed Sturgis Bancorp, Inc., a holding company, on January 1, 2002 via an equal exchange of shares of Sturgis Bank & Trust Co. common stock for Sturgis Bancorp, Inc. common stock. For comparative financial statement purposes, the 2001 financial statements of Sturgis Bank & Trust Co. and Subsidiaries is titled Sturgis Bancorp, Inc. and Subsidiaries as the formation of the holding company had no impact on the capital structure of the consolidated entity.

          USE OF ESTIMATES - The accounting and reporting policies of the Corporation conform to accounting principles generally accepted in the United States of America. Management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates and assumptions. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, deferred tax assets and evaluation of goodwill impairment.

          NATURE OF OPERATIONS - The Corporation operates predominately in the south-western portion of Michigan's lower peninsula. Its primary services include accepting deposits, making commercial and mortgage loans, engaging in mortgage banking activities, and providing investment brokerage advisory services.

          SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK - Most of the Corporation's activities are with customers located within Michigan.
          Note 2 discusses the types of securities the Corporation invests in.
          Note 3 discusses the types of lending that the Corporation engages in. The Corporation's loan portfolio is concentrated in residential first-mortgage loans. The Corporation does not have any significant concentrations to any one industry or customer.

          CASH AND CASH EQUIVALENTS - For the purpose of the consolidated statements of cash flows, cash and cash equivalents include cash and amounts due from banks.

          INTEREST-BEARING DEPOSITS IN BANKS - Interest-bearing deposits in banks mature within two years and are carried at cost.

STURGIS BANCORP, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2002 AND 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          SECURITIES - Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost.

          Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses.

          FEDERAL HOME LOAN BANK STOCK - The Corporation's minimum investment in the stock of the Federal Home Loan Bank of Indianapolis (FHLB) is an amount equal to at least one percent of the unpaid principal balances of the Corporation's residential mortgage loans or 5.0 percent of FHLB advances, whichever is greater. Purchases and sales of stock are made directly with the FHLB at par value and are recorded at cost.

          LOANS HELD FOR SALE - Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized in a valuation allowance by charges to income.

          LOANS - The Corporation grants mortgage, commercial and consumer loans to customers. Loans are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

          The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

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

STURGIS BANCORP, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2002 AND 2001

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

          A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

          Large groups of homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

          CREDIT RELATED FINANCIAL INSTRUMENTS - In the ordinary course of business, the Corporation has entered into commitments to extend credit, including commitments under commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

STURGIS BANCORP, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2002 AND 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

          INVESTMENT IN LIMITED PARTNERSHIP - The Corporation has an investment in a Michigan limited partnership that is structured to generate low income housing tax credits and an investment in a Michigan partnership structured to generate commissions from the sale of title insurance. Both of these investments are accounted for using the equity method whereby the Corporation annually records its proportionate share of partnership profits and losses as an adjustment to the carrying value of the investment.

          PREMISES AND EQUIPMENT - Land is carried at cost. Premises and equipment are carried at cost, less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets.

          ADOPTION OF FAS 142 - On January 1, 2002, the Corporation adopted Statement of Financial Accounting Standards No. 142 (FAS 142), accounting for "Goodwill and Other Intangible Assets". Under FAS 142, identifiable intangible assets that meet certain criteria are amortized over their estimated useful lives. However, goodwill and non-identifiable intangible assets are no longer amortized. Instead, these assets are evaluated for impairment on an annual basis. If an asset is deemed to be impaired, the asset is written down through an adjustment to current earnings. As a result of adopting FAS 142, the Corporation recorded no amortization expense for goodwill in 2002. Goodwill amortization amounted to $574,864 and $587,979 in 2001 and 2000, respectively. No impairment loss was recorded upon adoption of FAS 142. For comparison purposes, had FAS 142 been adopted in 2001 and 2000, net income would have been approximately $3,167,347 and $2,204,932 for 2001 and 2000 respectively. Basic earnings per share equaled diluted earnings per share in 2001 and 2000 and would have been $1.02 and $.71, respectively.

          GOODWILL - On an ongoing basis, management assesses the recoverability of the goodwill. If an assessment of the goodwill indicates that its recoverability is impaired, a charge to expense is recorded for the amount of the impairment. No impairment loss has been recorded.

STURGIS BANCORP, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2002 AND 2001

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          SERVICING - Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are reported on the balance sheet and are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum. (See Note 4.)

          INCOME TAXES - Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the various temporary differences between the book and the tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

          The Corporation has qualified under provisions of the Internal Revenue Code which permit it to deduct from taxable income a provision for bad debts in excess of such provision charged to income in the consolidated financial statements. Accordingly, retained earnings at December 31, 2002 and 2001 includes approximately $918,000 for which no provision for federal income taxes has been made. Unrecognized deferred taxes on this amount are approximately $312,000. If, in the

STURGIS BANCORP, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2002 AND 2001

          future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes would be imposed at the then applicable rates.

          STOCK COMPENSATION PLANS - The Corporation has chosen to measure compensation cost for employee stock compensation plans using the intrinsic value based method of accounting, whereby compensation cost is the excess, if any, of the quoted market price of the stock at the grant date (or other measurement date) over the amount an employee must pay to acquire the stock. Stock options issued under the Corporation's stock option plan have no intrinsic value at the grant date, and no compensation cost is recognized for them. The fair value based method of accounting for employee stock compensation plans, measures compensation cost at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Corporation has provided pro forma disclosures of net income and earnings per share and other disclosures, as if the fair value based method of accounting has been applied. The pro forma disclosures include the effects of all awards granted on or after January 1, 1995. (See Note 10.)

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

          EARNINGS PER SHARE - Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options, and are determined using the treasury stock method.


STURGIS BANCORP, INC. AND SUBSIDIARIES
==========================================================================================================
                                                                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                                DECEMBER 31, 2002 AND 2001

          Earnings per share have been computed based on the following:

                                                                 2002             2001            2000
                                                                 ----             ----            ----
      Net Income                                            $   2,790,387    $   2,787,937   $   1,816,866
                                                           ===============  =============== ==============

      Weighted average number of common
            shares outstanding                                  2,949,874        3,101,534       3,099,630
      Effect of dilutive options                                    2,365                -               -
                                                           ---------------  --------------- --------------

      Weighted average number of common
            shares outstanding used to calculate
            diluted earnings per share                          2,952,239        3,101,534       3,099,630
                                                           ===============  =============== ==============


      SUPPLEMENTAL CASH FLOW INFORMATION

                                                                 2002             2001            2000
                                                                 ----             ----            ----
      Cash paid for:
            Interest                                        $   8,471,931    $  10,436,770   $  10,449,594
            Income taxes                                        1,374,118        1,730,136         386,000

      Noncash investing and financing activities:
            Loans transferred to real estate owned              1,552,740         847,550          352,274
            Tax benefit of stock options exercised                      -               -            4,010


          RECLASSIFICATION - Certain amounts in the 2001 and 2000 financial statements have been reclassified to conform to the 2002 presentation.


STURGIS BANCORP, INC. AND SUBSIDIARIES
=====================================================================================================================
                                                                           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                                           DECEMBER 31, 2002 AND 2001

NOTE 2 - SECURITIES

          The amortized cost and estimated fair value of held-to-maturity securities are as follows at
          December 31, 2002 and 2001:

                                                                             2002
                                                                      GROSS          GROSS
                                                 AMORTIZED         UNREALIZED      UNREALIZED        ESTIMATED FAIR
                                                    COST              GAINS          LOSSES              VALUE
          Obligations of states and
                political subdivisions       $      3,177,986   $       71,118   $             -    $      3,249,104
          Mortgage-backed securities                8,912,723          136,491            (5,618)          9,043,596
          Other Securities                            500,000                -                 -             500,000
                                            ------------------  ---------------  ---------------    -----------------

          Total investment securities        $     12,590,709   $      207,609   $        (5,618)   $     12,792,700
                                            ==================  ===============  ===============    =================


                                                                             2001
                                                                      GROSS          GROSS
                                                 AMORTIZED         UNREALIZED      UNREALIZED        ESTIMATED FAIR
                                                    COST              GAINS          LOSSES              VALUE

          U.S. Treasury and agency
                securities                   $        549,996    $       5,707   $             -    $        555,703
          Obligations of states and
                political subdivisions              2,320,298           39,876              (680)          2,359,494
          Mortgage-backed securities                1,034,119            9,748            (4,922)          1,038,945
                                            ------------------  ---------------  ---------------    -----------------

          Total investment securities        $      3,904,413    $      55,331   $        (5,602)   $      3,954,142
                                            ==================  ===============  ===============    =================

          The amortized cost and fair value of securities, by contractual maturity (except for mortgage-backed securities), at December 31, 2002, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


STURGIS BANCORP, INC. AND SUBSIDIARIES
=====================================================================================================
                                                           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                            DECEMBER 31, 2002 AND 2001

NOTE 2 - SECURITIES (CONTINUED)
                                                                     AMORTIZED             FAIR
                                                                       COST                VALUE
          Held to maturity securities:
                Due in one year or less                         $        360,129     $        363,182
                Due in one through five years                            755,169              776,547
                Due after five years through ten years                   648,674              688,515
                Due after ten years                                    1,914,014            1,920,860
                                                               ------------------   -----------------

                           Total                                       3,677,986            3,749,104
          Mortgage-backed securities                                   8,912,723            9,043,596
                                                               ------------------   -----------------

                           Total                                $     12,590,709     $     12,792,700
                                                               ==================   =================

          Securities with a carrying value of $1,414,014 (market value of $1,420,860) were pledged at
          December 31, 2002 to secure uninvested trust funds.

NOTE 3 - LOANS

          A summary of the balances of loans follows:

                                                                       2002                2001
                                                                       ----                ----
          Mortgage loans on real estate:
                Residential 1-4 family                          $    127,770,040     $    151,766,803
                Commercial                                            50,440,340           34,872,863
                Construction                                          11,844,367            8,371,916
                                                               ------------------   -----------------
                                                                     190,054,747          195,011,582

          Commercial loans                                            15,072,501           12,906,602

          Consumer installment loans:
                Consumer and installment                              11,354,651           15,299,376
                Other                                                    569,566              571,739
                                                               ------------------   -----------------
                                                                      11,924,217           15,871,115
                                                               ------------------   -----------------

                     Subtotal                                        217,051,465          223,789,299

          Less:
                Allowance for loan losses                              1,920,037            1,300,000
                Unearned interest                                         16,925               26,013
                Undisbursed portion of loans in process                3,167,369            3,257,555
                Deferred loan origination and other fees                 (96,216)              91,791
                                                               ------------------   -----------------

          Loans, net                                            $    212,043,350     $    219,113,940
                                                               ==================   =================


STURGIS BANCORP, INC. AND SUBSIDIARIES
==========================================================================================================
                                                                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                                DECEMBER 31, 2002 AND 2001

NOTE 3 - LOANS (CONTINUED)

          An analysis of the allowance for loan losses follows:

                                                                 2002             2001            2000
                                                                 ----             ----            ----
          BALANCE - Beginning of year                       $    1,300,000   $      803,744  $     730,000

          Provision for loan losses                              1,494,916        1,056,194        309,000
          Loans charged off                                       (950,106)        (607,217)      (330,683)
          Recoveries of loans previously
                charged off                                         75,227           47,279         95,427
                                                           ---------------  --------------- --------------

          BALANCE - End of year                             $    1,920,037   $    1,300,000  $     803,744
                                                           ===============  =============== ==============


          The following is a summary of information pertaining to impaired loans:

                                                                         2002                 2001
                                                                         ----                 ----
          Impaired loans with a valuation
                allowance                                           $        971,607     $     1,071,876

          Impaired loans without a valuation allowance                             -                   -
                                                                   -----------------    ----------------

                     Total impaired loans                           $        971,607     $     1,071,876
                                                                   =================    ================

          Valuation allowance related to
                impaired loans                                      $        265,663     $        91,881
                                                                   =================    =================


                                                                 2002             2001            2000
                                                                 ----             ----            ----
          Average investment in
                impaired loans                              $    1,257,324   $      965,274  $     607,345
                                                           ===============  =============== ==============

          Interest income recognized
                on impaired loans                           $       49,937   $       24,115  $      45,228
                                                           ===============  =============== ==============

          Interest income recognized on a
                cash basis on impaired loans                $       47,394   $       24,115  $      30,977
                                                           ===============  =============== ==============

          No additional funds are committed to be advanced in connection with impaired loans.

STURGIS BANCORP, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2002 AND 2001

NOTE 4 - SERVICING

          Loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balance of mortgages and other loans serviced for others approximated $178,500,000 and $134,800,000 at December 31, 2002 and 2001, respectively.

          The fair values of these rights were $1,501,922 and $1,281,208 at December 31, 2002 and 2001, respectively. The fair value of servicing rights was determined using the discount rate of 8.0 percent and prepayment speed ranging from 6.0 percent to 9.0 percent, depending upon the stratification of the specific right.

          The following summarizes mortgage servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances:

                                                                 2002             2001            2000
                                                                 ----             ----            ----
          Mortgage servicing rights capitalized            $     1,375,920   $      966,128  $     180,492
                                                           ===============  =============== ==============

          Mortgage servicing rights amortized              $      (881,354)  $     (526,036) $     (85,286)
                                                           ===============  =============== ==============

          Valuation allowances:
              Balance at beginning of year                 $             -   $            -  $           -
                  Additions                                       (273,852)               -              -
                  Reductions                                             -                -              -
                  Write-downs                                            -                -              -
                                                           ---------------  --------------- --------------

          Balance at end of year                           $      (273,852)  $            -  $           -
                                                           ===============  =============== ==============


STURGIS BANCORP, INC. AND SUBSIDIARIES
===============================================================================================================
                                                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                                     DECEMBER 31, 2002 AND 2001

NOTE 5 - PREMISES AND EQUIPMENT

          A summary of the cost and accumulated depreciation of premises and equipment follows:

                                                                                  2002                 2001
                                                                                  ----                 ----
               Land                                                        $       666,993      $       666,993
               Land improvements                                                    40,489               40,489
               Office buildings                                                  5,652,030            5,633,932
               Furniture, fixtures and equipment                                 4,607,664            4,185,924
               Construction in progress                                            485,569               48,269
                                                                          ----------------      ---------------

                                Total bank premises and equipment               11,452,745           10,575,607

               Less accumulated depreciation                                    (4,810,765)          (4,205,447)
                                                                          ----------------     ----------------

                                Net carrying amount                        $     6,641,980      $     6,370,160
                                                                          ================     ================


NOTE 6 - DEPOSITS

          Interest bearing deposit balances at December 31 are summarized as follows:

                                                                                  2002                 2001
                                                                                  ----                 ----

               Passbook and savings deposits                               $    40,890,720      $    38,075,301
               NOW accounts                                                     50,724,071           49,406,921
               Time:
                     $100,000 and over                                          34,452,825           15,096,975
                     Under $100,000                                             63,749,059           65,687,736
                                                                          ----------------     ----------------

                                Total interest-bearing                     $   189,816,675      $   168,266,933
                                                                          ================     ================

STURGIS BANCORP, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2002 AND 2001

NOTE 6 - DEPOSITS (CONTINUED)

          At December 31, 2002, scheduled annual maturities of certificates of deposit were as follows:

                                                 UNDER            $100,000 AND
                                               $100,000                OVER

                  2003                     $     34,641,247     $    15,835,613
                  2004                            7,619,710           1,554,733
                  2005                           10,948,670           2,303,659
                  2006                            2,608,818             207,498
                  2007                            6,229,850           7,370,782
          2008 and thereafter                     1,700,764           7,180,540
                                          -----------------    ----------------

                               Total       $     63,749,059     $    34,452,825
                                          =================    ================


NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES

          Advances from the Federal Home Loan Bank of Indianapolis ("FHLB") are collateralized by FHLB stock and all non-employee residential mortgage loans. Total short-term advances, including advances under a separate line of credit with the FHLB, consisted of $6,671,907 at December 31, 2002 at an interest rate of 1.33% with an average balance for the year of approximately $3,400,000 and an average interest rate of 1.85%. Total short-term advances, including advances under a separate line of credit with the FHLB, consisted of $6,000,000 at December 31, 2001 at an interest rate of 5.12% with an average balance for the year of approximately $9,500,000 and an average interest rate of 5%. Maximum amounts outstanding on the short-term advances for the years 2002 and 2001 were approximately $13,700,000 and $10,300,000, respectively.

          In addition to advances received under a master "Advances, Pledge and Security Agreement" with the FHLB, the Bank also has an available line of credit with the FHLB which provides for additional funds of up to $10,000,000 at December 31, 2002 and expires in March, 2003. Advances outstanding under the line of credit bear interest at a rate of approximately 42 basis points over the rate paid by the FHLB on their time deposits (an effective rate of 1.33 % and 1.82% at December 31, 2002 and 2001, respectively). Included in the above total short-term advances is an outstanding balance on the line of credit of $1,671,907 at December 31, 2002. No amounts were outstanding on the line of credit at December 31, 2001.

STURGIS BANCORP, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2002 AND 2001

NOTE 7 - FEDERAL HOME LOAN BANK ADVANCES (CONTINUED)

          The Bank had approximately $57,709,489 and $64,076,863 in long-term advances from FHLB at December 31, 2002 and 2001, respectively. Interest rates range from 1.33% to 7.34% with maturities ranging from January 2003 to February 2012.

          Annual payments of FHLB long-term advances are as follows:

                  2003                              $     7,377,466
                  2004                                    3,428,740
                  2005                                    2,557,211
                  2006                                    3,346,072
                  2007                                            -
          2008 and thereafter                            41,000,000
                                                   ----------------
                                 Total              $    57,709,489
                                                   ================


          The advances are subject to prepayment penalties subject to the provisions and conditions of the credit policy of the Federal Home Loan Bank.


NOTE 8 - FEDERAL INCOME TAXES

          Sturgis Bancorp, Inc. and Subsidiaries file a consolidated federal income tax return. The following is a summary of the provision for income taxes for the three years ended December 31:

                                                                 2002             2001            2000
                                                                 ----             ----            ----
          Current expense                                   $    1,059,595   $    1,304,568  $     765,468

          Deferred (benefit) expense                                58,334           (1,667)             -
                                                           ---------------  --------------- --------------
                           Total income tax expense         $    1,117,929   $    1,302,901  $     765,468
                                                           ===============  =============== ==============


STURGIS BANCORP, INC. AND SUBSIDIARIES
===============================================================================================================
                                                                     NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                                     DECEMBER 31, 2002 AND 2001

NOTE 8 - FEDERAL INCOME TAXES (CONTINUED)

          A reconciliation of the difference between total federal income tax expense and the amount computed by applying the statutory tax rates to income before income taxes is as follows:

                                                            2002             2001            2000
                                                            ----             ----            ----
          Amount computed at statutory rates           $    1,328,827   $    1,390,885  $     877,994
          Dividends received deduction                         (4,256)          (9,351)       (14,944)
          Tax-exempt interest income                         (171,906)         (37,903)       (28,054)
          Low income housing tax credits                      (75,000)         (75,000)       (75,000)
          Other, net                                           40,264           34,270          5,472
                                                      ---------------  --------------- --------------

                           Total                       $    1,117,929   $    1,302,901  $     765,468
                                                      ===============  =============== ==============


          The details of the net deferred tax asset (liability) are as follows:

                                                                               2002             2001
                                                                               ----             ----

          Deferred tax assets:
                Investments                                             $            -  $      33,333
                Allowance for loan losses                                      504,928        364,089
                Amortization                                                         -        124,008
                Other                                                            4,009         39,467
                                                                       --------------- --------------

                           Total deferred tax assets                           508,937        560,897

          Deferred tax liabilities:
                Deferred loan fees                                             (26,830)      (248,490)
                Mortgage servicing rights                                     (473,885)      (435,610)
                Amortization                                                   (33,466)             -
                Depreciation                                                  (111,871)       (94,368)
                Other                                                         (169,552)       (30,762)
                                                                       --------------- --------------

                           Total deferred tax liabilities                     (815,604)      (809,230)

          Valuation allowance                                                        -              -

          Net deferred tax liability                                    $     (306,667) $    (248,333)
                                                                       =============== ==============

STURGIS BANCORP, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2002 AND 2001

NOTE 9 - RETIREMENT BENEFITS

          The Corporation is a participant in the multi-employer Financial Institutions Retirement Fund (FIRF or the Plan), which covers substantially all of its officers and employees. The defined benefit Plan, for all full-time employees with one year of service, provides benefits based on basic compensation and years of service. The Corporation's contributions are determined by FIRF and generally represent the normal cost of the Plan. Specific Plan assets and accumulated benefit information for the Bank's portion of the Fund are not available. Under the Employee Retirement Income Security Act (ERISA), a contributor to a multi-employer pension plan may be liable in the event of complete or partial withdrawal for the benefit payments guaranteed under ERISA. The Bank has no present intention to withdraw from the Fund. The expense of the Plan allocated to the Bank for the years ended December 31, 2002, 2001 and 2000 amounted to $ 194,273, $177,753 and $185,326, respectively.

          Effective January 1, 2002, the Corporation began sponsoring a non-qualified defined benefit plan to provide supplemental retirement benefits for certain executives. The following table sets forth the plan activity and other information as of and for the year ended December 31, 2002.


                                                            2002
                                                            ----
          Plan assets at fair value                    $          -
          Benefit obligation                                126,620
                                                      -------------

          Overfunded (underfunded) status              $   (126,620)
                                                      =============

          Pension liability                            $    126,620
                                                      =============
          Intangible assets                            $    105,601
                                                      =============

          Net periodic pension cost                    $     21,020
                                                      =============
          Change in minimum liability                  $    105,601
                                                      =============

          Actuarial assumptions:
              Weighted average discount rate                  7.25%
              Increase in future compensation levels          4.00%


          To fund the supplemental retirement benefit obligation, the Corporation has purchased insurance policies on the lives of the participants with the Corporation as the owner and beneficiary of the policies. At December 31, 2002, the cash value of all corporate owned life insurance policies on the participants and other officers available to fund future benefit obligations, amounted to $6,335,429. There were no supplemental retirement benefits paid by the plan during 2002.

STURGIS BANCORP, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2002 AND 2001

NOTE 10 - COMMON STOCK AND OPTIONS

          Effective May 1998, two of the Bank's three stock options plans, formerly referred to as the "Director Plan" and the "Employee Plan", expired. The remaining stock option plan, referred to as the "New Director Plan", which expired on December 31, 1999, provided for the granting of options to the Bank's directors. Options granted expire ten years and one day following the date of grant unless an individual ceases to be a director prior to that time for reasons other than death or disability, in which case the options expire thirty days after cessation of director status. If cessation of director status results from death or disability, the options expire ninety days after cessation of director status.

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

STURGIS BANCORP, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2002 AND 2001

NOTE 10 - COMMON STOCK AND OPTIONS (CONTINUED)

          The following is a summary of the activity with respect to the Corporation's stock option plans for the years ended December 31, 2002, 2001, and 2000:

                                                                   WEIGHTED-
                                                                    AVERAGE
                                                NUMBER OF        EXERCISE PRICE
                                                  SHARES           PER SHARE

          Outstanding - January 1, 2000            137,450       $        12.81

               Granted                                   -                    -
               Cancelled                            (4,400)               11.69
               Exercised                            (6,648)                4.35
                                            --------------       --------------

          Outstanding - December 31, 2000          126,402                13.28

               Granted                                   -                    -
               Cancelled                            (2,551)               13.56
               Exercised                                 -                    -
                                            --------------       --------------

          Outstanding - December 31, 2001          123,851                13.28

               Granted                                   -                    -
               Cancelled                                 -                    -
               Exercised                                 -                    -
                                            --------------       --------------
          Outstanding - December 31, 2002          123,851       $        13.28
                                            ==============       ==============


          At December 31, 2002, 2001, and 2000, options exercisable under the Corporation's stock option plans totaled 123,851, 123,851, and 94,272 shares, respectively, and had weighted-average exercise prices per share of $13.28, $13.28, and $12.93, respectively. For options outstanding at December 31, 2002, the exercise price per share ranged from $9.00 to $15.88 and the weighted-average remaining contractual life of the options was approximately 63 months.

STURGIS BANCORP, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2002 AND 2001

NOTE 10 - COMMON STOCK AND OPTIONS (CONTINUED)

          The Corporation applies APB Opinion 25 and related Interpretations in accounting for the stock option plan. Accordingly, no compensation cost has been recognized. Had compensation cost for the Corporation's stock option plan been determined based on the fair value at the grant dates for awards under the plan consistent with the method prescribed by FASB Statement No. 123, the Corporation's net income and earnings per share would have been adjusted to the pro forma amounts indicated below:

                                                                 Year ended December 31
                                                                 ----------------------
                                                          2002            2001            2000
                                                          ----            ----            ----
          Net Income                As reported        $ 2,790,387     $ 2,787,937     $ 1,816,866
                                    Pro forma          $ 2,696,500     $ 2,570,856     $ 1,577,212

          Earnings Per Share        As reported        $      0.95     $      0.90     $      0.59
                                    Pro forma          $      0.92     $      0.83     $      0.51

          Earnings Per Share        As reported        $      0.95     $      0.90     $      0.59
              Assuming Dilution     Pro forma          $      0.92     $      0.83     $      0.51

NOTE 11 - MINIMUM REGULATORY CAPITAL REQUIREMENTS

          The Corporation is subject to regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

          Quantitative measures established by regulation to ensure capital adequacy require the Corporation to maintain minimum amounts and ratios, which are shown in the table below. Management believes, as of December 31, 2002 and 2001, that the Corporation met all capital adequacy requirements to which it is subject.


STURGIS BANCORP, INC. AND SUBSIDIARIES
==========================================================================================================================
                                                                                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                                                DECEMBER 31, 2002 AND 2001

NOTE 11 - MINIMUM REGULATORY CAPITAL REQUIREMENTS (CONTINUED)

          As of December 31, 2002, the most recent notification from the Federal
          Deposit Insurance Corporation categorized the Corporation as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, minimum capital amounts and ratios must be maintained as shown in the following table (000s omitted). Management believes that no conditions or events since that notification have changed the Corporation's capital category.

                                                                                                           TO BE WELL-
                                                                                                        CAPITALIZED UNDER
                                                                                  FOR CAPITAL           PROMPT CORRECTIVE
                                                             ACTUAL            ADEQUACY PURPOSES        ACTION PROVISIONS
                                                             ------            -----------------        -----------------
                                                     AMOUNT          RATIO      AMOUNT        RATIO     AMOUNT      RATIO
                                                     ------          -----      ------        -----     ------      -----
          AS OF DECEMBER 31, 2002:
             Total capital (to risk-
               weighted assets)
                   Consolidated                   $     24,007       12.0%     $ 15,952  >=    8.0%         N/A      N/A
                    Bank                          $     24,985       12.5%     $ 16,006  >=    8.0%    $ 20,007  >= 10.0%
             Tier 1 capital (to risk-
               weighted assets)
                   Consolidated                   $     22,087       11.1%     $  7,976  >=    4.0%         N/A      N/A
                    Bank                          $     23,065       11.5%     $  8,003  >=    4.0%    $ 12,004  >=  6.0%
             Tier 1 capital (to adjusted
               assets)
                   Consolidated                   $     22,087        7.5%     $ 11,848  >=    4.0%         N/A      N/A
                    Bank                          $     23,065        7.8%     $ 11,848  >=    4.0%    $ 14,810  >=  5.0%
                  Tangible capital (to tangible
                    assets)
                        Consolidated              $     22,087        7.6%     $  8,740  >=    3.0%         N/A      N/A
                         Bank                     $     23,065        7.9%     $  8,760  >=    3.0%         N/A      N/A

          AS OF DECEMBER 31, 2001 (BANK ONLY):
             Total capital (to risk-
               weighted assets)                   $     24,559       13.3%     $ 14,739  >=    8.0%    $ 18,424  >= 10.0%
             Tier I capital (to risk-
               weighted assets)                   $     23,259       12.6%     $  7,370  >=    4.0%    $ 11,054  >=  6.0%
             Tier 1 capital (to adjusted
               assets)                            $     23,259        8.6%     $ 10,859  >=    4.0%    $ 13,574  >=  5.0%
             Tangible capital (to tangible
               assets)                            $     23,259        8.5%     $  8,237  >=    3.0%         N/A      N/A

STURGIS BANCORP, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2002 AND 2001

NOTE 12 - OFF-BALANCE SHEET ACTIVITIES

          CREDIT RELATED FINANCIAL INSTRUMENTS - The Corporation is a party to credit related financial instruments with off-balance sheet risk in the normal course of business to meet the financing need of its customer. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

          The Corporation's exposure to credit loss is represented by the contractual amount of these commitments. The Corporation follows the same credit policies in making commitments as it does for on-balance sheet instruments.

          At December 31, 2002 and 2001, the following financial instruments were outstanding whose contract amounts represent credit risk:

                                                           CONTRACT AMOUNT
                                                          2002          2001
                                                          ----          ----

          Commitments to grant loans                  $  4,700,000  $  5,575,000
          Unfunded commitments under lines of credit    23,000,000    20,000,000
          Commercial and standby letters of credit         300,000       135,000


          Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Corporation, is based on management's credit evaluation of the customer.

          Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are collateralized and usually do not contain a specified maturity date and may be drawn upon to the total extent to which the Corporation is committed.

          Commercial and standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those letters of credit are primarily used to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year.

STURGIS BANCORP, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2002 AND 2001

NOTE 12 - OFF-BALANCE SHEET ACTIVITIES (CONTINUED)

          Collateral Requirements - To reduce credit risk related to the use of credit-related financial instruments, the Corporation might deem it necessary to obtain collateral. The amount and nature of the collateral obtained are based on the Corporation's credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant and equipment and real estate.

          If the counterparty does not have the right and ability to redeem the collateral or the Corporation is permitted to sell or repledge the collateral on short notice, the Corporation records the collateral in its balance sheet at fair value with a corresponding obligation to return it.


NOTE 13 - RELATED PARTY TRANSACTIONS

          In the ordinary course of business, the Corporation has granted loans to principal officers, directors and affiliates. A summary of the related party loan transactions for the years ended December 31, 2002 and 2001 is as follows:

                                                        2002           2001
                                                        ----           ----

          Related party loans outstanding at the
                beginning of the year               $  1,170,943   $    878,827

          Advances                                       834,538      1,344,656

          Principal repayments                          (626,329)    (1,052,540)
                                                    ------------   ------------

          Related party loans outstanding at the
                end of the year                     $  1,379,152   $  1,170,943
                                                    ============   ============


          Deposits from related parties held by the Bank at December 31, 2002 and 2001 approximated $7,000,000 and $14,000,000, respectively.

STURGIS BANCORP, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2002 AND 2001

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS

          The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based upon quoted market prices. However, in many instances, there are no quoted market prices for the Corporation's various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Corporation.

          The following methods and assumptions were used by the Corporation in estimating fair value disclosures for financial instruments:

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

          SECURITIES - Fair values for securities, excluding Federal Home Loan Bank stock, are based on quoted market prices. The carrying value of Federal Home Loan Bank stock approximates fair value based on the redemption provisions of the Federal Home Loan Bank. If quoted market prices are not available, fair values are based on quoted market prices of comparable investment.

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

STURGIS BANCORP, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2002 AND 2001

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

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


STURGIS BANCORP, INC. AND SUBSIDIARIES
==================================================================================================================
                                                                        NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                                        DECEMBER 31, 2002 AND 2001

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

          The estimated fair values, and related carrying or notional amounts, of the Corporation's financial instruments are as follows (000s omitted):

                                                                 2002                             2001
                                                                 ----                             ----
                                                       Carrying       Estimated          Carrying       Estimated
                                                        Amount        Fair Value          Amount        Fair Value
                                                        ------        ----------          ------        ----------
          Financial assets:
             Cash and cash equivalents                $    13,064     $   13,064        $   12,961      $   12,961
             Interest-bearing deposits in banks            23,018         23,342            12,710          13,063
             Other short-term investments                       7              7               260             260
             Held-to-maturity investment securities        12,591         12,792             3,904           3,912
             FHLB stock                                     4,115          4,115             4,115           4,115
             Loans held for sale                            7,437          7,522             4,415           4,453
             Loans in portfolio                           212,043        221,003           219,214         226,385
             Accrued interest receivable                    1,732          1,732             1,725           1,725

          Financial liabilities:
             Deposits                                     202,564        198,121           179,130         179,871
             Accrued interest payable                         936            936               994             994
             FHLB advances                                 64,381         63,254            70,077          69,721

STURGIS BANCORP, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2002 AND 2001

NOTE 15 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

          Sturgis Bancorp, Inc., the parent company, was formed January 1, 2002 (Note 1). The financial statements of the parent company as of December 31, 2002 and for the year then ended are presented below:


          BALANCE SHEET

          Assets:
               Cash and due from banks                                    $              -
               Other assets                                                        270,474
               Investment in Sturgis Bank & Trust Company                       28,430,605
                                                                          ----------------

                           Total assets                                   $     28,701,079
                                                                          ================

          Liabilities and stockholder's equity:
               Deferred federal income taxes                              $        306,667
               Advances from Sturgis Bank & Trust Company                          941,884
                                                                          ----------------

                           Total liabilities                                     1,248,551

               Stockholder's equity                                             27,452,528
                                                                          ----------------

                           Total liabilities and stockholders' equity     $     28,701,079
                                                                          ================


STURGIS BANCORP, INC. AND SUBSIDIARIES
==========================================================================================
                                                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                                DECEMBER 31, 2002 AND 2001

NOTE 15 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY (CONTINUED)

          STATEMENT OF INCOME
           Revenue
               Dividend from Sturgis Bank & Trust Company                 $      3,000,000

           Operating expenses                                                      217,097
                                                                          ----------------

           Income before income taxes and equity in undistributed net
               income of Sturgis Bank & Trust Company                            2,782,903
           Applicable income tax provision (benefit)                               (73,813)
                                                                          ----------------

                                                                                 2,856,716

           Reduction in undistributed net income of Sturgis
              Bank & Trust Company                                                 (66,329)
                                                                          ----------------

           Net income                                                     $      2,790,387
                                                                          ================


STURGIS BANCORP, INC. AND SUBSIDIARIES
=========================================================================================
                                               NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                               DECEMBER 31, 2002 AND 2001


NOTE 15 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY (CONTINUED)

          STATEMENT OF CASH FLOWS
           Cash flows from operating activities:
              Net income                                                  $    2,790,387
              Adjustments to reconcile net income to net cash
                 from operating activities:
                    Equity in undistributed net income of
                      Sturgis Bank & Trust Company                                66,329
                    Increase in other assets                                    (270,474)
                    Increase in deferred federal income taxes                    306,667
                                                                         ---------------

                       Net cash provided by operating activities               2,892,909

           Cash flows from financing activities:
              Stock redeemed                                                  (3,005,294)
              Proceeds from advance from Sturgis Bank & Trust Company            941,884
              Cash dividends paid on common stock                               (829,499)
                                                                         ---------------

                      Net cash used in financing activities                   (2,892,909)
                                                                         ---------------

           Net increase (decrease) in cash and cash
              equivalents                                                              -

           Cash and cash equivalents at beginning of year                              -
                                                                         ---------------
           Cash and cash equivalents at end of year                       $            -
                                                                         ===============

STURGIS BANCORP, INC. AND SUBSIDIARIES
================================================================================
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2002 AND 2001

NOTE 16 - RESTRICTION ON DIVIDENDS

          Banking regulations place certain restrictions on dividends paid and loans or advances make by the Bank to the Corporation. The total amount of dividends that may be paid at any date is generally limited to the retained earnings of the Bank. However, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum standards. At December 31, 2002, the Bank's retained earnings available for the payment of dividends totaled $4,893,159. Accordingly, approximately $23,500,000 of the Corporation's investment in the Bank was restricted at December 31, 2002.

          Loans or advances made by the Bank to the Corporation are generally limited to 10 percent of the Bank's capital stock and surplus. Accordingly, at December 31, 2002, Bank funds available for loans or advances, net of current loans and advances to the Corporation, amounted to approximately $1,400,000.