Form 10-K, Exhibit 13
period 2003-12-31
STURGIS BANCORP INC
filed 2004-03-29
CIK 1166362

                                  EXHIBIT 13.1

                          ANNUAL REPORT TO STOCKHOLDERS

March 25, 2004

To My Fellow Shareholders,

On behalf of the Directors and Employees of Sturgis Bancorp, Inc. and Sturgis Bank & Trust Company I am pleased to provide a copy of our 2003 Annual Report. In this Annual Report you will find many key ratios and measures of performance. I encourage you to study this information and participate as a shareholder. If you do not understand information contained in this report, or have suggestions, do not hesitate to contact me at (269)651-9345.

Our core values include community service and building long-term value for our shareholders. Those of you banking with us understand our commitment to sound performance and community service. Community service includes not only philanthropic endeavors, but also includes economic development. Our Bank is the leader in residential finance and we are now expanding our expertise to include a larger focus on commercial banking products. Our dedication to community banking has given us a competitive advantage in our market and our brand is well established. We plan on building on these successes over the coming year by focusing on building the core franchise. This commitment to community is the foundation that will lead to our continued performance.

I am proud to announce we will be celebrating our 100th year of operation in 2005. Our Bank was founded as a Building & Loan Association in 1905 to provide savings products and finance homes. We continue to be committed to residential financing, but we are now so much more then a simple Building & Loan. In addition to residential financing, we offer a wide array of financial products and services to the communities we service. We now offer commercial loans, consumer loans, trust services, brokerage services, certificates of deposit, checking and savings accounts. We have added these products and services to diversify our operations and meet the changing demands of our market. We encourage our shareholders to consider our products and services when choosing your financial partners. After all, you are contributing to your own success, when you do business with YOUR Bank. I assure you, we will provide excellent service as well as competitive products.

In 2003 we experienced a good year. We had victories and challenges. Even though our assets declined by 3.2%, our franchise (as measured by customer relationships) grew. The primary increase in customer relationships was from our mortgage banking activity. Loans serviced for others grew by 21.6%. These loans are primarily long-term fixed rate loans originated by the Bank and sold to the Federal Home Loan Mortgage Corporation and the Federal Home Loan Bank of Indianapolis. The loans were sold in an effort to control market and interest rate risks. We are currently experiencing the lowest rate cycle in over 40 years. In our opinion, this is not the right time to book long-term fixed rate loans. Such assets will decline in value as market interest rates increase. This is a long-term strategy. If you have invested in our Company with a long-term investment horizon, I believe this strategy makes sense to you. This is one example of how we manage the Bank with long-term health and earnings in mind. Business strategies that provide short-term success, at the expense of long-term health, is not our style of conducting business.

Net income was down 6.6% from 2002. This was primarily caused by the Bank's exposure to declining interest rates. The Bank's net interest income decreased by 8.5% in 2003. Over the last several years the Bank has positioned itself for rising interest rates. The sustained low rates have caused pressure on the net interest margin for many banks. Our Bank has been no exception. Non interest income was up 6.6%. This was primarily related to our mortgage banking activity for 2003. The Bank has diversified operations over the last few years in an effort to diversify the income stream and reduce reliance on one primary source. We believe we have positioned the Bank for long-term shareholder value.

We believe driving economic growth is part of our mission. Pursuing this part of our mission occasionally exposes the Bank to credit losses. During 2003, a single large commercial credit defaulted on its debt covenants. This event required the Bank to allocate resources through a provision for loan losses. However, we do not believe the remaining portfolio poses more risk than is acceptable for a bank with our capital position. We have added additional staff in our commercial loan department to monitor levels of risk in the portfolio and we will provide allocations to our loan loss reserve as we determine appropriate for the risk profile contained. We will continue to search out sources of economic growth for our community and be part of the growth process.

In summary, our Bank continues to produce sound core earnings and we are focused on growing shareholder value, being a responsible corporate citizen and providing a work environment based on integrity and service. We look forward to our continuing role as the leading financial institution in St. Joseph County and continuing our contributions to the success of all of the communities in our market.

Sincerely,



/s/ Eric. L. Eishen,
--------------------
Eric. L. Eishen,
President and CEO

                                    CONTENTS
                                    --------
                                                                    Page
                                                                    ----

     Selected Financial Data                                          2
     Corporate Year in Review                                         3
     Management's Discussion and Analysis of Financial
        Condition and Results of Operations                           4
     Directors and Officers of the Bancorp                           27
     Directors and Officers of the Bank                              28
     Bank Corporate Information                                      29
     Market Information                                              30
     Independent Accountants                                         31
     Form 10-K Report                                                31
     Report of Independent Accountants and
        Consolidated Financial Statements                            33


                                                SELECTED FINANCIAL DATA
                                                -----------------------


                                                                        At December 31,
                                                                        ---------------
                                                 2003            2002           2001            2000           1999
                                                 ----            ----           ----            ----           ----
   Total assets                             $287,337,593    $296,684,457   $279,789,272    $271,116,489   $251,596,319
   Cash and investment securities             29,079,322      39,767,645     28,801,672      25,533,283     23,493,106
   Loans and loans held for sale             216,849,239     219,480,856    223,528,846     224,191,073    206,295,022
   Mortgage -backed securities                11,720,452       8,912,723      1,034,119       1,261,585      1,519,508
   Allowance for loan losses                   2,294,157       1,920,037      1,300,000         803,744        730,000
   Deposits                                  199,920,213     202,563,796    179,129,827     173,855,324    163,679,849
   Short-term borrowings                       5,875,538       6,671,907      6,000,000       9,560,855     23,506,029
   Long-term borrowings                       49,929,132      57,709,489     64,076,863      57,849,521     35,607,361
   Stockholders' equity                       29,158,351      27,452,528     28,496,934      26,515,396     25,347,607
   Bo Book Value per share                         10.38            9.81           9.19            8.55           8.19

   Shares outstanding (actual number)          2,808,535       2,799,535      3,101,534       3,101,534      3,094,886


                                                                    Year Ended December 31,
                                                                    -----------------------
                                                 2003            2002           2001            2000           1999
                                                 ----            ----           ----            ----           ----
   Interest income                           $15,245,598     $17,410,692    $19,938,467     $19,138,924    $16,963,609
   Interest expense                            7,017,273       8,414,100     10,401,412      10,526,202      8,673,279
   Provision for loan losses                     819,709       1,494,916      1,056,194         309,000        104,000
   Noninterest income                          5,750,442       5,392,666      4,482,780       3,361,115      3,021,639
   Noninterest expense                         9,577,955       8,986,026      8,872,803       9,082,503      8,516,520
   Federal income tax                            976,014       1,117,929      1,302,901         765,468        688,000
   Net income                                  2,605,089       2,790,387      2,787,937       1,816,866      2,003,449
   Earnings per share (basic)                       0.93            0.95           0.90            0.59           0.65
   Earnings per share (diluted)                     0.93            0.95           0.90            0.59           0.65
   Cash dividends per share                         0.35            0.28           0.26            0.22           0.19
   Dividend payout ratio                          37.73%          29.47%         28.89%          37.29%         29.23%
   Equity/Assets ratio                            10.15%           9.25%         10.19%           9.78%         10.07%
   Return on assets                                0.89%           0.95%          1.00%           0.69%          0.83%
   Return on equity                                9.16%           9.96%         10.14%           6.99%          8.16%

   Weighted average shares
        outstanding (actual number):
             Basic                             2,808,461       2,949,874      3,101,534       3,099,630      3,094,854
             Diluted                           2,811,468       2,952,239      3,101,534       3,099,630      3,099,503

                            CORPORATE YEAR IN REVIEW
                            ------------------------


On December 11, 2001, the shareholders of Sturgis Bank & Trust Company (the "Bank") approved the reorganization of the Bank to become a wholly owned subsidiary of Sturgis Bancorp, Inc. (the "Bancorp"), a financial holding company. The Bancorp is a financial holding company under the Bank Holding Company Act of 1956, as amended. This reorganization was effective January 1, 2002. As a result, historical information in this Annual Report for periods before the January 1, 2002 effective date relate to the Bank. Throughout this Annual Report Sturgis Bancorp, Inc. will be referred to as Bancorp and Sturgis Bank & Trust Company will be referred to as the Bank.

The Bank, a Michigan savings bank, was founded in 1905 as a state chartered mutual building and loan. The original mission of the Bank was to promote personal savings and provide financing for the purchase of homes. Today we remain committed to the same objectives by offering consumer, educational, and property improvement loans, along with a large selection of investment opportunities to our community.

Although the Bank's primary business has historically been and will continue to be the origination of first mortgage loans on 1-4 family unit homes, it has implemented strategies in the last few years that have increased commercial real estate and small business loans within its primary market area. Commercial loan growth was strong during 2003.

Offsetting the commercial loan growth is a reduction in residential mortgage loans. The historically low interest rates induced many borrowers to refinance mortgage and consumer debt into new mortgages. The Bank manages interest rate risk by selling long-term fixed-rate mortgages, so portfolio residential mortgages decreased during 2003. Consumer loans also decreased during 2003, due to borrowers who consolidated debt into mortgages.

The Bank has its main office in Sturgis and branch offices in Bronson, Centreville, Climax, Coldwater, Colon, South Haven, Sturgis, Three Rivers and White Pigeon, Michigan. The Bank's market area includes all of St. Joseph County and parts of Cass, Branch, Calhoun, Van Buren, Allegan, Hillsdale and Kalamazoo counties.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS


FORWARD LOOKING STATEMENTS

        This report contains statements that constitute forward-looking statements. These statements appear in several places in this report and include statements regarding intent, belief, outlook, objectives, efforts, estimates or expectations of Bancorp, primarily with respect to future events and the future financial performance of Bancorp. Any such forward-looking statements are not guarantees of future events or performance and involve risks and uncertainties, and actual results may differ materially from those in the forward-looking statement. Factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement include, but are not limited to, changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking laws and regulations; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; government and regulatory policy changes; the outcome of any pending and future litigation and contingencies; trends in consumer behavior and ability to repay loans; and changes of the world, national and local economies. Bancorp undertakes no obligation to update, amend or clarify forward-looking statements as a result of new information, future events, or otherwise.

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

ALLOWANCE FOR LOAN LOSSES - Accounting for loan classifications, accrual status, and determination of the allowance for loan losses is based on regulatory guidance. This guidance includes, but is not limited to, generally accepted accounting principles, the uniform retail credit classification and account management policy issued by the Federal Financial Institutions Examination Council ("FFIEC"), and the joint policy statement on the allowance for loan losses methodologies issued by the FFIEC. Accordingly, the allowance for loan losses includes a reserve calculation based on an evaluation of loans determined to be impaired, risk ratings, historical losses, loans past due, and other subjective factors. However, there is still a degree of subjectivity when formulating the level of the allowance for loan losses and historical trends may not be indicative of future levels provided to the reserve account.

COMMERCIAL LOAN RATING SYSTEM AND IDENTIFICATION OF IMPAIRED LOANS - Bancorp has a defined risk rating system that is designed to assess the risk of individual loans and overall risk of the commercial loan portfolio. The system assigns a risk weighting to factors such as cash flow, collateral, financial condition, operating performance, repayment history, management, and strength of the customer's industry. An assessment of risk is performed as a part of the loan approval process as well as periodic updates based on the circumstances of the individual loan. Bancorp employs both internal and external loan review services to assess risk ratings.

ORIGINATED MORTGAGE SERVICING RIGHTS ("OMSR") - Bancorp records the original "OMSR" based on market data. The OMSR is amortized into non-interest income in proportion to the period of the estimated future net servicing income of the underlying financial asset. Additionally, an independent third party valuation is performed to determine potential impairment of the OMSR as a result of changes in interest rates and expected future loan repayment speeds. Significant changes in interest rates or repayment speeds could have a significant impact on the carrying value of mortgage servicing assets.

DEFERRED INCOME TAX ASSETS -Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the various temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

GOODWILL AND INTANGIBLE ASSETS - Bancorp had $5.1 million of goodwill at December 31, 2003 and 2002. Effective January 1, 2002, Bancorp adopted Financial Accounting Standards No. 142 (SFAS 142), Goodwill and Other Intangible Assets, which changes Bancorp's accounting for goodwill and other intangible assets. Generally intangible assets that meet certain criteria are recognized and subsequently amortized over their estimated useful lives. Goodwill and intangible assets with indefinite lives, such as Bancorp's goodwill, are not amortized. However, such assets are tested for impairment annually after adoption of SFAS 142.

RESULTS OF OPERATIONS

        Bancorp reported net income of $2.6 million, $2.8 million and $2.8 million for the years ended December 31, 2003, 2002 and 2001, respectively. Basic earnings per share was $0.93, $0.95 and $0.90 for the years ended December 31, 2003, 2002 and 2001, respectively. The decrease in net interest income from 2002 to 2003 was offset by the decrease in the provision for loan losses. The increase in noninterest income, mostly from mortgage banking activities, contributed income to offset the increase in noninterest expenses.

INTEREST INCOME

        2003 COMPARED TO 2002. Interest income decreased $2.2 million to $15.2 million from $17.4 million. This decrease is primarily due to the decreases in interest rates and average loans outstanding to $214.5 million in 2003 from $217.6 million in 2002. Due to the general decline in interest rates, and the consumers' preference for fixed rate loan products, management consciously allowed the residential loan portfolio to decrease. Management does not wish to book long-term, fixed rate loans in the current interest rate environment. This action resulted in a decrease in residential mortgage loans for 2003. We believe the consequences to this action will result in greater future returns and less interest rate risk. During 2003 the decrease in average loans outstanding reduced interest income from loans by $221,526. The remaining $1.7 million decrease in interest income from loans is due to the change in rates. The increase in average commercial mortgage loans to $58.8 million in 2003 from $42.9 million in 2002 contributed $947,974 to interest income. The reduction in average yield earned on average commercial loans to 6.20% in 2003 from 6.89% in 2002 reduced interest income by $254,760. Management also believes the expansion of commercial lending will lead to an improved interest margin when rates increase. Most commercial credits are priced on a variable basis and the expansion of commercial deposit accounts, which are non-interest bearing, will help to reduce the cost of funding. Loan demand for the company has been strong despite the apparent decrease in booked loans. This fact is reflected in the increase in loans serviced for others. Loans serviced for others increased by $38.5 million, or 21.50%, in 2003, while the residential mortgage portfolio loans decreased by $9.1 million, or 7.10%. While the residential mortgage loans booked into the loan portfolio is negative, the Bank has a larger customer base than in 2002. This base gives us the ability to cross sell other Bank products and services. The long-term goal of management is to capitalize on the new relationships acquired by the bank during the last two years of record mortgage originations. The average yield on interest-earning assets decreased to 5.95% in 2003 from 6.71% in 2002. This is primarily due to changes in the composition of interest-earning assets and lower yields as interest-earning assets repriced through 2003. The Bank is positioned to increase interest income when interest rates increase. The decrease in interest expense was smaller than the decrease in interest income, due to the Bank's positive interest rate gap. The positive gap position will continue to have a negative impact on net interest income until market rates begin to increase. Management believes the current low rate environment is not the appropriate time to change its interest rate position. If the interest rate position would be changed and rates go up, the Bank would not realize the benefit of the positive interest rate gap. The funding costs of interest-bearing liabilities will continue to decrease in the current low rate environment, although the decreased cost will likely not match the larger decrease expected in loan rates in the current rate environment. Management anticipates interest rate increases, if the U.S. economic recovery accelerates.

        2002 COMPARED TO 2001. Interest income decreased $2.5 million to $17.4 million from $19.9 million. This decrease is primarily due to the decreases in interest rates and average loans outstanding to $217.6 million in 2002 from $224.6 million in 2001. The average yield on interest-earning assets decreased to 6.71% in 2002 from 7.87% in 2001. This is primarily due to changes in the composition of interest-earning assets and lower yields as interest-earning assets repriced through 2002. The Bank purchased mortgage-backed securities and interest-bearing deposits as loans refinanced and were subsequently sold. The Bank also purchased bank-owned life insurance at the end of 2001, which also contributed to the decrease in interest income from 2001 to 2002. Increases in the cash value of bank-owned life insurance are recognized as noninterest income.

INTEREST EXPENSE

        2003 COMPARED TO 2002. Interest expense decreased $1.4 million to $7.0 million in 2003 from $8.4 million in 2002. This was primarily due to the decrease in rates paid on average interest-bearing deposits and FHLB advances. The rate paid on average interest-bearing liabilities decreased to 2.84% in 2003 from 3.39% in 2002.

        2002 COMPARED TO 2001. Interest expense decreased $2.0 million to $8.4 million in 2002 from $10.4 million in 2001. This was primarily due to the decrease in rates paid on average interest-bearing deposits and FHLB advances. The rate paid on average interest-bearing liabilities decreased to 3.39% in 2002 from 4.24% in 2001.

NET INTEREST INCOME

        2003 COMPARED TO 2002. Net interest income for the year ended December 31, 2003 was $8.2 million compared to $9.0 million for the year ended December 31, 2002, a decrease of $0.8 million or 8.9%. This decrease was caused primarily by decreases in the Bank's net interest margin to 3.11% in 2003 from 3.47% in 2002. Although market rates remained relatively stable during 2003, loans and investments continued to reprice lower in accordance with their contractual repricing frequency to a weighted average yield of 5.95% in 2003, compared to 6.71% in 2002. Rates paid on interest-bearing liabilities decreased to 2.85% for 2003 from 3.39% for 2002. The Bank has positioned itself for net interest income to increase with rising interest rates. If rates do not rise in 2004, management expects continued downward pressure on net interest income. Management expects rates to stay stable through most of 2004, followed by increases, if the U.S. economic recovery accelerates.

        2002 COMPARED TO 2001. Net interest income for the year ended December 31, 2002 was $9.0 million compared to $9.5 million for the year ended December 31, 2001, a decrease of $0.5 million or 5.7%. This decrease was caused primarily by decreases in the Bank's net interest margin to 3.47% in 2002 from 3.77% in 2001. As market rates decreased during 2002, loans and investments repriced lower in accordance with their adjustment cycle. Rates paid on interest-bearing liabilities decreased to 3.39% for 2002 from 4.24% for 2001.

        AVERAGE BALANCES, INTEREST RATES AND YIELDS. Net interest income is affected by the difference ("interest rate spread") between rates of interest earned on interest-earning assets and rates of interest paid on interest-bearing liabilities and the relative amounts of interest-bearing liabilities and interest-earning assets. When the total of interest-earning assets approximates or exceeds the total of interest-bearing liabilities, any positive interest rate spread will generate net interest income. Financial institutions have traditionally used interest rate spreads as a measure of net interest income. Another indication of an institution's net interest income is its "net yield on interest-earning assets" or "net interest margin," which is net interest income divided by average interest-earning assets. The Bank's net interest margin for 2003, 2002 and 2001 was, 3.21%, 3.47% and 3.77% respectively. This decrease over the last three years demonstrates the effect of the Bank's positive gap position during these years. A positive gap means that interest-bearing assets are repricing at a faster pace than interest-bearing liabilities. Management has anticipated an increase in rates over the last three years and resisted the temptation of placing long-term, fixed rate, assets on the balance sheet. This mitigation of interest rate risk has sacrificed short-term earnings under the current interest rate environment, but has placed the institution in a more favorable position when rates rise. The most significant risk to this business strategy is that rates do not ultimately rise. Management does not believe this scenario is likely in the long-term. Management expects interest rates to remain stable through most of 2004, followed by increases, if the U.S. economy recovers.


                                                           AVERAGE BALANCES AND INTEREST RATES
                                                                 YEAR ENDED DECEMBER 31,
                                       ----------------------------------------------------------------------------
                                                       2003                                    2002
                                       ------------------------------------     -----------------------------------
                                         AVERAGE        INTEREST                  AVERAGE       INTEREST
                                       OUTSTANDING      EARNED/      YIELD/      OUTSTANDING     EARNED/      YIELD/
                                         BALANCE          PAID       RATE         BALANCE         PAID       RATE
                                       ------------------------------------     -----------------------------------
    Interest-Earning Assets:
      Loans (1)                        $214,493,505   $13,820,902     6.44%     $217,597,254   $15,729,020    7.23%
      Mortgage-backed securities          8,354,243       257,592     3.08%        6,083,847       238,145    3.91%
      Investment securities (2)          15,231,418       573,762     3.76%       10,069,556       429,210    4.26%
      Interest-bearing deposits          17,991,888       593,342     3.30%       25,879,158     1,014,317    3.92%
                                       ------------------------------------     -----------------------------------
        Total interest-earning assets  $256,071,054   $15,245,598     5.95%     $259,629,815   $17,410,692    6.71%
                                       ====================================     ===================================

    Interest-Bearing Liabilities:
      Deposits                         $189,523,293    $4,134,633     2.18%     $184,120,609    $5,042,699    2.74%
      FHLB advances                      57,041,886     2,882,640     5.05%       64,034,040     3,317,401    5.27%
                                       ------------------------------------     -----------------------------------
        Total interest-bearing
          liabilities                  $246,565,179    $7,017,273     2.84%     $248,154,649    $8,414,100    3.39%
                                       ====================================     ===================================

    Net interest income                                $8,228,325                               $8,996,592
                                                    =============                            =============
    Interest rate spread                                              3.11%                                   3.32%
                                                                      =====                                   =====
    Net interest-earning assets          $9,505,875                              $11,475,166
                                       ============                             ============
    Net interest margin                                               3.21%                                   3.47%
                                                                      =====                                   =====

        (1) Interest on loans includes fees. Nonaccrual loans and loans held for sale have been included in the average balances of loans.
        (2) Yield on investment securities is reported on an actual and not a tax equivalent basis

                                                      2001
                                       ------------------------------------
                                         AVERAGE       INTEREST
                                        OUTSTANDING     EARNED/      YIELD/
                                         BALANCE         PAID        RATE
                                       ------------------------------------
    Interest-Earning Assets:
      Loans (1)                        $224,638,896   $18,276,561     8.14%
      Mortgage-backed securities          1,143,720        74,936     6.55%
      Investment securities (2)           7,768,763       537,388     6.92%
      Interest-bearing deposits          19,691,832     1,049,582     5.33%
                                       ------------------------------------
        Total interest-earning assets  $253,243,211   $19,938,467     7.87%
                                       ====================================

    Interest-Bearing Liabilities:
      Deposits                         $177,212,048    $6,369,577     3.59%
      FHLB advances                      68,153,648     4,031,835     5.92%
                                       ------------------------------------
        Total interest-bearing
          liabilities                  $245,365,696   $10,401,412     4.24%
                                       ===================================

    Net interest income                                $9,537,055
                                                    =============
    Interest rate spread                                              3.63%
                                                                      =====
    Net interest-earning assets          $7,877,515
      (liabilities)                    ============
    Net interest margin                                               3.77%
                                                                      =====

        (1) Interest on loans includes fees. Nonaccrual loans and loans held for sale have been included in the average balances of loans.
        (2) Yield on investment securities is reported on an actual and not a tax equivalent basis

The following table presents information regarding the weighted average yields received on loans and other assets and the weighted average rates paid on deposits and borrowings on the last day of the years indicated. Non-accruing loans have been included in the table as loans carrying a zero yield.

                                                        AT DECEMBER 31,
                                                 2003         2002         2001
WEIGHTED AVERAGE RATE:
       Loans                                    5.92%        6.89%        7.58%
       Mortgage-backed securities               4.34%        5.29%        6.61%
       Investments(1)                           4.58%        5.12%        5.90%
       Interest-bearing deposits                2.66%        3.60%        4.26%
            All interest-earning assets         5.60%        6.45%        7.33%

WEIGHTED AVERAGE COST:
       Deposits (interest-bearing)              1.90%        2.51%        2.77%
       FHLB advances                            4.62%        4.83%        5.68%
            All interest-bearing liabilities    2.52%        3.10%        3.59%

INTEREST RATE SPREAD                            3.08%        3.35%        3.74%

        (1) Yield on investment securities is reported on an actual and not a tax equivalent basis.

        RATE/VOLUME ANALYSIS. The following table sets forth certain information regarding changes in interest income and interest expense of Bancorp for the periods indicated. For each category of interest-earning asset and interest-bearing liability, information is provided on changes attributable to:
(i) changes in volume (change in volume multiplied by the prior year rate) and
(ii) changes in rate (change in rate multiplied by the prior year volume). Rate/volume variances have been allocated proportionately to the change due to rate and the change due to volume.

                                                 YEAR ENDED DECEMBER 31,                   YEAR ENDED DECEMBER 31,
                                                       2003 VS 2002                             2002 VS 2001
                                                       ------------                             ------------
                                               INCREASE (DECREASE) DUE TO:               INCREASE (DECREASE) DUE TO:
                                               ---------------------------               ---------------------------
                                             VOLUME       RATE        TOTAL            VOLUME       RATE        TOTAL
                                             ------       ----        -----            ------       ----        -----
    Interest Income:
       Loans                                ($221,526)  ($1,686,592) ($1,908,118)     ($488,311)  ($2,059,230) ($2,547,541)
       Mortgage-backed securities               76,846      (57,399)       19,447       199,755       (36,456)      163,209
       Investment securities                   199,173      (54,621)      144,552       113,580      (221,758)    (108,178)
       Interest-bearing deposits             (276,889)     (144,086)    (420,975)       339,450      (374,715)     (35,265)
                                          ---------------------------------------  ----------------------------------------
          Total interest-earning assets      (222,396)   (1,942,698)  (2,165,094)       164,474    (2,692,249)  (2,527,775)
                                          ---------------------------------------  ----------------------------------------
    Interest Expense:
       Deposits                                144,174   (1,052,240)    (908,066)       337,882    (1,664,760)  (1,326,878)
       FHLB advances                         (357,328)     (131,433)    (488,761)      (173,773)     (486,661)    (660,434)
                                          ---------------------------------------  ----------------------------------------
          Total interest-bearing
           liabilities                       (213,154)   (1,183,673)  (1,396,827)       164,109    (2,151,421)  (1,987,312)
                                          ---------------------------------------  ----------------------------------------

    Net Interest Income                       ($9,242)    ($759,025)   ($768,267)      $    365     ($540,828)   ($540,463)
                                          =======================================  ========================================

                                                 YEAR ENDED DECEMBER 31,
                                                       2001 VS 2000
                                                       ------------
                                               INCREASE (DECREASE) DUE TO:
                                               ---------------------------
                                             VOLUME       RATE        TOTAL
                                             ------       ----        -----
    Interest Income:
       Loans                                 $605,544     ($426,458)   $179,086
       Mortgage-backed securities             (15,888)        3,748     (12,140)
       Investment securities                 (390,143)       46,655    (343,488)
       Interest-bearing deposits              981,726        (5,641)    976,085
                                          -------------------------------------
          Total interest-earning assets     1,181,239      (381,666)    799,543
                                          -------------------------------------
    Interest Expense:
       Deposits                               137,383      (653,811)   (516,428)
       FHLB advances                          645,974      (254,336)    391,638
                                          -------------------------------------
          Total interest-bearing
            liabilities                       783,357      (908,147)   (124,790)
                                          -------------------------------------

    Net Interest Income                      $397,882       $526,451   $924,333
                                          =====================================

PROVISION FOR LOAN LOSSES

        2003 COMPARED TO 2002. The provision for loan losses was $819,709 for the year ended December 31, 2003 and $1,494,916 for the year ended December 31, 2002, a decrease of $675,207. The provision for loan losses was based upon management's assessment of relevant factors, including types and amounts of non-performing loans, historical and anticipated loss experience on such types of loans, and economic conditions. Loans charged off during 2003, net of recoveries, was $445,589, compared to $874,879 during 2002. This reduction in net loans charged off allowed the Bank to reduce the provision for loan losses and still maintain an adequate balance in the allowance for loan losses.

        Nonperforming loans have increased to $4.2 million at December 31, 2003 from $3.0 million at December 31, 2002. This increase in nonperforming loans is primarily due to one commercial relationship for $2.4 million. In 2003 the Bank had a significant commercial credit "out of compliance" with borrowing covenants. The Bank identified this credit and began corrective action. Ultimately, the firm discontinued operations and is in the process of liquidating its assets. The company has been successful at liquidating assets and reducing its debt to the Bank by approximately $2.0 million to $2.4 million. Management is confident we have adequately allowed for possible losses on this credit. A thorough analysis was conducted on the remaining collateral, consisting primarily of real estate in our local market area and a personal guarantee. The result of this analysis indicates the allowance for loan losses has been appropriately funded. This credit is still subject to the liquidation of the remaining assets and possible litigation related to the personal guarantee.

        2002 COMPARED TO 2001. The provision for loan losses was $1,494,916 for the year ended December 31, 2002 and $1,056,194 for the year ended December 31, 2001, an increase of $438,722. The increase was due to the depressed economy, which increased past due and classified loans, and the Bank's gradually changing portfolio to include more commercial loans. The provision for loan losses was based upon management's assessment of relevant factors, including types and amounts of non-performing loans, historical and anticipated loss experience on such types of loans, and economic conditions.

        The provision for loan losses has been a subject of debate over the last year among business, the accounting industry and regulatory agencies. The correct provision is difficult to measure. It is influenced by the national, regional and local economic conditions and management's assessment of risk in the loan portfolio. There are no exact guidelines and therefore it is left to management to make its best estimate. Management believes the current level of the allowance for loan losses is adequate to cover all expected and unexpected credit risk in the portfolio. However, the mix of the Bank's loan portfolio has been changing over the last several years. The loan portfolio is becoming more heavily weighted with commercial credits. Commercial credits are inherently more risky then one-to-four-family mortgage loans. The collateral is generally more difficult to liquidate and the average size of the credit is larger. A single commercial credit defaulting has a larger impact on the provision for loan losses. The Bank allocates reserves on commercial loans at a higher percentage of the loan balance. The level of provision impacts current and future earnings of the Bank. This is why the subject is of interest to our shareholders, accountants and regulators. It is management's intention to provide an adequate amount to reserves to reflect the risk profile of the loan portfolio. If this requires high provisions in one year and less in another year, these adjustments will be effectuated. Historical levels of provisions should not be used to make assumptions regarding future required allocations.

        The allowance for loan losses as a percentage of total loans has increased from 2001 to 2003. This increase is due to the increasing exposure of the Bank to commercial lending, weak economic development in the Bank's primary market area (Sturgis, Michigan) and one commercial credit that was impaired in 2003. Because of the Bank's continuing growth in commercial loans, the Bank expects to continue funding the allowance for loan losses due to higher risks related to commercial lending.

        The Bank has implemented processes to accelerate its collections and foreclosure actions in an effort to reduce the level of nonperforming assets and net charge-offs. Exclusive of the single commercial credit, nonperforming assets have decreased along with the decrease in net charge-offs. Management expects the enhanced processes will continue to suppress the level of nonperforming assets and net charge-offs.

NONINTEREST INCOME

        2003 COMPARED TO 2002. Noninterest income was $5.8 million in 2003 compared to $5.4 million in 2002, an increase of $357,776. The primary component of this increase was noninterest income from mortgage banking activities. The increase in mortgage banking activities was due to the increase in loan sales during 2003 compared to 2002. Management does not believe this level of mortgage banking activity will be sustainable in 2004 and beyond. The level of activity for 2002 and 2003 was primarily driven by mortgage refinance activity. This refinance activity was driven by the historically low levels of interest rates available on long-term fixed rate mortgages. Most consumers qualifying to refinance have taken advantage of the low rates and are not likely to refinance in the next year. Management expects mortgage banking activity will be dominated primarily by purchases and sales, rather than refinances, during 2004. Proceeds from sale of loans increased to $126.3 million in 2003 from $108.7 million in 2002. Service charges and other fees decreased to $1.4 million in 2003 from $1.5 million in 2002, primarily due to a decrease in credit life insurance premiums earned to $19,589 in 2003 from $74,679 in 2002. This decrease in credit life insurance premiums earned is due to changes in consumer credit laws for insurance on second mortgages and refinance of consumer loans with credit life insurance during 2003. Brokerage commission income will continue to be a large proportion of non-interest income. Brokerage income is influenced by the U.S. economy and stock market values. This income presently makes up 14.73% of non-interest income.

        2002 COMPARED TO 2001. Noninterest income was $5.4 million in 2002 compared to $4.5 million in 2001, an increase of $909,886. The primary components of the increase were mortgage banking activities, an increase in cash surrender value of life insurance and Oakleaf commissions. The increase in mortgage banking activities was due to the increase in loan sales during 2002 compared to 2001. Proceeds from sale of loans increased to $109.3 million in 2002 from $74.3 million in 2001. Service fees and other charges decreased to $1.5 million in 2002 from $1.6 million in 2001, primarily due to a decrease in insufficient funds fees charged to checking account customers ("NSF fees"). NSF fees decreased to $562,634 in 2002 from $627,847 in 2001. During 2002, the Bank recognized an increase in cash surrender value of life insurance totaling $332,470, compared to $2,959 for 2001 related to insurance policies on key personnel. The life insurance was purchased with a single premium payment in December 2001. Commission income from Oakleaf increased to $970,737 in 2002 from $796,688 in 2001. This increase is due to growth in the relationships managed by Oakleaf.

NONINTEREST EXPENSE

        2003 COMPARED TO 2002. Noninterest expense was $9.6 million in 2003, compared to $9.0 million in 2002, an increase of $591,929. The largest component of the increase was salaries and employee benefits, which increased $270,191 to $4.9 million in 2003 from $4.7 million in 2002. These increases are due to increases in the cost of employer-provided medical insurance and salary adjustments. Salary adjustments were the result of staffing changes and cost of living increases which took effect January 2003. To offset the increase in health insurance premiums for employees, the Bank instituted a premium sharing program in August 2003. Additional staffing has been added in 2003 to meet the increasing sophistication of the Bank's operations. The increase in sophistication relates primarily to commercial lending operations and the Bank's wholly owned subsidiary, Oakleaf Financial. The expansion into these areas was undertaken in an effort to diversify operations and reduce the Bank's reliance on mortgage banking activities for non-interest income. Management believes that fee income produced by Oakleaf Financial will help to stabilize non-interest income from operations. The Bank's compensation expense was also impacted by the payment of overtime to staff involved in the mortgage banking operations. Data processing expense increased $102,007, due to expenses incurred converting to a different servicer in the first quarter of 2003. At December 31, 2003, goodwill was not impaired and Management does not anticipate impairment in 2004. Management actively minimizes noninterest expense, although certain noninterest expenses are outside of Management's direct control. Management expects salaries and employee benefits to increase by 3-5% annually.

        2002 COMPARED TO 2001. Noninterest expense was $9.0 million in 2002, compared to $8.9 million in 2001, an increase of $113,223 or 1.3%. The largest component of the increase was salaries and employee benefits, which increased $640,158 to $4.7 million in 2002 from $4.0 million in 2001. These increases were due to increases in the cost of employer-provided medical insurance and salary adjustments. Employer-provided medical insurance was $615,320 in 2002 and $421,971 in 2001. Salary adjustments were the result of staffing changes and cost of living increases which took effect January 2002. Offsetting this increase were decreases in occupancy and equipment expense and amortization of goodwill. Occupancy and equipment expense decreased $104,074 to $1.3 million in 2002 from $1.4 million in 2001. Depreciation expense was the primary component of the decrease in occupancy and equipment expense. Depreciation expense decreased to $605,318 in 2002 from $670,844 in 2001. Amortization expense was not recognized in 2002, due to adoption of FAS 142. Upon adoption and at December 31, 2002 there was no impairment of the Bank's goodwill. Amortization expense for 2001 was $574,864.

        The effective federal income tax rate was 27.3% in 2003, 28.6% in 2002 and 31.8% in 2001.

CASH FLOWS

        OPERATING. Cash flows from operating activities are most significantly affected by net income and mortgage banking activities. Net income was $2,605,089, $2,790,387, and $2,787.937 for the years ended December 31, 2003,
2002 and 2001, respectively. Gain on sale of loans was $2.7 million, $2.0 million and $1.7 million for the years ended December 31, 2003, 2002, and 2001, respectively. Loans originated for sale and proceeds from the sale of loans also increased with the historically low mortgage loan rates. Loans originated for sale were $118.7 million, $111.1 million, and $77.3 million for the years ended December 31, 2003, 2002, and 2001, respectively. The increases in loans originated for sale in 2003, 2002 and 2001 are primarily due to the low residential mortgage rates. Proceeds from sales of loans were $126.3 million, $108.7 million, and $74.3 million for the years ended December 31, 2003, 2002, and 2001, respectively. Because the Bank generally has a policy of selling long-term fixed rate mortgage loans, the volume of loan sales varies with customer demand for these loans. Affecting cash flows from operating activities are the add-backs of non-cash expenses, which include the provision for loan losses, depreciation and amortization of mortgage servicing rights.

        INVESTING. Cash flows from investing activities are most significantly affected by loans made to customers net of principal payments, changes in the Bank's investment portfolio, increases in interest-bearing deposits in banks, and the acquisition of bank owned life insurance. For the year ended December 31, 2003 there was a net increase in loans of $5.0 million. For the year ended December 31, 2002 and 2001 there were decreases in loans of $4.0 million and $3.0 million, respectively, primarily due to refinanced loans. Investment purchases and maturities also affect cash flows from investing activities. The Bank's management maintains investments at levels that balance returns with various risks. The Bank decreased its holdings of interest-bearing deposits in banks by $7.7 to $15.3 million at December 31, 2003 from $23.0 million at December 31, 2002. The Bank increased its holdings of interest-bearing deposits in banks by $8.0 million to $23.0 million at December 31, 2002 from $15.0 million at December 31, 2001. The Bank purchased $6.0 million of bank-owned life insurance in 2001. Management seeks to use loans as its primary investment option. But in the absence of attractive loan opportunities, the Bank may pursue other investment alternatives. Considerations for investment decisions include interest rate risk, liquidity needs, liquidity risk and credit risk.

        FINANCING. Cash flows from financing activities are mostly affected by changes in deposits and FHLB advances. Deposits decreased $2.6 million for the year ended December 31, 2003 and increased $23.4 million and $3.8 million for the years ended December 31, 2002, and 2001, respectively. Certificates of deposit with balances greater than or equal to $100,000 (commonly referred to as Jumbo Certificates), which carry greater interest rate sensitivity, decreased by $5.0 million to $29.4 million at December 31, 2003. The Bank views Jumbo Certificates of deposit as a source of liquidity. The Bank's reliance on this funding source decreased in 2003 to 14.73% of deposits at December 31, 2003, compared to 17.01% of deposits at December 31, 2002. Transaction savings accounts and checking accounts increased $9.5 million, or 10.4%, from December 31, 2002 to December 31, 2003. Transaction savings accounts and checking accounts represent 50.59% of deposits at December 31, 2003, compared to 45.23% of deposits at December 31, 2002. Bank management is actively attempting to increase these core deposit account relationships. The increase in transaction savings accounts and checking accounts provides relatively inexpensive funding for future growth, compared to alternative certificates of deposit and FHLB advances at higher interest rates. The Bank also used FHLB advances for financing its operating and investing activities. The FHLB advances decreased $8.6 million and $5.7 million for the years ended December 31, 2003 and 2002 and increased $2.7 million for the year ended December 31, 2001. During the year ended December 31, 2003, the Bank used funds from maturing interest-bearing deposits in other banks to prepay $402,891 of FHLB advances due in May 2004 with an interest rate of 7.17%. FHLB advances are secured by Bank assets. The primary asset used by the FHLB is loans secured by real estate. The Bank may pledge specific loans or categories of loans for advance purposes. This poses risk to the Bank and stockholders in the fact these assets may become less liquid or subject to set-off. The borrowing base of the Bank is calculated, by the FHLB, based substantially on mortgage loans outstanding. If the Bank's mortgage loan portfolio shrinks it can impact the Bank's ability to utilize the FHLB as a source of funding and liquidity. The Bank will continue to use Jumbo Certificates of Deposit, FHLB advances and core deposits as its primary sources of funds for operations.

FINANCIAL CONDITION

        GENERAL. The Bank's total assets at December 31, 2003 were $287.3 million compared to $296.7 million at December 31, 2002, a decrease of $9.3 million or 3.2%. Management had the opportunity to grow assets by retaining long-term, fixed rate, mortgage loans. We did not believe this was prudent asset management, during a time of historically low interest rates. We maintained our disciplined approach to managing interest rate risk. The decrease in assets was primarily in interest-bearing deposits in banks and loans held for sale. Management had invested in these deposits as a short-term strategy to enhance earning for the shareholder. We believed the funds would be deployed in 2003 in the form of increased loans held in portfolio. The low market interest rates prompted a heavy refinancing year for residential mortgages. The funds from the refinanced residential mortgages were redeployed into commercial loans, investments, and used to reduce advances at the FHLB.

        LOANS. The Bank's net loans increased to $215.5 million at December 31, 2003 from $212.0 million at December 31, 2002. This increase was primarily due to new commercial loans. Many consumers elected to refinance their adjustable-rate mortgage loans and consumer debt into fixed rate mortgages to take advantage of historically low interest rates. In addition to reducing net interest income, the refinance activity resulted in fewer residential loans in the Bank's portfolio. The Bank sells long-term, fixed rate, residential mortgages in the secondary market. Historically, the major buyer of these loans has been the Federal Home Loan Mortgage Corporation (FHLMC). In 2003 the Bank entered into an arrangement with the Federal Home Loan Bank of Indianapolis (FHLBI) to sell loans. This relationship provides an alternative buyer for Bank loans and Management believes this relationship may provide a higher profit margin on loans sold. The loan sales in 2003 decreased residential mortgage loans to $118.7 million at December 31, 2003 from $127.8 million at December 31, 2002. Commercial mortgage loans increased to $66.4 million, or 29.6% of gross loans, at December 31, 2003 from $50.4 million, or 23.2% of gross loans at December 31, 2002. The demand for fixed-rate mortgage loans in 2003 and 2002 was higher due to historically low interest rates during the period. The proceeds from sales of loans (primarily fixed-rate, residential mortgages) were $126.3 million and $108.7 million for 2003 and 2002, respectively. The mortgage loans originated for sale ($118.7 million during 2003 and $111.1 million during 2002) were primarily funded by the secondary mortgage market sales. The decision to sell fixed-rate mortgages with original maturities of 10-years or greater protects the Bank from the interest rate risk inherent in holding these longer term, fixed-rate loans and provides a source of liquidity to fund loan demand. Bank Management does not view the decrease in loan balances as a continuing trend. An increase in market interest rates will decelerate the pace of refinance activity in the residential loan portfolio and the Bank intends to continue focusing its efforts on growing commercial loans.

        At December 31, 2003, outstanding loan commitments were $4.4 million and $42.1 million on fixed and variable-rate loans, respectively. Of these loan commitments, Management expects $18.4 million to be disbursed for new loans during the first half of 2004. The additional loan commitments are unused lines of credit, which may be drawn at any time by the borrower. These loan commitments will be funded by interest-bearing deposits, maturing assets, and additional FHLB borrowings, if needed.

        Loans serviced for others increased by $38.5 million to $217.0 million at December 31, 2003 from $178.5 million at December 31, 2002. This servicing portfolio consists of loans originated by the Bank and sold in the secondary mortgage market with servicing retained by the Bank. Management believes this provides the Bank with a competitive advantage in its market. The retention of servicing requires the Bank to keep a higher staffing level than if the servicing is sold. But many consumers have discovered the difficulties encountered when loan servicing is sold. The retention of servicing also allows the Bank to cross-sell other banking products and services to these customers. The value of the right to service is appraised quarterly and any temporary impairment of the value of servicing rights is recognized quarterly. The originated mortgage servicing rights asset had a valuation allowance at December 31, 2003 of $22,274. This allowance was established to recognize the measured impairment of the asset. The Bank will continue to monitor the valuation of the servicing rights asset. If subsequent analysis shows changes in the appraised impairment, the valuation allowance will be adjusted to match the impairment. Management expects the value of servicing will increase as interest rates rise. Generally, consumers are less inclined to refinance a lower-than-market fixed rate mortgage when rates increase. If this logic prevails, the value of servicing should increase due to the expected increase in duration of the underlying cash flows.

        Bancorp has no purchased mortgage servicing portfolio.

        INTEREST-BEARING DEPOSITS IN BANKS. Interest-bearing deposits in banks were $15.3 million at December 31, 2003, compared to $23.0 million at December 31, 2002, a decrease of $7.7 million. The decrease of deposits was used to reduce FHLB advances. During 2002, growth in deposits and refinanced loans provided funds for investments in $100,000 certificates of deposit in domestic financial institutions.

        SECURITIES - AVAILABLE FOR SALE. Investment securities available for sale of $4.0 million at December 31, 2003 consisted of a mortgage-backed security issued by the Federal National Mortgage Association. The Bank's investment strategy has historically been to carry its mortgage-backed securities in the held-to-maturity portfolio. Management has changed this strategic decision, so that a balanced investment portfolio can more directly contribute to future liquidity needs by being carried as available-for-sale.

        SECURITIES - HELD-TO-MATURITY. Investment securities held-to-maturity consist of U.S agency mortgage-backed securities, municipal obligations, and a trust preferred security. The investment securities held-to-maturity were $10.9 million at December 31, 2003 compared to $12.6 million at December 31, 2002, a decrease of $1.7 million. The decrease was primarily due to matured municipal obligations and principal payments on mortgage-backed securities.

        DEPOSITS AND BORROWED FUNDS. Deposits were $199.9 million at December 31, 2003 compared to $202.6 million at December 31, 2002, a decrease of $2.6 million or 1.3%. Although interest-bearing deposits decreased to $187.6 million at December 31, 2003, compared to $189.8 million at December 31, 2002, the decrease is due to a decrease of $11.7 million in certificates of deposit. Certificates of deposit with balances greater than or equal to $100,000 (commonly referred to as Jumbo Certificates), which carry greater interest rate sensitivity, decreased by $5.0 million to $29.4 million at December 31, 2003. The Bank views Jumbo Certificates of deposit as a source of liquidity. The Bank's reliance on this funding source decreased in 2003 to 14.73% of deposits at December 31, 2003, compared to 17.01% of deposits at December 31, 2002. Transaction savings accounts and checking accounts increased $9.5 million, or 10.4%, from December 31, 2002 to December 31, 2003. Transaction savings accounts and checking accounts represent 50.59% of deposits at December 31, 2003, compared to 45.23% of deposits at December 31, 2002. Bank management is actively attempting to increase these core deposit account relationships. The increase in transaction savings accounts and checking accounts provides relatively inexpensive funding for future growth, compared to alternative certificates of deposit and FHLB advances at higher interest rates. The Bank offers competitive rates on its time deposits and uses borrowed funds, when that strategy enhances net interest income.

        The Bank has an available line of credit with the Federal Home Loan Bank of Indianapolis ("FHLB") which provides for advances up to $10.0 million and matures annually in March. The Bank will renew the line of credit at maturity in March 2004. All borrowings from FHLB are collateralized by substantially all mortgage loans.

        Long-term advances were $49.9 million at December 31, 2003 compared to $57.7 million at December 31, 2002 a decrease of $7.8 million. Short-term advances were $5.9 million at

December 31, 2003 compared to $6.7 million at December 31, 2002 a decrease of $0.8 million. Management does not anticipate a need to increase FHLB advances until demand for portfolio loans increases.

CAPITAL RESOURCES

        The stockholders' equity of the Bancorp was $29.2 million at December 31, 2003 compared to $27.5 million at December 31, 2002, an increase of $1.7 million or 6.21%. The primary component of this increase was net income $2.6 million less dividends paid of $982,987. During January 2002, the Board of Bancorp approved a program to repurchase up to 10 percent of Bancorp's issued and outstanding common stock in the open market and in privately negotiated transactions. Through December 31, 2002, Bancorp redeemed 301,999 shares of its common stock at a total redemption price of $3.0 million. The repurchase program expired in January 2003 with no additional stock repurchased. The stockholders' equity was 10.15% of total assets at December 31, 2003. Management continues to monitor and evaluate the best capital structure of Bancorp. A structure that provides sufficient capital to fund future growth, yet maximizes earnings per share, is deemed optimal. Management does not project a need for capital beyond what can be provided by retained earnings. If additional capital is needed, Bancorp will consider, among other options, issuing trust preferred securities or a secondary offering of common stock.

ASSET/LIABILITY MANAGEMENT

        The primary component of Bancorp's earnings is net interest income of the Bank. The Bank's asset/liability management strategy is to maximize net interest income over time by reducing the impact of fluctuating interest rates. This is accomplished by matching the mix and maturities of its assets and liabilities. At the same time the Bank's asset/liability strategies for managing interest rate risk must also accommodate customer demands for particular types of deposit and loan products. The Bank uses asset/liability management techniques in an attempt to maintain a profitable mix of financial assets and liabilities, provide deposit and loan products that meet the needs of its market area, and maintain control over interest rate risk resulting from changes in interest rates.

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

        While much of the Bank's asset/liability management efforts involve strategies that increase the rate sensitivity of its loans and investments, such as the sale of long-term fixed rate loans, originations of adjustable rate loans and purchases of adjustable rate mortgage-backed securities or relatively short average life fixed-rate investments, it also uses techniques to reduce the rate sensitivity of its deposits and borrowed money. Those techniques include attracting longer-term certificates of deposit when the market will permit, emphasizing core deposits, which are less sensitive to changes in interest rates, and borrowing through long-term FHLB advances. The Bank's asset/liability management strategy will change when market rates change.

        The Bank measures its exposure to interest rate fluctuations primarily by using a computer modeling system designed for savings institutions such as the Bank. The model uses assumptions which management believes are reasonable for the analysis. These assumptions include (but are not limited to) prepayment and decay rates based on nine interest rate scenarios. These assumptions are based on national statistics and may not reflect the Bank's own experience. It allows the Bank to adjust its asset-liability mix based on the interest rate risk identified. The analysis estimates the changes in the market value of the Bank's equity using interest rate change scenarios ranging from +4% to -4%, in 1% increments from current market rates. At December 31, 2003, the following table illustrates the interest rate sensitivity of the Bancorp's consolidated equity to changes in market interest rates.

                  (in Thousands of Dollars)
                   -----------------------
Book value of stockholders' equity                   $29,158

4% increase in market rates                           45,548
3% increase in market rates                           48,063
2% increase in market rates                           47,651
1% increase in market rates                           47,691

No change (current market value of equity)            46,697

1% decrease in market rates                           44,752
2% decrease in market rates                           42,160
3% decrease in market rates                           39,051
4% decrease in market rates                           34,762

        As the table shows, Bancorp's book value of equity is less than estimated market value in all of the scenarios. That indicates that Bancorp is able to withstand fluctuations in market interest rates without posting a significant threat to either Bancorp's stockholders' equity or the federal deposit insurance system, and therefore, Bancorp can be deliberate in its actions to adjust the asset-liability mix. Bancorp would meet the regulatory minimum capital requirements in all of the interest-rate scenarios.

        The Bank has an Asset-Liability Management Committee (ALCO) that meets as needed. The purpose of this Committee is to communicate, coordinate, and monitor asset-liability management procedures. The Committee establishes and monitors the volume and mix of both assets and funding sources. The objective is to manage assets and funding sources to produce results consistent with Bancorp's liquidity requirements, capital adequacy, growth, and profitability goals. To accomplish this objective, the ALCO uses internal budget variance reports, forecasts for changes in interest rates and consumer deposit activity, as well as forecasts of loan demand in each of the Bank's loan types, investment maturities and new investment alternatives, and various other internal and external reports.

        Static Gap Analysis: The management of interest rate sensitivity includes monitoring the maturities and repricing opportunities of interest-earning assets and interest-bearing liabilities. The following table summarizes the Bancorp's consolidated interest rate repricing gaps for selected maturity periods as of December 31, 2003:

                                                                           (In Thousands)

                                         1 Mo.    2-3 Mos.    4-6 Mos.    7-9 Mos.    10-12 Mos.   >1-5 Yrs.   >5 Yrs.    Total
                                     --------------------------------------------------------------------------------------------
Non-loan interest-earning assets       $  8,668   $  5,910    $  4,573    $  1,283     $  7,671    $ 12,074   $  2,117  $ 42,296
Loans                                    83,910     12,090      17,490      17,216       18,192      61,679      4,000   214,517
                                     --------------------------------------------------------------------------------------------

Total interest-earning assets          $ 92,578   $ 18,000    $ 22,063    $ 18,499     $ 25,863    $ 73,753   $  6,117  $256,873
                                     --------------------------------------------------------------------------------------------

Savings accounts                       $  1,323   $  2,646    $  4,120    $  4,120     $  4,120    $ 21,566   $  5,710  $ 43,605
Checking accounts                         1,772      3,556       5,613       5,613        5,613      27.997      7,371    57,535
Certificates & Term IRA's                 2,887      6,137       8,886       4,222        6,428      52,840      5,098    86,498
Other IB liabilities (FHLB advances)      5,876      3,026           0           0           00      15,903     31,000    55,805
                                     --------------------------------------------------------------------------------------------

Total interest-bearing liabilities     $ 11,858   $ 15,365    $ 18,619    $ 13,955     $ 16,161    $118,306   $ 49,179  $243,443
                                     --------------------------------------------------------------------------------------------

Asset (liability) gap                  $ 80,720   $  2,635    $  3,444    $  4,544     $  9,702    -$44,553   -$43,062  $ 13,430
Cumulative asset gap                     80,720     83,355      86,799      91,343      101,045      55,492     13,430
Cumulative gap as a percentage
  of cumulative earning assets            87.2%      75.4%       65.4%       60.4%        57.1%       22.5%       5.2%

        Total interest-earning assets exceeded interest-bearing liabilities by $13.4 million at December 31, 2003. This difference was funded mainly through non-interest-bearing liabilities. The above table shows that total assets maturing or repricing within one year exceed liabilities maturing or repricing within one year by $101.0 million. This indicates the Bancorp's net interest income would increase with rising interest rates, because more of its assets than liabilities would reprice at the higher rates in the next year. However, the repricing and cash flows of certain categories of assets and liabilities are subject to competitive and other influences that are beyond the control of the Bancorp. As a result, certain assets and liabilities indicated as maturing or repricing within a stated period may, in fact, mature or reprice in other periods or at different volumes.

        Simulation: Bancorp recognizes the limitations of static gap analysis as a tool for managing its interest rate risk. Bancorp also uses a computer-based earnings simulation model to estimate the effects of various interest rate environments on the balance sheet structure and net interest income. These simulation techniques involve changes in interest rate relationships, asset and liability mixes, and prepayment options inherent in financial instruments, as well as interest rate levels in order to quantify risk. Bancorp's sensitivity is estimated by first forecasting the next twelve months of net interest income under an assumed environment of constant market interest rates. Next, immediate parallel interest rate shocks are constructed in the model. The rate shocks reflect changes of equal magnitude to all market interest forecast under each of the rate shock scenarios. The resulting change in net interest income is an indication of the sensitivity change in net earnings to directional changes in market interest rates. This model is based solely on parallel changes in market rates and does not reflect the levels of interest rate risk that may arise from other factors such as changes in the spreads between key market rates or in the shape of the Treasury yield curve. The net interest income simulation model includes on-balance sheet loan, investment, deposit, and debt instruments as well as off-balance sheet interest rate swaps.

        Bancorp's Board of Directors compares net interest income sensitivity to established tolerance limits for fluctuation. Throughout 2003, the forecasted exposure was within the Bancorp's established policy limits, except in falling rate change scenarios. Management recognizes the "out of policy" condition in the falling rate environment and has reported this condition to the Board quarterly. The Bancorp's Board of Directors and Management consider further significant rate decreases from December 31, 2003 unlikely and have not changed the Bank policy's tolerance limits to conform to the existing rate environment.

Net Interest Income Sensitivity:  Change in Projected Results vs. Constant Rates

                Year-End 2003 12 Month Projection

                                                  Rate Shock Amount
                                  (2.00%)   (1.00%)    0.00%    1.00%     2.00%
                                 -----------------------------------------------
Percent Change in net interest    (9.68%)   (4.15%)    0.00%    1.27%     2.03%
   income vs. constant rates

ALCO Policy Limit                 (6.00%)   (3.00%)    0.00%   (4.00%)   (8.00%)



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

        Bancorp measures its interest rate risk primarily using simulation analysis. This analysis is prepared by the Chief Financial Officer and reviewed by the ALCO. ALCO is comprised of the Chief Executive Officer, Chief Financial Officer, Executive Vice President and Senior Officers of the Bank. Bancorp's Board of Directors review quarterly reports that estimate Bancorp's sensitivity to changes in interest rates. Sensitivity is estimated for net interest income and market value of portfolio equity.

        While Bancorp uses various tools to monitor interest rate risk, it is unable to predict future fluctuations in interest rates or the specific impact thereof. The market value of most of Bancorp's financial assets is sensitive to fluctuations in market interest rates. Fixed-rate investments and mortgage loans decline in value as interest rates rise. Adjustable-rate investments and loans generally have less market value volatility than fixed-rate assets.

LIQUIDITY

        Bancorp maintains certain levels of liquid assets (the most liquid of which are cash and cash equivalents and investment securities) in order to meet demands from loan commitments, savings withdrawals and other obligations. Bancorp manages liquidity by maintaining a portion of its liquid assets in overnight accounts and by keeping various maturities in its portfolio of investment securities. The primary sources of liquidity are loan repayments, loan sales, maturing investments, deposit accounts, and FHLB borrowings.

        The primary market factor that impacted liquidity throughout 2003 was low interest rates for residential mortgages. The residential mortgages that have refinanced into low fixed-rate terms have been sold to the secondary mortgage market, providing funds for Bancorp to redeploy. Bancorp originated commercial mortgage and commercial nonmortgage loans to hold in its portfolio, so the percentage of commercial loans to total loans increased. Excess funds from refinanced residential mortgages have been invested in securities available-for-sale and funded the decreases in deposits and borrowings. An increase in loan rates would probably reduce Bancorp's liquidity position, because borrowers would be more likely to prefer adjustable-rate mortgages, which Bancorp holds in its portfolio. Management expects market interest rates to remain stable through most of 2004, followed by increases as the U.S. economy recovers.

CONTRACTUAL OBLIGATIONS

        The long-term debt obligations consist of certificates of deposit and advances from the Federal Home Loan Bank. The following schedule represents principal payments only and does not include interest.

                                                                      Payments Due by Period
                                      --------------------------------------------------------------------------------------
                                                              Less than          1 - 3            4 - 5            After 5
                                             Total              1 Year           Years            Years             Years
                                             -----              ------           -----            -----             -----
Certificates of deposit                   $ 86,497,877       $28,560,353      $26,914,006      $25,925,965       $ 5,097,553
FHLB advances                               49,929,132         3,025,849        5,903,283       10,000,000        31,000,000
                                      ----------------  ----------------  ---------------  ---------------  ----------------
Total contractual obligations             $136,427,009       $31,586,202      $32,817,289      $35,925,965       $36,097,553

OFF-BALANCE SHEET ACTIVITIES

OTHER COMMERCIAL CREDITS - The Bank is a party to credit related financial instruments with off-balance sheet risks in the normal course of business to meet the financing needs of its customers. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized on the balance sheet of the Bank.

Commitments to extend credit are agreements to lend to a customer as long as there are no violations of any condition established in the contract. Commitments for equity lines of credit or overdraft protection may expire without being drawn. Therefore, total commitments do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Bank, is based on Management's credit evaluation of the customer. Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are collateralized, may not contain a specified maturity date and may be drawn to the total extent of the Bank's commitment.

Commercial and standby letters of credit are a conditional commitment issued by the Bank to guarantee the performance of a customer to a third party. The letters of credit are primarily used to support public and private borrowing arrangements. All letters of credit have expiration dates within one year.

At December 31, 2003, the Bank had total commitments of $4.4 million and $42.4 million on fixed rate and variable rate loans, respectively.

The following table discloses contractual expiration dates for commitments of the Bank at December 31, 2003.


                                                               Amount of Commitment Expiration Per Period
                                           ---------------------------------------------------------------------------------
                                                              Less than          1 - 3            4 - 5            After 5
                                               Total            1 Year           Years            Years             Years
                                               -----            ------           -----            -----             -----
Home equity lines of credit                 $22,399,696      $ 2,476,712      $        -        $ 526,885        $19,396,099
Lines of credit                               7,194,263        6,551,137         458,615          181,351              3,160
Undisbursed construction loans                3,138,158        3,138,158               -                -                  -
Standby letters of credit                       230,000          230,000               -                -                  -
New Loans                                    12,910,000       12,910,000               -                -                  -
                                           ---------------------------------------------------------------------------------
   Total commitments with expiration        $45,872,117      $25,306,007      $  458,615        $ 708,236        $19,399,259
Overdraft protection - no expiration            890,968
                                           -------------
   Total commitments                        $46,763,085
                                           =============

        All of the commercial credits are underwritten using the commercial loan underwriting guidelines.

COLLATERAL REQUIREMENTS - To reduce credit risks related to the use of credit-related financial instruments, the Bank might deem it necessary to obtain collateral. The amount and nature of the collateral obtained are based on the Bank's credit evaluation of the borrower. Collateral held varies, but may include cash, securities, accounts receivable, inventory, property, plant and equipment and real estate. Although these items are used to secure loans, they are not included on the balance sheet of Bancorp.

LEGAL CONTINGENCIES - Various legal claims also arise from time to time in the normal course of business which, in the opinion of Management, will have no material effect on Bancorp's consolidated financial statements.

OTHER OFF-BALANCE SHEET ACTIVITIES - During the year ended December 31, 2003, Bancorp purchased an investment for $25,000 in a venture capital company. Bancorp has a minority interest of approximately 1% in the company. The venture capital company seeks viable projects in various stages of development for investment. Bancorp has committed to contribute an additional $225,000 as capital is required to fund projects.


IMPACT OF INFLATION

        The majority of assets and liabilities of financial institutions are monetary in nature. Generally, changes in interest rates have a more significant impact on earnings of the Bank than inflation. Although influenced by inflation, changes in rates do not necessarily move in either the same magnitude or direction as changes in the price of goods and services. Inflation does impact the growth of total assets, creating a need to increase equity capital at a higher rate to maintain an adequate equity to assets ratio, which in turn reduces the amount of earnings available for cash dividends. Inflation for calendar year 2003 did not have a material impact on the Company.


RECENT ACCOUNTING DEVELOPMENTS

         In June 2001, Statement of Financial Accounting Standards ("SFAS") No. 142 (FAS 142), GOODWILL AND OTHER INTANGIBLE ASSETS was issued and is effective for fiscal years beginning after December 15, 2001. Under FAS 142, identifiable intangible assets that meet certain criteria will continue to be amortized over their estimated useful lives. However, goodwill and non-identifiable intangible assets will no longer be amortized. Instead, these assets will be evaluated for impairment on an annual basis. If an asset is deemed to be impaired, the asset will be written down through an adjustment to current earnings. As a result of adopting FAS 142, Bancorp will no longer be amortizing goodwill. Goodwill amortization was $574,864 in 2001. No impairment loss was recorded upon adoption of FAS 142. For comparison purposes, had FAS 142 been adopted in 2001, adjusted net income would have been approximately $3,167,347 in 2001, compared to $2,605,089 and $2,790,387 in 2003 and 2002, respectively. The primary reason for the decrease in net income since 2001 is the lower net interest margin.

         In November, 2002, the Financial Accounting Standards Board ("FASB") issued Financial Interpretation No. ("FIN") 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others." FIN 45 elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of FIN 45 have been applied on a prospective basis to guarantees issued or modified after December 31, 2002. However, the value of such guarantees is immaterial and the adoption of this Standard did not have a material effect on Bancorp's financial statements.

        On March 13, 2002, FASB determined that loan commitments related to the organization or acquisition of mortgage loans that will be held for sale must be accounted for as derivative instruments, effective for fiscal quarters beginning after April 10, 2002. Accordingly, Bancorp adopted such accounting on July 1, 2002. Bancorp enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with any related fees received from potential borrowers, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates. Prior to July 1, 2002, such commitments were recorded to the extent of fees received. Fees received were subsequently included in the net gain or loss on sale of mortgage loans. The cumulative effect of adopting SFAS No. 133 for rate lock commitments as of July 1, 2002 was not material.

        In December 2002, FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure - an Amendment of FASB Statement 123." SFAS No. 148 provides alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends disclosure requirements to require more prominent disclosures about the method of accounting for stock-based employee compensation and the effect of the method used on reported results in both annual and interim financial statements. SFAS No. 148 was effective for financial statements for fiscal years ending after December 15, 2002. As permitted by SFAS No. 148, Bancorp will continue to apply the provisions of APB Opinion No. 25, "Accounting for Stock-Based Compensation," for all employee stock option grants and has elected to disclose pro forma net income and earnings per share amounts as if the fair-value based method had been applied in measuring compensation costs. The required disclosures are in Note 1 of Bancorp's financial statements for 2003.

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

        The Sarbanes-Oxley Act is the most far-reaching U.S. securities legislation enacted in some time. The Sarbanes-Oxley Act generally applies to all companies, both U.S. and non-U.S., that file or are required to file periodic reports with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933 or the Securities Exchange Act of

1934. Given the extensive SEC role in implementing rules relating to many of the Sarbanes-Oxley Act's new requirements, the final scope of these requirements remains to be determined.

        The Sarbanes-Oxley Act includes very specific additional disclosure requirements and new corporate governance rules, requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules, and mandates further studies of certain issues by the SEC and the Comptroller General. The Sarbanes-Oxley Act represents significant federal involvement in matters traditionally left to state regulatory systems, such as the regulation of the accounting profession, and to state corporate law, such as the relationship between a board of directors and management and between a board of directors and its committees.

        The Sarbanes-Oxley Act addresses, among other matters:
        o       audit committees for all reporting companies;
        o certification of financial statements by the chief executive officer and the chief financial officer;
        o the forfeiture of bonuses or other incentive-based compensation and profits from the sale of an issuer's securities by directors and senior officers in the twelve month period following initial publication of any financial statements that later require restatement;
        o a prohibition on insider trading during pension plan black out periods;
        o       disclosure of off-balance sheet transactions;
        o       a prohibition on personal loans to directors and officers;
        o expedited filing requirements for Forms 4's for reporting of securities transactions by directors and executive officers;
        o disclosure of a code of ethics and filing a Form 8-K for a change or waiver of such code;
        o       "real time" filing of periodic reports;
        o       the formation of a public accounting oversight board;
        o       auditor independence; and
        o various increased criminal penalties for violations of securities laws.

        The Sarbanes-Oxley Act contains provisions which became effective upon enactment on July 30, 2002 and provisions which will become effective at various times thereafter. The SEC has been delegated the task of enacting rules to implement various provisions with respect to, among other matters, disclosure in periodic filings pursuant to the Exchange Act. The SEC continues to implement various components of the Sarbanes-Oxley Act.

        Compliance with Section 404 of the Sarbanes-Oxley Act, requiring enhanced internal controls, testing and disclosures, will likely increase internal and external audit expenses of the Company. However because the final regulations have not been fully codified, Management is unable to accurately estimate the amount of these increases.

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

        During 2002, the Federal Crimes Enforcement Network, a bureau of the Department of Treasury, issued regulations to implement the provisions of the USA PATRIOT Act. To date, it has not been possible to predict the impact and USA PATRIOT Act and its implementing regulations may have on Bancorp and the Bank.

                              DIRECTORS OF BANCORP
                              --------------------

Raymond H. Dresser, Jr.          Chairman, Dresser, Dresser, Haas & Caywood, P.C. Retained Counsel

Eric L. Eishen                   President and Chief Executive Officer, Sturgis Bank & Trust Company

Leonard L, Eishen                Retired President and Chief Executive Officer, Sturgis Bank & Trust Company

Lawrence A. Franks               Chairman of the Board, President, Burr Oak Tool and Gauge Company, Inc.

Donald A. Frost                  President, LTI Printing, Inc.

James A. Goethals                Vice Chairman of the Board, Retired President, Sturgis Foundry Corporation

Philip G. Ward                   President Emeritus, Glen Oaks Community College





                               OFFICERS OF BANCORP
                               -------------------

Eric L. Eishen                   President, Chief Executive Officer

Ronald W. Scheske                Vice President

Brian P. Hoggatt                 Chief Financial Officer, Secretary/Treasurer

                              DIRECTORS OF THE BANK
                              ---------------------

Raymond H. Dresser, Jr.      Chairman, Dresser, Dresser, Haas & Caywood, P.C. Retained Counsel

Eric L. Eishen               President and Chief Executive Officer

Leonard L. Eishen            Retired President and Chief Executive Officer

Lawrence A. Franks           Vice Chairman of the Board, President, Burr Oak Tool and Gauge Company, Inc.

Donald L. Frost              President, LTI Printing, Inc.

James A. Goethals            Chairman of the Board, President, Sturgis Foundry Corporation - Retired

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

Jose D. Albarran             Vice President
Donald G. Baldwin            Vice President, Operations, Compliance Officer
Debora L. Capman             Vice President, Trust Officer
Emily D. Haller              Vice President, Human Resources
Steven A. Haller             Vice President, Loss Mitigation
Jason J. Hyska               Vice President
Gary E. Metz                 Vice President
Larry W. Miller              Vice President
Christine M. Moline          Vice President, Private Banking
Janet M. Stahl               Vice President (hired January 2004)
Jason A. Wagner              Vice President
Sandra J. Cagle              Assistant Vice President
Trudy R. Gloy                Assistant Vice President
Regina L. Schinker           Assistant Vice President (resigned January 2004)
Camille M. Wilson            Assistant Vice President


                                        BANK CORPORATE INFORMATION


        Location                       Address                      City, St Zip             Telephone            Fax
        --------                       -------                      ------------             ---------            ---
Sturgis (Main Office)     113-125 East Chicago Road         Sturgis, MI  49091            (269) 651-9345     (269) 651-5512
                                                                                                             (269) 651-8263
                                                                                                             (269) 865-5902
     BRANCH OFFICES
Bronson                   863 West Chicago Road             Bronson, MI  49028            (517) 369-7322     (517) 369-2347
Centreville               158 West Main                     Centreville, MI  49032        (269) 467-8525     (269) 467-4180
Climax                    125 North Main                    Climax, MI  49034             (269) 746-4256     (269) 746-4108
Coldwater                 290 East Chicago Road             Coldwater, MI  49036          (517) 278-5634     (517) 278-5613
Colon                     110 South Blackstone Street       Colon, MI  49040              (269) 432-3229     (269) 432-2971
South Haven               1121 LaGrange Street              South Haven, MI  49090        (269) 637-8444     (269) 637-5560
Sturgis                   1001 South Centerville Road       Sturgis, MI  49091            (269) 651-9379     (269) 651-1514
Sturgis                   1501 East Chicago Road            Sturgis, MI  49091            (269) 651-9345     (269) 651-5609
Three Rivers              115 North Main Street             Three Rivers, MI  49093       (269) 273-8481     (269) 273-1732
White Pigeon              122 West Chicago Road             White Pigeon, MI  49099       (269) 483-9668     (269) 483-2725

                               MARKET INFORMATION
                               ------------------

Shares of common stock of Bancorp were held by 391 shareholders of record as of December 31, 2003 according to Bancorp's transfer agent. Bancorp's shares are traded on the NASDAQ Small Cap Market under the symbol of "STBI". Trading activity has been infrequent, and previous price information had not been regularly published.

The range of high and low trade prices for each quarterly period during the past two years is presented below:


                                          Year Ended December 31,
                                          -----------------------
                                    2003                           2002
                             -------------------           -------------------
                               High        Low               High        Low
                               ----        ---               ----        ---
       First quarter          $10.60      $9.16             $10.00      $7.57
       Second quarter          11.50      10.00              11.00       9.07
       Third quarter           12.45      10.50              11.00      10.16
       Fourth quarter          15.36      11.50              11.00      10.19


The trade prices listed above are based on actual transactions obtained from public Internet sources obtained by Bancorp.

The following table summarizes cash dividends paid per share of common stock for each quarterly period during 2003 and 2002.

                                            2003        2002
                                           ------------------
                  First quarter             $.08        $.07
                  Second quarter             .09         .07
                  Third quarter              .09         .07
                  Fourth quarter             .09         .07
                                           ------------------
                                            $.35        $.28


On December 11, 2001, the shareholders of the Bank approved the reorganization of the Bank to become a wholly owned subsidiary of Sturgis Bancorp, Inc., a financial holding company. Sturgis Bancorp, Inc. is a financial holding company under the Bank Holding Company Act of 1956, as amended (the "Bancorp"). This reorganization was approved at a special meeting of the shareholders of the Bank on December 11, 2001. Bancorp received all of the various federal and state regulatory approvals for this reorganization.

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

                             INDEPENDENT ACCOUNTANTS
                             -----------------------

Bancorp has employed the accounting firm of Plante & Moran, PLLC as Independent Accountants for the years ended December 31, 2003, 2002, and 2001. There have been no disagreements on accounting or financial disclosure matters within this time period.

                                FORM 10-K REPORT
                                ----------------

A copy of Bancorp's Annual Report on Form 10-K, as filed with the Securities Exchange Commission, for the year ended December 31, 2003, as well as other filings of Bancorp may be obtained by contacting Eric L. Eishen at Sturgis Bank & Trust Company, 113-125 East Chicago Road, Sturgis, Michigan 49091, telephone number (269) 651-9345 or through the Securities and Exchange Commission Edgar System at WWW.SEC.GOV. Copies of the Bank's filings with the

FDIC under the Securities Exchange Act of 1934 can be obtained from Sturgis Bank & Trust Company by contacting Eric L. Eishen at Sturgis Bank & Trust Company, 113-125 E Chicago Road, Sturgis, Michigan 49091, telephone number (269) 651-9345 or, for a nominal fee from the FDIC at telephone number (202) 898-8913 or fax number (202) 898-3909.

         The Bank maintains a website at WWW.STURGISBANK.COM. On this site, a link is provided to the SEC's website that provides all filings of the Company. In this way, the Company makes available reports, including the annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, securities transaction reports on Form 3, Form 4, and Form 5, and certain other reports filed or furnished pursuant to the Exchange Act as soon as reasonably practicable after it electronically files such material with, or furnishes it to, the Securities and Exchange Commission.

                     STURGIS BANCORP, INC. AND SUBSIDIARIES
                     --------------------------------------

                          CONSOLIDATED FINANCIAL REPORT
                                DECEMBER 31, 2003

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                                                       CONTENTS



REPORT LETTER                                                              1


CONSOLIDATED FINANCIAL STATEMENTS

   Balance Sheet                                                          2-3

   Statement of Income                                                     4

   Statement of Changes in Stockholders' Equity                            5

   Statement of Cash Flows                                                6-7

   Notes to Consolidated Financial Statements                            8-42

                          Independent Auditor's Report



To the Board of Directors and Stockholders
Sturgis Bancorp, Inc. and Subsidiaries
Sturgis, Michigan


We have audited the accompanying consolidated balance sheet of Sturgis Bancorp, Inc. and Subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each year in the three-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Sturgis Bancorp, Inc. and Subsidiaries as of December 31, 2003 and 2002 and the consolidated results of their operations and their cash flows for each year in the three-year period ended December 31, 2003 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 1 to the financial statements, the Corporation changed its method of accounting for goodwill in 2002.


                                                  /s/ Plante & Moran, PLLC
                                                  Plante & Moran, PLLC


Kalamazoo, Michigan
March 2, 2004



STURGIS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------------------------
                                                                       CONSOLIDATED BALANCE SHEET


                                                                            December 31
                                                                   ------------------------------
                                                                         2003             2002
                                                                   --------------  --------------
                                            ASSETS
Cash and due from banks                                            $   10,184,272   $  13,064,101
Federal funds sold                                                        283,905               -
Other short-term investments                                               27,124           7,183
                                                                   --------------  --------------
    Total cash and cash equivalents                                    10,495,301      13,071,284
Interest-bearing deposits in banks                                     15,339,462      23,018,375
Securities - Held-to-maturity (Note 2)                                 10,938,761      12,590,709
Securities - Available for sale (Note 2)                                4,026,250               -
Federal Home Loan Bank stock, at cost                                   4,274,700       4,115,400
Loans held for sale                                                     1,321,674       7,437,506
Loans, net (Note 3)                                                   215,527,565     212,043,350
Real estate owned                                                         749,899       1,358,759
Bank owned life insurance (Note 10)                                     6,628,534       6,335,429
Accrued interest receivable                                             1,591,414       1,731,948
Investment in limited partnerships (Note 5)                             1,192,077         161,080
Premises and equipment, net (Note 6)                                    6,488,123       6,641,980
Goodwill, net of accumulated amortization (Note 1)                      5,109,419       5,109,419
Originated mortgage servicing rights (Note 4)                           1,974,988       1,501,922
Other assets                                                            1,679,426       1,567,296



                                                                   --------------  --------------

    Total assets                                                   $  287,337,593  $  296,684,457
                                                                   ==============  ==============





See Notes to Consolidated
  Financial Statements.                        2



STURGIS BANCORP, INC. AND SUBSIDIARIES
-------------------------------------------------------------------------------------------------
                                                           CONSOLIDATED BALANCE SHEET (CONTINUED)

                                                                             December 31
                                                                   ------------------------------
                                                                        2003            2002
                                                                   --------------  --------------

                             LIABILITIES AND STOCKHOLDERS' EQUITY
LIABILITIES
  Deposits
    Noninterest-bearing                                            $   12,282,992  $   12,747,121
    Interest bearing (Note 7)                                         187,637,221     189,816,675
                                                                   --------------  --------------
         Total deposits                                               199,920,213     202,563,796

  Federal Home Loan Bank advances (Note 8)                             55,804,670      64,381,396
  Deferred federal income taxes (Note 9)                                  483,865         306,667
  Accrued interest payable                                                678,547         935,954
  Other liabilities                                                     1,291,947       1,044,116
                                                                   --------------  --------------

         Total liabilities                                            258,179,242     269,231,929

STOCKHOLDERS' EQUITY (Notes 1, 11, and 12)
  Preferred stock - $1 par value:
    Authorized - 1,000,000 shares
    Issued and outstanding - 0 shares
  Common stock - $1 par value:
    Authorized - 9,000,000 shares
    Issued and outstanding - 2,808,535 shares and 2,799,535
       shares at December 31, 2003 and 2002, respectively               2,808,535       2,799,535
  Additional paid-in capital                                           17,805,688      17,732,617
  Accumulated other comprehensive income                                    1,650               -
  Retained earnings                                                     8,542,478       6,920,376
                                                                   --------------  --------------

         Total stockholders' equity                                    29,158,351      27,452,528
                                                                   --------------  --------------

         Total liabilities and stockholders' equity                $  287,337,593  $  296,684,457
                                                                   ==============  ==============



See Notes to Consolidated
  Financial Statements.                         3


STURGIS BANCORP, INC. AND SUBSIDIARIES
------------------------------------------------------------------------------------------------------------
                                                                            CONSOLIDATED STATEMENT OF INCOME


                                                                         Year Ended December 31
                                                             -----------------------------------------------
                                                                 2003             2002             2001
                                                             -------------    -------------    -------------
INTEREST INCOME
  Loans                                                      $  13,820,902    $  15,729,020    $  18,276,561
  Investment securities :
    Taxable                                                        870,309        1,209,703          996,892
    Tax-exempt                                                     137,235          142,034           93,422
  Dividends                                                        417,152          329,935          571,592
                                                             -------------    -------------    -------------

             Total interest income                              15,245,598       17,410,692       19,938,467

INTEREST EXPENSE
  Deposits                                                       4,134,633        5,042,699        6,369,577
  Federal Home Loan Bank advances                                2,882,640        3,371,401        4,031,835
                                                             -------------    -------------    -------------

             Total interest expense                              7,017,273        8,414,100       10,401,412
                                                             -------------    -------------    -------------

NET INTEREST INCOME                                              8,228,325        8,996,592        9,537,055

PROVISION FOR LOAN LOSSES (Note 3)                                 819,709        1,494,916        1,056,194
                                                             -------------    -------------    -------------

NET INTEREST INCOME - After provision for loan losses            7,408,616        7,501,676        8,480,861

NONINTEREST INCOME
  Service charges and other fees                                 1,438,125        1,536,181        1,634,957
  Investment brokerage commission income                           846,902          970,737          796,688
  Mortgage banking activities                                    2,662,112        2,028,497        1,508,451
  Trust fee income                                                 485,327          478,653          492,803
  Increase in value of bank owned life insurance                   293,105          332,470            2,959
  Other income                                                      24,871           46,128           46,922
                                                             -------------    -------------    -------------

             Total noninterest income                            5,750,442        5,392,666        4,482,780

NONINTEREST EXPENSES
  Salaries and employee benefits (Note 10)                       4,921,978        4,651,787        4,011,629
  Occupancy and equipment                                        1,385,120        1,304,802        1,408,876
  Data processing                                                  753,998          651,991          592,805
  Professional services                                            376,751          353,039          367,586
  Amortization of goodwill                                               -                -          574,864
  Real estate owned expense                                        225,063          201,698          139,762
  Advertising expense                                              220,850          176,265          180,177
  Other                                                          1,694,195        1,646,444        1,597,104
                                                             -------------    -------------    -------------

             Total noninterest expenses                          9,577,955        8,986,026        8,872,803
                                                             -------------    -------------    -------------

INCOME - Before income tax expense                               3,581,103        3,908,316        4,090,838

INCOME TAXES (Note 9)                                              976,014        1,117,929        1,302,901
                                                             -------------    -------------    -------------
NET INCOME                                                   $   2,605,089    $   2,790,387    $   2,787,937
                                                             =============    =============    =============

BASIC EARNINGS PER SHARE                                     $        0.93    $        0.95    $        0.90
                                                             -------------    -------------    -------------

DILUTED EARNINGS PER SHARE                                   $        0.93    $        0.95    $        0.90
                                                             -------------    -------------    -------------


See Notes to Consolidated
  Financial Statements.                                4



STURGIS BANCORP, INC. AND SUBSIDIARIES
---------------------------------------------------------------------------------------------------------------------------------
                                                                        CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY


                                                                                    Accumulated
                                                                      Additional       Other                          Total
                                                                       Paid-in     Comprehensive    Retained      Stockholders'
                                                     Common Stock      Capital        Income        Earnings         Equity
                                                    -------------- --------------- -------------- ------------- -----------------
BALANCE - January 1, 2001                            $ 3,101,534    $ 10,435,912   $          -   $ 12,977,950   $   26,515,396

Transfer of retained earnings to
  additional paid-in capital                                   -      10,000,000              -    (10,000,000)               -

Net income                                                     -               -              -      2,787,937        2,787,937

Cash dividends ($.26 per share)                                -               -              -       (806,399)        (806,399)
                                                    -------------- --------------- -------------- ------------- -----------------

BALANCE - December 31, 2001                            3,101,534      20,435,912              -      4,959,488       28,496,934

Stock redemption                                        (301,999)     (2,703,295)             -              -       (3,005,294)

Net income                                                     -               -              -      2,790,387        2,790,387

Cash dividends ($.28 per share)                                -               -              -       (829,499)        (829,499)
                                                    -------------- --------------- -------------- ------------- -----------------

BALANCE - December 31, 2002                            2,799,535      17,732,617              -      6,920,376       27,452,528

Net income                                                     -               -              -      2,605,089        2,605,089

Change in unrealized gain on securities
  available for sale, net of tax effect of $850                -               -          1,650              -            1,650
                                                                                                                -----------------
           Total comprehensive income                                                                                 2,606,739

Stock options exercised                                    9,000          73,071              -              -           82,071

Cash dividends ($.35 per share)                                -               -              -       (982,987)        (982,987)
                                                    -------------- --------------- -------------- ------------- -----------------

BALANCE - December 31, 2003                          $ 2,808,535    $ 17,805,688   $      1,650   $  8,542,478   $   29,158,351
                                                    -------------- --------------- -------------- ------------- -----------------



See Notes to Consolidated
  Financial Statements.                                         5


STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------------------------------------------
                                                                                CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                                  Year Ended December 31
                                                                     -----------------------------------------------
                                                                          2003             2002             2001
                                                                     -------------    -------------    -------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income                                                         $   2,605,089    $   2,790,387    $   2,787,937
  Adjustments to reconcile net income to net cash
   from operating activities
      Depreciation                                                         624,228          605,318          670,844
      Amortization of mortgage servicing rights                            826,420        1,155,206        1,100,901
      Provision for loan losses                                            819,709        1,494,916        1,056,194
      Deferred income taxes                                                176,348           58,334           (1,667)
      Accretion and amortization of securities                              95,270           61,319            3,040
      Gain on sale of loans                                             (2,743,952)      (2,032,156)      (1,749,768)
      Proceeds from the sale of loans held for sale                    126,277,169      108,718,408       74,319,076
      Loans originated for sale                                       (118,716,871)    (111,084,772)     (77,333,342)
      Gain on real estate owned                                            (17,275)         (37,685)         (35,329)
      Loss on disposal of premises and equipment                            48,467                -           74,110
      Loss of equity in limited partnership                                 19,003           63,000           18,000
      Loss on sale of available for sale securities                         36,342                -                -
      Loss on impairment of investment                                      75,000                -                -
      Increase in cash value of bank owned life insurance                 (293,105)        (332,470)          (2,959)
      Stock dividend from Federal Home Loan Bank stock                    (159,300)               -                -
      Net change in:
        (Increase) decrease in accrued interest and
          other assets                                                      28,404         (429,008)        (544,155)
        Increase (decrease) in accrued interest and
          other liabilities                                                 (8,505)         142,755          230,202
                                                                     -------------    -------------    -------------

              Net cash provided by operating activities                  9,692,441        1,173,552          593,084

CASH FLOWS FROM INVESTING ACTIVITIES
  Net change in interest-bearing deposits in banks                       7,678,913      (12,176,995)      (3,673,612)
  Proceeds from maturities of securities held-to-maturity                  360,000        1,105,000        4,630,000
  Purchases of securities held-to-maturity                                       -      (10,213,700)      (1,425,000)
  Principal reductions of mortgage-backed securities                     1,121,678          361,147          223,490
  Purchase of securities available for sale                            (13,099,117)      (9,235,451)               -
  Proceeds from sales of securities available for sale                   9,039,025        9,235,451                -
  Purchase of Federal Home Loan Bank stock                                       -                -         (617,900)
  Net (increase) decrease in loans                                      (5,001,089)       4,022,934        2,994,155
  Proceeds from sale of real estate owned                                1,323,300          682,839          445,113
  Purchase of investment in limited partnership                         (1,050,000)               -                -
  Additions to premises and equipment                                     (541,881)        (877,138)        (381,990)
  Proceeds from the sale of premises and equipment                          23,043                -          355,190
  Purchase of bank owned life insurance                                          -                -       (6,000,000)
                                                                     -------------    -------------    -------------

              Net cash used in investing activities                       (146,128)     (17,095,913)      (3,450,554)


See Notes to Consolidated
  Financial Statements.                                       6


STURGIS BANCORP, INC. AND SUBSIDIARIES
----------------------------------------------------------------------------------------------------------------
                                                                CONSOLIDATED STATEMENT OF CASH FLOWS (CONTINUED)


                                                                              Year Ended December 31
                                                                 -----------------------------------------------
                                                                      2003             2002             2001
                                                                 -------------    -------------    -------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase in demand and savings account deposits                9,060,424        6,016,796        8,657,724
  Net increase (decrease) in certificates of deposit               (11,704,007)      17,417,173       (4,861,501)
  Repayment of FHLB advances                                       (14,452,264)     (28,367,374)     (36,433,513)
  Proceeds from FHLB advances                                        5,875,538       22,671,907       39,100,000
  Cash dividends paid on common stock                                 (982,987)        (829,499)        (806,399)
  Stock options exercised                                               81,000                -                -
  Stock redemption                                                           -       (3,005,294)               -
                                                                 -------------    -------------    -------------
              Net cash provided by (used in)
                 financing activities                              (12,122,296)      13,903,709        5,656,311
                                                                 -------------    -------------    -------------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                                  (2,575,983)      (2,018,652)       2,798,841

CASH AND CASH EQUIVALENTS - Beginning of year                       13,071,284       15,089,936       12,291,095
                                                                 -------------    -------------    -------------

CASH AND CASH EQUIVALENTS - End of year                          $  10,495,301    $  13,071,284    $  15,089,936
                                                                 -------------    -------------    -------------

SUPPLEMENTAL INFORMATION
  Cash paid (received) for:
    Interest                                                     $   7,274,680    $   8,471,931    $  10,436,770
    Income taxes                                                     1,288,033        1,374,118        1,730,136

NONCASH INVESTING AND FINANCING ACTIVITIES:
  Loans transferred to real estate owned                         $     697,165    $   1,552,740    $     847,550






See Notes to Consolidated
  Financial Statements.                                    7

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


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

         The Bank formed Sturgis Bancorp, Inc., a holding company, on January 1, 2002 via an equal exchange of shares of Sturgis Bank & Trust Co. common stock for Sturgis Bancorp, Inc. common stock. For comparative financial statement purposes, the 2001 financial statements of Sturgis Bank & Trust Co. and Subsidiaries are titled Sturgis Bancorp, Inc. and Subsidiaries as the formation of the holding company had no impact on the capital structure of the consolidated entity.

         USE OF ESTIMATES - In preparing consolidated financial statements in conformity with generally accepted accounting principles in the United States of America, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates and assumptions. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses, and the valuation of real estate owned, deferred tax assets, mortgage servicing rights, and the impairment of goodwill.

         NATURE OF OPERATIONS - The Corporation operates predominately in the south-western portion of Michigan's lower peninsula. Its primary services include accepting deposits, making commercial and mortgage loans, engaging in mortgage banking activities, and providing investment brokerage advisory services.

         SEGMENT REPORTING - While management monitors the revenue streams of various products and services offered, operations are managed and financial performance is evaluated on a company-wide basis. Accordingly, all of the Corporation's operations are considered by management to be aggregated in one reportable operating segment.

         SIGNIFICANT GROUP CONCENTRATIONS OF CREDIT RISK - Most of the Corporation's activities are with customers located within Michigan.
         Note 2 discusses the types of securities in which the Corporation invests. Note 3 discusses the types of lending in which the Corporation engages. The Corporation's loan portfolio is concentrated in residential first-mortgage loans. The Corporation does not have any significant concentrations to any one industry or customer.

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         CASH AND CASH EQUIVALENTS - For the purpose of the consolidated statements of cash flows, cash and cash equivalents include cash and balances due from banks, federal funds sold and other short-term investments, all of which mature within ninety days.

         INTEREST-BEARING DEPOSITS IN BANKS - Interest-bearing deposits in banks mature within ten years and are carried at cost.

         SECURITIES - Debt securities that management has the positive intent and ability to hold to maturity are classified as "held to maturity" and recorded at amortized cost. Securities not classified as held to maturity are classified as "available for sale" and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

         Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held to maturity and available for sale securities below their cost, that are deemed to be other than temporary, are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

         FEDERAL HOME LOAN BANK STOCK - The Corporation's minimum investment in the stock of the Federal Home Loan Bank of Indianapolis (FHLB) is an amount equal to at least one percent of the unpaid principal balances of the Corporation's residential mortgage loans or 0.3 percent of its total assets, whichever is greater. Purchases and sales of stock are made directly with the FHLB at par value and are recorded at cost.

         LOANS HELD FOR SALE - Loans originated and intended for sale in the secondary market are carried at the lower of cost or estimated fair value in the aggregate. Net unrealized losses, if any, are recognized in a valuation allowance by charges to income.

         LOANS - The Corporation grants mortgage, commercial, and consumer loans to customers. Loans are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         Loans that management has the intent and ability to hold for the forseeable future or until maturity or pay-off are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

         The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful.

         All interest accrued but not collected for loans that are placed on nonaccrual status or charged off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

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

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         The allowance consists of specific, general and unallocated components. The specific components relate to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

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

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         SERVICING - Servicing assets are recognized as separate assets when rights are acquired through purchase or through sale of financial assets. Capitalized servicing rights are amortized into noninterest income in proportion to, and over the period of, the estimated future net servicing income of the underlying financial assets. Servicing assets are evaluated for impairment based upon the fair value of the rights as compared to amortized cost. Impairment is determined by stratifying rights by predominant characteristics, such as interest rates and terms. Fair value is determined using prices for similar assets with similar characteristics, when available, or based upon discounted cash flows using market-based assumptions. Impairment is recognized through a valuation allowance for an individual stratum, to the extent that fair value is less than the capitalized amount for the stratum.

         OFF-BALANCE SHEET INSTRUMENTS - In the ordinary course of business, the Corporation has entered into commitments to extend credit, including commitments under commercial letters of credit and standby letters of credit. Such financial instruments are recorded when they are funded.

         In November, 2002, the FASB issued Interpretation No. 45, (FIN 45) "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others," which elaborates on the disclosures to be made by a guarantor about its obligations under certain guarantees issued. It also clarifies that a guarantor is required to recognize, at the inception of a guarantee, a liability for the fair value of the obligation undertaken in issuing the guarantee. The initial recognition and measurement provisions of this Interpretation have been applied on a prospective basis to guarantees issued or modified after December 31, 2002. However, the value of such guarantees is immaterial and the adoption of this Standard did not have a material effect on the Corporation's financial statements.

         RATE LOCK COMMITMENTS - On March 13, 2002, the Financial Accounting Standards Board determined that loan commitments related to the organization or acquisition of mortgage loans that will be held for sale must be accounted for as derivative instruments, effective for fiscal quarters beginning after April 10, 2002. Accordingly, the Corporation adopted such accounting on July 1, 2002.

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         The Corporation enters into commitments to originate loans whereby the interest rate on the loan is determined prior to funding (rate lock commitments). Rate lock commitments on mortgage loans that are intended to be sold are considered to be derivatives. Accordingly, such commitments, along with any related fees received from potential borrowers, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Fair value is based on fees currently charged to enter into similar agreements, and for fixed-rate commitments also considers the difference between current levels of interest rates and the committed rates. Prior to July 1, 2002, such commitments were recorded to the extent of fees received. Fees received were subsequently included in the net gain or loss on sale of mortgage loans.

         The cumulative effect of adopting SFAS No. 133 for rate lock commitments as of July 1, 2002 was not material.

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

         INVESTMENT IN LIMITED PARTNERSHIPS - The Corporation has investments in limited partnerships that are structured to generate low income housing tax credits and an investment in a Michigan partnership structured to generate commissions from the sale of title insurance. The Corporation accounts for these investments under the equity method, whereby the Corporation annually records its proportionate share of partnership profits and losses as an adjustment to the carrying value of the investment.

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         GOODWILL AND INTANGIBLE ASSETS - Effective January 1, 2002, the Corporation adopted Statement of Financial Accounting Standards (SFAS) No. 142. Goodwill and Other Intangible Assets, which changes the Company's accounting for goodwill and other intangible assets acquired in a business combination. Generally, intangible assets that meet certain criteria are recognized and subsequently amortized over their estimated useful lives. Goodwill and intangible assets with indefinite lives are not amortized. However, such assets are tested for impairment at adoption of SFAS 142 and at least annually thereafter. No impairment loss was recognized upon the adoption of SFAS 142.

         The following table adjusts net income as reported by excluding goodwill amortization:


                                                       2003            2002              2001
                                                  --------------  --------------  --------------
         Reported net income                      $    2,605,089  $    2,790,387  $    2,787,937

         add back:Goodwill amortization, net
             of tax effects                                    -               -         379,410
                                                  --------------  --------------  --------------

         Adjusted net income                      $    2,605,089  $    2,790,387  $    3,167,347
                                                  --------------  --------------  --------------
         BASIC EARNINGS PER SHARE:

             Reported net income                  $         0.93  $         0.95  $         0.90

         add back:Goodwill amortization, net
             of tax effects                                    -               -            0.12
                                                  --------------  --------------  --------------

             Adjusted net income                  $         0.93  $         0.95  $         1.02
                                                  --------------  --------------  --------------

         DILUTED EARNINGS PER SHARE:

             Reported net income                  $         0.93  $         0.95  $         0.90

         add back:Goodwill amortization, net
             of tax effects                                    -               -            0.12
                                                  --------------  --------------  --------------

             Adjusted net income                  $         0.93  $         0.95  $         1.02
                                                  --------------  --------------  --------------

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

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

         The Corporation is qualified under provisions of the Internal Revenue Code that permit it to deduct from taxable income a provision for bad debts in excess of such provision charged to income in the consolidated financial statements. Accordingly, retained earnings at December 31, 2003 and 2002 include approximately $918,000 for which no provision for federal income taxes has been made. Unrecognized deferred taxes on this amount are approximately $312,000. If, in the future, this portion of retained earnings is used for any purpose other than to absorb bad debt losses, federal income taxes would be imposed at the then applicable rates.

         STOCK COMPENSATION PLANS - In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure
         - an Amendment of FASB Statement No. 123." This Statement amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of SFAS No. 123 to require more prominent disclosures about the method of accounting for stock-based employee compensation and the effect of the method used on reported results in both annual and interim financial statements. This Statement was effective for financial statements for fiscal years ending after December 15, 2002. As permitted by SFAS No. 148, the Company will continue to apply the provisions of APB Opinion No. 25, "Accounting for Stock-Based Compensation," for all employee stock option grants and has elected to disclose pro forma net income and earnings per share amounts as if the fair-value based method had been applied in measuring compensation costs.

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         The Bancorp's as reported and the pro forma information for the years ended December 31, follows:

                                                                       Year Ended December 31
                                                              ----------------------------------------
                                                                  2003          2002          2001
                                                              ------------  ------------  ------------
         As reported net income available to
           common shareholders                                $  2,605,089  $  2,790,387  $  2,787,937
         Less: stock-based compensation expense
           determined under fair value method, net of tax           26,865        93,887       217,081
                                                              ------------  ------------  ------------

         Pro forma net income                                 $  2,578,224  $  2,696,500  $  2,570,856

         As reported earnings per share                       $       0.93  $       0.95  $       0.90
         Pro forma earnings per share                         $       0.92  $       0.92  $       0.83
         As reported earnings per diluted share               $       0.93  $       0.95  $       0.90
         Pro forma earnings per diluted share                 $       0.92  $       0.92  $       0.83

         Compensation expense in the pro forma disclosures is not indicative of future amounts, as options vest over several years and additional grants may be made.

         EARNINGS PER COMMON SHARE - Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options, and are determined using the treasury stock method.

         Earnings per common share have been computed based on the following:

                                                       2003           2002         2001
                                                   ------------  ------------  ------------
         Net income                                $  2,605,089  $  2,790,387  $  2,787,937
                                                   ============  ============  ============

         Weighted average number of common
           shares outstanding                         2,808,461     2,949,874     3,101,534
         Effect of dilutive options                       3,007         2,365             -
                                                   ------------  ------------  -------------
         Weighted average number of common
           shares outstanding used to calculate
           diluted earnings per common share          2,811,468     2,952,239     3,101,534
                                                   ============  ============  ============

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         COMPREHENSIVE INCOME - Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

         RECLASSIFICATION - Certain amounts appearing in the prior year's financial statements have been reclassified to conform to the current year's financial statements.

NOTE 2 - SECURITIES

         The amortized cost and estimated fair value of securities with gross unrealized gains and losses, follows:

                                                                              2003
                                                  -------------------------------------------------------------
                                                                       Gross         Gross
                                                                    Unrealized     Unrealized    Estimated Fair
                                                  Amortized Cost       Gains         Losses           Value
                                                  --------------   ------------    -----------   --------------
         Available-for-sale securities:
           Mortgage-backed                        $    4,023,750   $      2,500    $         -   $    4,026,250
                                                  ==============   ============    ===========   ==============

         Held-to-maturity securities:

          Obligations of states and
             political subdivisions               $    2,817,060   $     75,961    $    (5,803)   $   2,887,218
          Mortgage-backed                              7,696,701         32,474        (20,987)       7,708,188
          Other securities                               425,000              -              -          425,000
                                                  --------------   ------------    -----------   --------------

         Total held-to-maturity securities        $   10,938,761   $    108,435    $   (26,790)   $  11,020,406
                                                  --------------   ------------    -----------   --------------

                                                                              2002
                                                  -------------------------------------------------------------
                                                                       Gross         Gross
                                                                    Unrealized     Unrealized    Estimated Fair
                                                  Amortized Cost       Gains         Losses           Value
                                                  --------------   ------------    -----------   --------------
         Held-to-maturity securities:

          Other securities                        $      500,000   $          -    $         -   $      500,000
          Obligations of states and
             political subdivisions                    3,177,986         71,118              -        3,249,104
          Mortgage-backed                              8,912,723        136,491         (5,618)       9,043,596
                                                  --------------   ------------    -----------   --------------
         Total held-to-maturity securities        $   12,590,709   $    207,609    $    (5,618)  $   12,792,700
                                                  ==============   ============    ===========   ==============

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 2 - SECURITIES (CONTINUED)

         Securities with a carrying value of $1,413,296 (market value of $1,434,580) were pledged at December 31, 2003 to secure uninvested trust funds. Securities with a carrying value of $215,000 (market value of $209,208) were pledged at December 31, 2003 to secure U.S. Treasury Tax & Loan payments.

         The amortized cost and fair value of securities of debt securities by contractual maturity, at December 31, 2003, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                            Held to Maturity         Available for Sale
                                                      -----------------------------------------------------
                                                        Amortized       Fair        Amortized       Fair
                                                          Cost          Value          Cost        Value
                                                      ------------  ------------   -----------  -----------
            Due in one year or less                   $    415,133  $    419,111   $         -  $         -
            Due in one through five years                  584,500       610,493             -            -
            Due after five years through ten years         404,131       423,034             -            -
            Due after ten years                          1,838,296     1,859,580             -            -
                                                      ------------  ------------   -----------  -----------

                   Total                                 3,242,060     3,312,218             -            -
         Mortgage-backed securities                      7,696,701     7,708,188     4,023,750    4,026,250
                                                      ------------  ------------   -----------  -----------

                   Total                              $ 10,938,761  $ 11,020,406   $ 4,023,750  $ 4,026,250
                                                      ------------  ------------   -----------  -----------


         For the years ended December 31, 2003, 2002 and 2001, proceeds from sales of securities available for sale amounted to $9,039,025, $9,235,451 and $0, respectively. Gross realized losses amounted to $36,342, $0 and $0 for the years ended December 31, 2003, 2002, and 2001, respectively. The tax benefit applicable to these net realized losses amounted to $12,356, $0 and $0, respectively.

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 3 - LOANS

         A summary of the balances of loans follows:

                                                                          2003              2002
                                                                    ---------------   ---------------
         Mortgage loans on real estate:
           Residential 1-4 family                                   $   118,704,063   $   127,770,040
           Commercial                                                    66,409,463        50,440,340
           Construction - Residential                                    10,174,106         8,038,367
           Construction - Commercial                                      4,891,400         3,806,000
                                                                    ---------------   ---------------
                                                                        200,179,032       190,054,747

         Commercial loans                                                14,784,475        15,072,501

         Consumer installment loans:
           Consumer and installment                                       8,324,967        11,354,651
           Other                                                          1,129,623           569,566
                                                                    ---------------   ---------------
                                                                          9,454,590        11,924,217
                                                                    ---------------   ---------------

              Subtotal                                                  224,418,097       217,051,465

         Less:
           Allowance for loan losses                                      2,294,157         1,920,037
           Unearned interest                                                 18,262            16,925
           Undisbursed portion of loans in process - Residential          3,757,494         2,885,243
           Undisbursed portion of loans in process - Commercial           3,138,158           282,126
                                                                    ---------------   ---------------
              Subtotal                                                  215,210,026       211,947,134

         Add:
           Deferred loan origination and other fees                         317,539            96,216
                                                                    ---------------   ---------------

         Loans, net                                                 $   215,527,565   $   212,043,350
                                                                    ---------------   ---------------

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 3 - LOANS (CONTINUED)

         An analysis of the allowance for loan losses follows:

                                                            2003            2002           2001
                                                        -----------    ------------    ------------
         BALANCE - Beginning of year                    $ 1,920,037    $  1,300,000    $    803,744

         Provision for loan losses                          819,709       1,494,916       1,056,194
         Loans charged off                                 (516,174)       (950,106)       (607,217)
         Recoveries of loans previously
           charged off                                       70,585          75,227          47,279
                                                        -----------    ------------    ------------

         BALANCE - End of year                          $ 2,294,157    $  1,920,037    $  1,300,000
                                                        ===========    ============    ============

         The following is a summary of information pertaining to impaired loans:


                                                            2003            2002           2001
                                                        -----------    ------------    ------------
         Impaired loans with a valuation
           allowance                                    $ 3,049,619    $    971,607    $  1,071,876

         Impaired loans without a valuation
           allowance                                              -               -               -

                Total impaired loans                    $ 3,049,619    $    971,607    $  1,071,876
                                                        -----------    ------------    ------------

         Valuation allowance related to
           impaired loans                               $   466,595    $    265,663    $     91,881
                                                        ===========    ============    ============


                                                            2003            2002           2001
                                                        -----------    ------------    ------------
         Average investment in
           impaired loans                               $ 3,027,784    $  1,257,324    $    965,274
                                                        ===========    ============    ============

         Interest income recognized
           on impaired loans                            $   134,029    $     49,937    $     24,115
                                                        -----------    ------------    ------------

         Interest income recognized on a
           cash basis on impaired loans                 $   144,003    $     47,394    $     24,115
                                                        -----------    ------------    ------------

         No additional funds are committed to be advanced in connection with impaired loans.

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 4 - SERVICING

         Loans serviced for others are not included in the accompanying consolidated balance sheet. The unpaid principal balance of mortgages and other loans serviced for others approximated $217,000,000 and $178,500,000 at December 31, 2003 and 2002, respectively.

         The fair values of these rights were $2,346,913 and $1,567,794 at December 31, 2003 and 2002, respectively. The fair value of servicing rights was determined using the discount rate of 8.0 percent and prepayment speeds ranging from 6.0 percent to 9.0 percent, depending upon the stratification of the specific right.

         The following summarizes mortgage servicing rights capitalized and amortized, along with the aggregate activity in related valuation allowances:

                                                             2003             2002            2001
                                                         -------------   -------------    ------------
         Mortgage servicing rights capitalized           $   1,299,486   $   1,375,920   $    966,128
                                                         -------------   -------------    ------------

         Mortgage servicing rights amortized             $  (1,077,998)  $    (881,354)  $    (526,036)
                                                         -------------   -------------    ------------
         Valuation allowances:

                 Balance at beginning of year            $    (273,852)  $           -   $           -

             Additions                                         (37,387)       (273,852)              -
             Reductions                                        288,965               -               -
             Write-downs                                             -               -               -
                                                         -------------   -------------    ------------

                 Balance at end of year                  $     (22,274)  $    (273,852)   $          -
                                                         -------------   -------------    ------------

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 5 - REAL ESTATE INVESTMENT - LIMITED PARTNERSHIP

         In February of 2003, the Corporation acquired a 24.75 percent interest in an Indiana limited partnership formed to construct and operate multi-family housing units. All income, expenses and tax credits will be allocated to the Corporation based upon ownership percentage. The Corporation as an investor is able to exercise influence over operating and financial policies of the management through provisions of the partnership agreement that require a majority approval of the limited partners. At such time as the project is sold, the limited partners will receive a share of the net proceeds proportionate to the limited partners' outstanding capital balance. Under the terms of the limited partnership agreement, the Corporation contributed $1,050,000 in cash, and is allocated tax losses and affordable housing federal income tax credits.

         Condensed financial information for the investee partnership is summarized as follows.


                                                                  December 31,
                                                                      2003
                                                                 --------------
         Balance Sheet:
           Cash                                                  $       28,545
           Bond fund                                                  3,687,763
           Accounts receivable                                           51,254
           Loans to affiliates, net                                      62,000
           Development costs                                         10,727,142
           Other assets                                                  13,597
                                                                 --------------

           Total assets                                          $   14,570,301
                                                                 ==============

           Accounts payable                                      $       11,134
           Accrued interest                                              35,127
           Bridge loan                                                2,100,000
           Note payable - mortgage                                    8,900,000
           Note payable - developer                                   1,280,190
           Partners' equity                                           2,243,850
                                                                 --------------

           Total liabilities and partners' equity                $   14,570,301
                                                                 --------------

           Operation - Net income                                $            -
                                                                 ==============

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 6 - PREMISES AND EQUIPMENT

         A summary of the cost and accumulated depreciation of premises and equipment follows:


                                                                2003           2002
                                                             -----------   -----------
          Land                                               $   701,677   $   666,993
          Land improvements                                       46,807        40,489
          Office buildings                                     6,178,087     5,652,030
          Furniture, fixtures and equipment                    3,459,929     4,607,664
          Construction in progress                                     -       485,569
                                                             -----------   -----------

                      Total bank premises and equipment       10,386,500    11,452,745

          Less accumulated depreciation                       (3,898,377)   (4,810,765)
                                                             -----------   -----------

                      Net carrying amount                    $ 6,488,123   $ 6,641,980
                                                             ===========   ===========

         Depreciation expense for the years ended December 31, 2003, 2002 and 2001 amounted to $624,228, $605,318, and $670,844, respectively.

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 7 - DEPOSITS

         Interest bearing deposit balances at December 31 are summarized as follows:

                                                       2003            2002
                                                  -------------   -------------

         Savings deposits                         $  43,604,746   $  40,890,720
         NOW accounts                                57,534,598      50,724,071
         Time:
             $100,000 and over                       29,440,282      34,452,825
             Under $100,000                          57,057,595      63,749,059
                                                  -------------   -------------

                 Total interest-bearing           $ 187,637,221   $ 189,816,675
                                                  =============   =============


         At December 31, 2003, the scheduled maturities of time deposits are as follows:

             2004                                          $ 28,560,353
             2005                                            22,152,150
             2006                                             4,761,856
             2007                                            14,096,818
             2008                                            11,829,147
             Thereafter                                       5,097,553
                                                           ------------

                                               Total       $ 86,497,877
                                                           ============

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 8 - FEDERAL HOME LOAN BANK ADVANCES

         Advances from the Federal Home Loan Bank of Indianapolis ("FHLB") are collateralized by FHLB stock and residential and commercial non-employee mortgage loans. The unpaid principal balance of pledged loans was approximately $140,000,000 and $99,000,000 at December 31, 2003 and December 31, 2002, respectively. Total short-term advances, including advances under a separate line of credit with the FHLB, consisted of $5,875,538 at December 31, 2003 at an interest rate of 1.11% with an average balance for the year of approximately $1,930,000 and an average interest rate of 1.27%. Total short-term advances, including advances under a separate line of credit with the FHLB, consisted of $6,671,907 at December 31, 2002 at an interest rate of 1.33% with an average balance for the year of approximately $3,400,000 and an average interest rate of 1.85%. Maximum amounts outstanding on the short-term advances for the years 2003 and 2002 were approximately $12,500,000 and $13,700,000, respectively.

         In addition to advances received under a master "Advances, Pledge and Security Agreement" with the FHLB, the Bank also has an available line of credit with the FHLB which provides for additional funds of up to $10,000,000 at December 31, 2003 and expires in March, 2004. Advances outstanding under the line of credit bear interest at a rate of approximately 42 basis points over the rate paid by the FHLB on their time deposits (an effective rate of 1.11% and 1.33 % at December 31, 2003 and 2002, respectively). Included in the above total short-term advances is an outstanding balance on the line of credit of $1,875,538 and $1,671,907 at December 31, 2003 and 2002, respectively.

         The Bank had approximately $49,929,132 and $57,709,489 in long-term advances from FHLB at December 31, 2003 and 2002, respectively. Interest rates range from 1.11% to 7.34% with maturities ranging from January, 2003 to February, 2012.

         Annual payments of FHLB long-term advances are as follows:

                2004                                            $  3,025,849
                2005                                               2,557,211
                2006                                               3,346,072
                2007                                                       -
                2008                                              10,000,000
                2009 and thereafter                               31,000,000
                                                                ------------

                                                     Total      $ 49,929,132
                                                                ============

         The advances are subject to prepayment penalties subject to the provisions and conditions of the credit policy of FHLB.

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 9 - FEDERAL INCOME TAXES

         Sturgis Bancorp, Inc. and Subsidiaries file a consolidated federal income tax return. The following is a summary of the provision for income taxes for the three years ended December 31:

                                                          2003        2002         2001
                                                      -----------  -----------  -----------
         Current expense                              $   799,666  $ 1,059,595  $ 1,304,568
         Deferred (benefit) expense                       176,348       58,334       (1,667)
                                                      -----------  -----------  -----------

         Total income tax expense                     $   976,014  $ 1,117,929  $ 1,302,901
                                                      ===========  ===========  ===========

         A reconciliation of the difference between total federal income tax expense and the amount computed by applying the statutory tax rates to income before income taxes is as follows:


                                                          2003        2002         2001
                                                      -----------  -----------  -----------
         Amount computed at statutory rates           $ 1,217,575  $ 1,328,827  $ 1,390,885
         Dividends received deduction                     (10,054)      (4,256)      (9,351)
         Tax-exempt income from Bank owned
           life insurance                                 (99,655)    (113,040)           -
         Tax-exempt interest income                       (51,603)     (58,866)     (37,903)
         Low income housing tax credits                   (76,367)     (75,000)     (75,000)
         Other, net                                        (3,882)      40,264       34,270
                                                      -----------  -----------  -----------

                         Total                        $   976,014  $ 1,117,929  $ 1,302,901
                                                      ===========  ===========  ===========

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 9 - FEDERAL INCOME TAXES (CONTINUED)

         The components of the net deferred tax asset (liability) are as follows:


                                                                     2003             2002
                                                                 -------------    ------------
         Deferred tax assets:
           Investment impairment                                 $      25,500    $          -
           Allowance for loan losses                                   600,611         504,928
           Other                                                        10,895          11,156
                                                                 -------------    ------------

                     Total deferred tax assets                         637,006         516,084

         Deferred tax liabilities:
           Deferred loan fees                                         (232,089)       (259,953)
           Mortgage servicing rights                                  (540,746)       (299,981)
           Amortization                                               (190,940)        (33,466)
           Depreciation                                               (149,949)       (121,476)
           Other                                                        (7,147)       (107,875)
                                                                 -------------    ------------

                     Total deferred tax liabilities                 (1,120,871)       (822,751)

         Valuation allowance                                                 -               -
                                                                 -------------    ------------

         Net deferred tax liability                              $    (483,865)   $   (306,667)
                                                                 =============    ============

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 10 - RETIREMENT BENEFITS

         The Corporation is a participant in the multi-employer Financial Institutions Retirement Fund (FIRF or the Plan), which covers substantially all of its officers and employees. The defined benefit plan, for all full-time employees with one year of service, provides benefits based on basic compensation and years of service. The Corporation's contributions are determined by FIRF and generally represent the normal cost of the Plan. Specific Plan assets and accumulated benefit information for the Bank's portion of the Fund are not available. Under the Employee Retirement Income Security Act (ERISA), a contributor to a multi-employer pension plan may be liable in the event of complete or partial withdrawal for the benefit payments guaranteed under ERISA. The Bank has no present intention to withdraw from the Fund. The expense of the Plan allocated to the Bank for the years ended December 31, 2003, 2002 and 2001 amounted to $239,353, $194,273 and $177,753, respectively.

         Effective January 1, 2002, the Corporation began sponsoring a non-qualified defined benefit plan to provide supplemental retirement benefits for certain executives. The following table sets forth the plan activity and other information as of and for the years ended December 31, 2003 and 2002.

                                                                     2003
                                                                --------------
           Plan assets at fair value                            $           -
           Benefit obligation                                         177,280
                                                                --------------

           Underfunded status                                   $    (177,280)
                                                                ==============

           Pension liability                                    $     177,280
                                                                ==============
           Intangible assets                                    $     116,240
                                                                -------------

           Net periodic pension cost                            $      36,995
                                                                -------------
           Change in minimum liability                          $     116,240
                                                                -------------

           Actuarial assumptions:
               Weighted average discount rate                            6.00%
               Increase in future compensation levels                    4.00%

         To fund the supplemental retirement benefit obligation, the Corporation has purchased insurance policies on the lives of the participants with the Corporation as the owner and beneficiary of the policies. At December 31, 2003 and 2002, the cash value of all corporate owned life insurance policies on the participants and other officers available to fund future benefit obligations, amounted to $6,628,534 and $6,335,429, respectively. There were no supplemental retirement benefits paid by the plan during 2003 or 2002.

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002

NOTE 11 - COMMON STOCK AND OPTIONS

          Effective May, 1998, two of the Bank's three stock option plans, formerly referred to as the "Director Plan" and the "Employee Plan", expired. The remaining stock option plan, referred to as the "New Director Plan", which expired on December 31, 1999, provided for the granting of options to the Bank's directors. Options granted expire ten years and one day following the date of grant unless an individual ceases to be a director prior to that time for reasons other than death or disability, in which case the options expire thirty days after cessation of director status. If cessation of director status results from death or disability, the options expire ninety days after cessation of director status.

          Options granted under the former Director Plan expire under the same terms as the New Director Plan. Options granted under the former Employee Plan expire ten years after the date of grant, unless employment is terminated prior to that time for reasons other than death or disability, in which case the options expire 30 days after termination or employment. If employment with the Bank is terminated by reason of death or disability, the options expire ninety days after termination of employment. One-third of the granted shares are exercisable after one year, two-thirds after two years and one hundred percent after three years.

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 11 - COMMON STOCK AND OPTIONS (CONTINUED)

          The following is a summary of the activity with respect to the Corporation's stock option plans for the years ended December 31, 2003, 2002, and 2001:

                                                                               Weighted-
                                                                               Average
                                                                Number of   Exercise Price
                                                                 Shares       Per Share
                                                             -------------- ---------------
          Outstanding - January 1, 2001                            126,402   $      13.28

             Granted                                                     -              -
             Cancelled                                              (2,551)         13.56
             Exercised                                                   -              -
                                                             -------------- ---------------

          Outstanding - December 31, 2001                          123,851          13.28

             Granted                                                     -              -
             Cancelled                                                   -              -
             Exercised                                                   -              -
                                                             -------------- ---------------

          Outstanding - December 31, 2002                          123,851          13.28

             Granted                                                     -              -
             Cancelled                                              (3,275)         13.66
             Exercised                                              (9,000)          9.00
                                                             -------------- ---------------

          Outstanding - December 31, 2003                          111,576   $      13.62
                                                             ============== ===============

          For options outstanding at December 31, 2003, the exercise price per share ranged from $9.00 to $15.88 and the weighted-average remaining contractual life of the options was approximately 51 months.

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 12 - MINIMUM REGULATORY CAPITAL REQUIREMENTS

          The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.

          Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier I capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier I capital (as defined) to average assets (as defined). Management believes, as of December 31, 2003 and 2002, that the Corporation met all capital adequacy requirements to which it is subject.

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 12 - MINIMUM REGULATORY CAPITAL REQUIREMENTS (CONTINUED)

          As of December 31, 2003, the most recent notification from the Federal Deposit Insurance Corporation, categorized the Corporation as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, an institution must maintain minimum total risk-based, Tier 1 risked-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category. The Corporation's and Bank's actual capital amounts and ratios as of December 31, 2003 and 2002 are also presented in the table.

                                                                         For Capital
                                                     Actual          Adequacy Purposes   To be Well-capitalized
                                              --------------------  -------------------  ----------------------
                                               Amount      Ratio     Amount       Ratio    Amount       Ratio
                                              --------    --------  --------     ------  ---------    ---------
          AS OF DECEMBER 31, 2003:
            Total capital (to risk-
              weighted assets)
                Consolidated                  $ 26,028     12.5%    $  16,705  >   8.0%   $ 20,881   >  10.0%
                                                                               -                     -
                Bank                          $ 25,522     12.3%    $  16,643  >   8.0%   $ 20,804   >  10.0%
                                                                               -                     -
            Tier 1 capital (to risk-
              weighted assets)
                Consolidated                  $ 23,734     11.4%    $  8,352   >   4.0%   $ 12,529   >   6.0%
                                                                               -                     -
                Bank                          $ 23,228     11.2%    $  8,321   >   4.0%   $ 12,482   >   6.0%
                                                                               -                     -
            Tier 1 capital (to adjusted
              assets)
                Consolidated                  $ 23,734      8.4%    $  11,248  >   4.0%   $ 14,060   >   5.0%
                                                                               -                     -
                Bank                          $ 23,228      8.3%    $  11,229  >   4.0%   $ 14,036   >   5.0%
                                                                               -                     -

          AS OF DECEMBER 31, 2002:
            Total capital (to risk-
              weighted assets)
                Consolidated                  $ 24,007     12.0%    $  15,952  >    8.0%   $ 19,940  >  10.0%
                                                                               -                     -
                Bank                          $ 24,985     12.5%    $  16,006  >    8.0%   $ 20,007  >  10.0%

            Tier 1 capital (to risk-
              weighted assets)
                Consolidated                  $ 22,087     11.1%    $  7,976   >    4.0%   $ 11,964  >   6.0%
                                                                               -                     -
                Bank                          $ 23,065     11.5%    $  8,003   >    4.0%   $ 12,004  >   6.0%

            Tier 1 capital (to adjusted
              assets)
                Consolidated                  $ 22,087     7.5%     $  11,848  >    4.0%   $ 14,810  >   5.0%
                                                                               -                     -
                Bank                          $ 23,065     7.8%     $  11,848  >    4.0%   $ 14,810  >   5.0%

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 13 - OFF-BALANCE SHEET ACTIVITIES

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

          At December 31, 2003 and 2002, the following financial instruments were outstanding whose contract amounts represent credit risk:

                                                               Contract Amount
                                                        ----------------------------
                                                             2003           2002
                                                        -------------- -------------
          Commitments to grant loans                    $   12,910,000 $   4,700,000
          Unfunded commitments under lines of credit        33,662,000    23,000,000
          Commercial and standby letters of credit             230,000       300,000

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

          Unfunded commitments under commercial lines of credit, revolving credit lines and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are collateralized, may not contain a specified maturity date and may be drawn upon to the total extent to which the Corporation is committed.

          Commercial and standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those letters of credit are primarily used to support public and private borrowing arrangements. All letters of credit issued have expiration dates within one year.

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 13 - OFF-BALANCE SHEET ACTIVITIES (CONTINUED)

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

          LEGAL CONTINGENCIES - Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Corporation's consolidated financial statements.

NOTE 14 - RELATED PARTY TRANSACTIONS

          In the ordinary course of business, the Corporation has granted loans to principal officers, directors and affiliates. A summary of the related party loan transactions for the years ended December 31, 2003 and 2002 is as follows:


                                                                        2003           2002
                                                                    ------------  ------------
          Related party loans outstanding at the beginning
               of the year                                          $  1,379,152  $ 1,170,943

          Advances                                                     1,153,570      834,538

          Principal repayments                                          (806,201)    (626,329)
                                                                    ------------  ------------
          Related party loans outstanding at the end
               of the year                                          $  1,726,521  $  1,379,152
                                                                    ============  ============

          Deposits from related parties held by the Bank at December 31, 2003 and 2002 approximated $6,000,000 and $7,000,000, respectively.

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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

          SECURITIES - Fair values for securities, excluding Federal Home Loan Bank stock, are based on quoted market prices. The carrying value of Federal Home Loan Bank stock and other securities approximate fair value based on the redemption provisions of the Federal Home Loan Bank. If quoted market prices are not available, fair values are based on quoted market prices of comparable investment.

          MORTGAGE LOANS HELD FOR SALE - Fair values of mortgage loans held for sale are based on commitments on hand from investors or prevailing market prices.

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

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

          DEPOSIT LIABILITIES - The fair values disclosed for demand deposits (e.g., interest and non-interest checking, savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

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

          OFF-BALANCE SHEET INSTRUMENTS - Fair values for off-balance-sheet, credit related financial instruments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties credit standing.

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (CONTINUED)

          The estimated fair values and related carrying or notional amounts of the Corporation's financial instruments, are as follows (000s omitted):

                                                                      2003                        2002
                                                          ----------------------------  ----------------------------
                                                            Carrying       Estimated     Carrying       Estimated
                                                             Amount        Fair Value     Amount        Fair Value
                                                          ------------   -------------  -----------   --------------
          Financial assets:
             Cash and cash equivalents                     $   10,495      $  10,495    $   13,071       $  13,071
             Interest-bearing deposits in banks                15,339         15,560        23,018          23,342
             Held-to-maturity investment securities            10,939         11,020        12,591          12,792
             Available-for-sale investment securities           4,026          4,026
             FHLB stock                                         4,274          4,274         4,115           4,115
             Loans held for sale                                1,322          1,323         7,437           7,522
             Loans in portfolio, net                          215,528        218,153       212,043         221,003
             Accrued interest receivable                        1,591          1,591         1,732           1,732

          Financial liabilities:
             Deposits                                         199,920        202,203       202,564         198,121
             Accrued interest payable                             679            679           936             936
             FHLB advances                                     55,805         57,932        64,381          63,254

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 16 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY

          Sturgis Bancorp, Inc., the parent company, was formed January 1, 2002 (Note 1). The financial statements of the parent company as of December 31, 2003 and 2002 are presented below:


          BALANCE SHEET                                                           December 31,
                                                                        --------------------------------
                                                                             2003               2002
                                                                        --------------     -------------
          Assets:
              Cash and due from banks                                   $      194,547     $           -
              Investment in limited partnership                                 25,000                 -
              Advances to Sturgis Bank & Trust Company                          21,133                 -
              Other assets                                                     748,425           270,474
              Investment in Sturgis Bank & Trust Company                    28,653,111        28,430,605
                                                                        --------------     -------------

                      Total assets                                      $   29,642,216     $  28,701,079
                                                                        --------------     -------------
          Liabilities and stockholders' equity:
              Deferred federal income taxes                             $      483,865     $     306,667
              Advances from Sturgis Bank & Trust Company                             -           941,884
                                                                        --------------     -------------

                      Total liabilities                                        483,865         1,248,551

              Stockholders' equity                                          29,158,351        27,452,528
                                                                        --------------     -------------

                      Total liabilities and stockholders' equity        $   29,642,216     $  28,701,079
                                                                        ==============     =============

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 16 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY (CONTINUED)


          STATEMENT OF INCOME                                               Year Ended December 31,
                                                                        --------------------------------
                                                                             2003              2002
                                                                        --------------     -------------
          Revenue
              Dividend from Sturgis Bank & Trust Company                $    2,500,000     $   3,000,000
              Interest income on federal tax refund                                761                 -
                                                                        --------------     -------------
                      Total revenue                                          2,500,761         3,000,000

          Operating expenses                                                   177,787           217,097
                                                                        --------------     -------------
          Income before income taxes and equity in
              undistributed net income of
              Sturgis Bank & Trust Company                                   2,322,974         2,782,903
          Applicable income tax provision (benefit)                            (61,260)          (73,813)
                                                                        --------------     -------------

                                                                             2,384,234         2,856,716
          Undistributed net income of Sturgis
              Bank & Trust Company                                             220,855           (66,329)
                                                                        --------------     -------------

                      Net income                                        $    2,605,089     $   2,790,387
                                                                        ==============     =============

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 16 - CONDENSED FINANCIAL STATEMENTS OF PARENT COMPANY (CONTINUED)


          STATEMENT OF CASH FLOWS                                           Year Ended December 31,
                                                                        --------------------------------

                                                                             2003              2002
                                                                        --------------     -------------
          Cash flows from operating activities:
              Net income                                                $    2,605,089     $   2,790,387
              Adjustments to reconcile net income to
                net cash from operating activities:
                  Equity in undistributed net income
                    of Sturgis Bank & Trust Company                           (220,855)           66,329
                  Increase in other assets                                    (477,951)         (270,474)
                  Tax benefit of stock options exercised                         1,071                 -
                                                                        --------------     -------------

                      Net cash provided by operating activities              1,907,354         2,586,242

          Cash flows from investing activities:
              Purchase of investment in limited partnership                    (25,000)                -

          Cash flows from financing activities:
              Stock redeemed                                                         -        (3,005,294)
              Stock options exercised                                           81,000                 -
              Proceeds from advance from
                  Sturgis Bank & Trust Company                                       -         1,248,551
              Payments on advance from
                  Sturgis Bank & Trust Company                                (785,820)                -
              Cash dividends paid on common stock                             (982,987)         (829,499)
                                                                        --------------     -------------

                      Net cash used in financing activities                 (1,687,807)       (2,586,242)
                                                                        --------------     -------------

          Net increase in cash and cash equivalents                            194,547                 -

          Cash and cash equivalents at beginning of year                             -                 -
                                                                        --------------     -------------

          Cash and cash equivalents at end of year                      $      194,547     $           -
                                                                        ==============     =============

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 17 - RESTRICTION ON DIVIDENDS

          Banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Corporation. The total amount of dividends that may be paid at any date is generally limited to the retained earnings of the Bank. However, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum standards. At December 31, 2003, the Bank's retained earnings available for the payment of dividends totaled $5,234,000. Accordingly, approximately $23,500,000 of the Corporation's investment in the Bank was restricted at December 31, 2003.

          Loans or advances made by the Bank to the Corporation are generally limited to 10 percent of the Bank's capital stock and surplus. Funds available for loans or advances by the Bank to the Corporation, amounted to approximately $2,350,000.

NOTE 18 - COMMITMENTS

          During the current year, the Corporation purchased an investment for $25,000 in a venture capital company. The Corporation accounts for this investment under the equity method and owns approximately 1.23% of the total. The Corporation has committed to contribute an additional $225,000 in the future as capital is required.

STURGIS BANCORP, INC. AND SUBSIDIARIES
--------------------------------------------------------------------------------
                                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                                      DECEMBER 31, 2003 AND 2002


NOTE 19 - QUARTERLY FINANCIAL DATA (UNAUDITED)


                                                                       2003
                                           -----------------------------------------------------------
                                                1Q              2Q              3Q              4Q
                                           ------------    ------------    ------------   ------------
          Interest income                  $  4,089,947    $  3,922,503    $  3,648,691   $  3,584,457
          Interest expense                    1,905,733       1,792,753       1,688,769      1,630,018
          Net interest income                 2,184,214       2,129,750       1,959,922      1,954,439
          Provision for loan losses             318,688         710,787         53,600        (263,366)
          Securities gain (loss)                      -               -               -        (36,632)
          Net income                            764,976         558,059         716,801        565,253
          Earnings per share:
               Basic                               0.27            0.20            0.26           0.20
               Diluted                             0.27            0.20            0.25           0.20

                                                                       2002
                                           -----------------------------------------------------------
                                                1Q              2Q              3Q              4Q
                                           ------------    ------------    ------------   ------------
          Interest income                  $  4,406,049    $  4,293,422    $  4,416,668   $  4,294,553
          Interest expense                    2,134,948       2,038,575       2,155,328      2,085,249
          Net interest income                 2,271,101       2,254,847       2,261,340      2,209,304
          Provision for loan losses             580,132         235,125         248,635        430,624
          Securities gain (loss)                      -               -               -              -
          Net income                            671,999         606,285         717,688        794,415
          Earnings per share:
               Basic                               0.22            0.20            0.24           0.28
               Diluted                             0.22            0.20            0.24           0.28